   As filed with the Securities and Exchange Commission on September 20, 2000
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                               TUT SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                                ---------------

            DELAWARE                              3661                            94-2958543
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                              5964 W. Las Positas
                          Pleasanton, California 94588
                                 (925) 460-3900
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                               SALVATORE D'AURIA
                     President and Chief Executive Officer
                              5964 W. Las Positas
                          Pleasanton, California 94588
                                 (925) 460-3900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:
                             Terry M. Schpok, P.C.
                               Richard J. Wilkie
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                              1700 Pacific Avenue
                                   Suite 4100
                              Dallas, Texas 75201

                                ---------------
        Approximate date of commencement of proposed sale to the public:
                  From time to time after the effective date.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                            Proposed
 Title of Each Class of                     Maximum     Proposed Maximum   Amount of
    Securities to be       Amount to be  Offering Price     Aggregate     Registration
       Registered           Registered    Per Share(1)  Offering Price(1)     Fee
--------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value.................   369,405 shares    $87.4375       $32,299,850       $8,528
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on September 15, 2000.

                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2000

PROSPECTUS

                                 369,405 Shares

                               TUT SYSTEMS, INC.
                              5964 W. Las Positas
                          Pleasanton, California 94588
                                 (925) 682-6510

                                  Common Stock

  THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THESE SECURITIES.

  Our common stock is quoted on the Nasdaq National Market System under the symbol "TUTS". On September 15, 2000, the last reported sale price of our common stock on the Nasdaq was $87.50 per share.

  The selling stockholders, who acquired these shares when Tut Systems acquired Xstreamis Limited, may offer and sell these shares from time to time.

                                 ------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is      , 2000.

                    [LOGO OF TUT SYSTEMS, INC. APPEARS HERE]




                  FastCopper(TM), HomeRun(R), and LongRun(TM)

               Core expertise in sending data faster and farther

              HomeRun, the first specification for home networking

       LongRun, enhanced home networking for multiple tenant applications

                          Expresso(R) MDU and MDU Lite

   HomeRun and LongRun integrated with multi-service systems for multi-tenant applications

                              Expresso(R) SMS 2000

  An advanced service platform for providing subscriber management, community webpages, self provisioning and other services for residential and hospitality multi-dwelling unit (MDU) markets

                                   OneGate(R)

An advanced service platform for providing service management, firewall, email, virtual private networking and other services to the multi-tenant commercial unit (MCU) marketplace

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   4
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Price Range of Common Stock..............................................  14
Selected Consolidated Financial Data.....................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  27
Management...............................................................  39
Certain Transactions.....................................................  51
Principal and Selling Stockholders.......................................  52
Description of Capital Stock.............................................  54
Shares Eligible for Future Sale..........................................  56
Legal Matters............................................................  57
Experts..................................................................  57
Where You Can Find Additional Information About Tut Systems..............  58
Index to Consolidated Financial Statements............................... F-1

                             ABOUT THIS PROSPECTUS

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. This preliminary prospectus is subject to completion prior to this offering.

  Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should" or "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

  This prospectus contains trademarks of Tut Systems, Inc., including "Expresso(R)," "Expresso(R) GS," "Expresso(R) MDU" "Expresso(R) MDU Lite" "HomeRun(R)," "LongRun(TM)," "FastCopper(TM)," "FreeGate(R)," "OneGate(R)," "SmartWire(TM) ," "All-Rate DSL(TM)," "IntelliPOP(TM)," "PremGate(TM)" and "RiserSmart(TM)." All rights reserved. All other trade names and trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering appearing elsewhere in this prospectus and in our Consolidated Financial Statements and related notes and other documents incorporated herein by reference.

                                  Our Company

  We design, develop and market multi-service broadband access systems that enable service providers to deliver high-speed data access to multi-tenant buildings such as apartments, hotel and office complexes. We use our proprietary FastCopper technology to deliver a cost-effective, scalable and easy to deploy solution to exploit the underutilized bandwidth of copper telephone wires within these buildings. Our collection of FastCopper technologies includes HomeRun, which was selected as the initial specification for a home networking standard promoted by the Home Phoneline Network Alliance, or Home PNA, and LongRun, a proprietary extension of HomeRun providing superior performance at longer distances. These technologies are deployed through our Expresso high-bandwidth access multiplexers and associated routers. Augmenting our Expresso access multiplexers are products that provide service providers with enhanced capabilities such as subscriber management, firewall protection, virtual private networking, and small business email and web servers.

  As the demand for high-speed Internet access has increased significantly over the last couple of years, we believe that owners and managers of multi-tenant units, or MTUs, have begun to view high-speed Internet access as a critical enhanced service for their residents, guests and tenants. We market our products to a set of specialized service providers that have recently emerged to fill this growing demand by MTU owners and managers. In addition to Internet access, we believe that the delivery of multiple enhanced services will be critical to meeting future customer needs and driving service provider profitability through bundled service offerings.

  Our products and services are designed with the specific requirements of the MTU market in mind and provide the following benefits to our service provider customers:

  . Reliable, high performance, cost-effective broadband access technology. Our technology enables cost-effective Ethernet LANs to be quickly implemented over the telephone wires found in a business or residence, without interfering with existing telephone service that may be running over these same wires.

  . Easy-to-deploy, scalable systems. Our Expresso access products, which are integrated with our proprietary technologies, are scalable and compact in order to meet the installation and operation requirements of MTUs.

  . Multiple value-added, revenue-enhancing services. Our Expresso SMS 2000 and Expresso OCS systems provide plug-and-play functionality, subscriber management, credit card billing and other functions for the multi-dwelling unit, or MDU market. Our OneGate Internet appliance enables business-focused service providers to the multi-commercial unit, or MCU, market to provide key Internet access functions required by small businesses, such as firewall protection and virtual private networking.

  Our objective is to be the dominant provider of advanced multi-service broadband access systems for the MTU market. The key elements of our strategy are to:

  . Facilitate rapid growth in the MDU market, such as apartments and hotels;

  . Accelerate penetration in the MCU market, such as office complexes;

  . Enhance the service capabilities provided by our products and systems;

  .Continue to leverage our HomeRun technology and partnerships; and

  . Expand our international presence.

  Our principal executive offices are located at 5964 W. Las Positas, Pleasanton, California 94588. Our telephone number is (925) 460-3900. We were incorporated in California in August 1983, began operations in August 1991, and reincorporated in Delaware in September 1998.

                                  The Offering

Common stock offered by the selling
 stockholders.......................  369,405 shares
Common stock to be outstanding after
 this offering......................  15,616,536 shares
Use of proceeds.....................  We will not receive any proceeds from the sale of common stock by the selling
                                      stockholders
Nasdaq National Market symbol.......  TUTS

  The number of shares of common stock outstanding after this offering is based on shares outstanding as of June 30, 2000 and excludes:

  . 2,832,159 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $29.90 per share; and

  . 430,598 shares reserved for future grant under our option plans; and

  . 232,759 shares that have been reserved for future grant under our employee stock purchase plan.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                                                            Six Months
                                   Years Ended December 31,               Ended June 30,
                          ----------------------------------------------  ----------------
                           1995     1996      1997      1998      1999     1999     2000
                          -------  -------  --------  --------  --------  -------  -------
                                                                            (unaudited)
Consolidated Statement of Operations Data:
Total revenues..........  $ 3,445  $ 4,454  $  6,221  $ 10,555  $ 27,807  $ 8,901  $37,488
Gross margin............    1,757    2,256     2,993     4,746    12,348    3,738   17,117
Loss from operations....   (3,443)  (4,607)   (9,351)  (13,956)  (13,329)  (6,707)  (8,022)
Net loss attributable to
 common stockholders....   (4,084)  (5,564)  (10,784)  (16,331)  (11,969)  (6,242)  (5,416)
Net loss per share
 attributable to common
 stockholders, basic and
 diluted................  $(32.56) $(37.51) $ (59.36) $ (60.62) $  (1.12) $ (0.64) $ (0.39)
Shares used in computing
 net loss per share
 attributable to common
 stockholders, basic and
 diluted................      125      148       182       269    10,729    9,695   13,869

                                                             As of June 30, 2000
                                                             -------------------
                                                                 (unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments...........      $134,651
Working capital.............................................       156,666
Total assets................................................       245,863
Total stockholders' equity..................................       229,458

                              Recent Developments

  On August 10, 2000, we entered into a non-binding letter of intent to acquire ActiveTelco, Inc., which is located in Fremont, California. ActiveTelco provides an Internet telephony platform that enables Internet and telecommunications service providers to integrate and deliver Web-based telephony applications such as unified messaging, long-distance service, voicemail and fax delivery, call forwarding, call conferencing and callback services. The letter of intent contemplates that we and ActiveTelco would negotiate a purchase agreement, under which we would issue to ActiveTelco shareholders and optionholders an aggregate of 340,000 shares and options to purchase shares of our common stock, worth approximately $34.6 million. We expect that this acquisition, if completed, will be accounted for as a purchase. Completion of the acquisition is subject to negotiation of the purchase agreement, satisfactory completion of our due diligence investigation and a number of other customary conditions. Unaudited pro forma combined financial information contemplating a completed transaction is presented herein (see "F-23").

                                  RISK FACTORS

  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains "forward-looking" statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus.

We have a history of losses and expect future losses.

  We have incurred substantial net losses and experienced negative cash flow each quarter since our inception. We incurred net losses attributable to common stockholders of $5.4 million for the six months ended June 30, 2000, $12.0 million for the year ended December 31, 1999 and $16.3 million for the year ended December 31, 1998. As of June 30, 2000, we had an accumulated deficit of $61.9 million. We expect that we will continue to incur losses in 2000. We may incur losses in future periods as well.

To achieve or sustain profitability, we must increase sales of our Expresso products, reduce manufacturing costs and successfully introduce enhanced versions of our existing and new products.

  We may never achieve or sustain profitability. We have spent substantial amounts of money on the development of our Expresso products, HomeRun technology and software products. We intend to continue increasing certain of our operating expenditures, including our sales and marketing, research and development and general and administrative expenditures. We cannot assure you that we will generate a sufficient level of revenue to offset these expenditures, or that we will be able to adjust spending in a timely manner to respond to any unanticipated decline in revenue due to the fact that our expenditures for sales and marketing, research and development, and general administrative functions are, in the short term, relatively fixed. Our ability to increase revenue or achieve profitability in the future will primarily depend on our ability to increase sales of our Expresso products, reduce manufacturing costs and successfully introduce and sell enhanced versions of our existing products and new products.

A number of factors could cause our quarterly and annual financial results to be worse than expected, which could result in a decline in our stock price.

  Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future as a result of numerous factors, some of which are outside of our control. These factors include:

  . market acceptance of our products;

  . competitive pressures, including pricing pressures from our partners and competitors;

  . the timing or cancellation of orders from, or shipments to, existing and new customers;

  . the timing of new product and service introductions by us, our customers, our partners or our competitors;

  . variations in our sales or distribution channels;

  . variations in the mix of products offered by us;

  . changes in the pricing policies of our suppliers;

  . the availability and cost of key components; and

  . the timing of personnel hiring.

  We may also experience substantial period to period fluctuations in future operating results and declines in gross margin as a result of the erosion of average selling prices for high-speed data access products and services due to a number of factors, including competition and rapid technological change. We anticipate that average selling prices for our products will decrease over time due to competitive pressures and volume pricing agreements. Decreasing average selling prices could cause us to experience decreased revenue despite an increase in the number of units sold. We cannot assure you that we will be able to sustain our gross margins in the future, improve our gross margins by offering new products or increased product functionality, or offset future price declines with cost reductions.

  As a result of these and other factors, it is possible that in some future period our operating results will be below the expectations of securities analysts and investors. In that event, the trading price of our common stock would likely decline.

Difficulties in forecasting product sales could negatively impact our business.

  We base our expense levels in part upon our expectations concerning future revenue and these expense levels are relatively fixed in the short-term. Orders for our products, however, may vary from quarter to quarter. In some circumstances, customers may delay purchasing our current products in favor of next-generation products. In addition, our new products are generally subject to technical evaluations that typically last 60 to 90 days. If orders forecasted for a specific customer for a particular quarter do not occur in that quarter, our revenue for that quarter would be reduced. If we have lower revenue in a quarter than expected, we may not be able to reduce our spending in the short-term in response to this shortfall and reduced revenue would have a direct impact on our results of operations for that quarter. Further, we purchase components and contract manufacture our products based on forecasts of sales. If orders for products exceed our forecasts, we may have difficulty meeting customers orders in a timely manner, which could damage our reputation or result in lost sales.

A majority of our sales comes from a small number of customers; if we lose any of these customers, our sales could decline significantly.

  The majority of our annual sales comes from a small number of our customers. Our 10 largest customers accounted for 62% of net sales in 1999 and 83% of net sales for the six months ended June 30, 2000. Because we are dependent upon continued revenue from our 10 largest customers, any material delay, cancellation or reduction of orders from these or other major customers could cause our sales to decline significantly. Some of these customers individually accounted for more than 10% of our annual net sales in 1999. Trigem Infocomm, Inc. and Darwin Networks, Inc. accounted for 32% and 19%, respectively, of our net sales for the six months ended June 30, 2000. CAIS, Inc. and Rycom CCI, Inc. accounted for 12% and 10%, respectively, of our annual net sales in 1999. There is no guarantee that we will be able to retain any of our 10 largest customers or any other accounts. In addition, our customers may materially reduce the levels of services ordered from us at any time. This could cause a significant decline in our net sales and we may not be able to reduce the accompanying expenses at the same time.

We depend on contract manufacturers to manufacture all of our products and rely upon them to deliver high-quality products in a timely manner.

  We do not manufacture any of our products, but instead rely on contract manufacturers to assemble, test and package our products. We cannot assure you that these contract manufacturers and suppliers will be able to meet our future requirements for manufactured products, components and subassemblies. Any interruption in the operations of one or more of these contract manufacturers would harm our ability to meet our scheduled product deliveries to customers. We also intend to regularly introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products or the loss of a current contract manufacturer would cause a delay in our ability to fulfill customer orders while we obtain a replacement manufacturer and would harm our business, operating results and financial condition. In addition, our inability to accurately forecast the actual demand for our products could result in supply, manufacturing or testing capacity constraints. These constraints could result in delays in the delivery of our products or the loss of existing or potential customers, either of which could harm our business, operating results or financial condition.

  We currently purchase all of our raw materials and components used in our products through our contract manufacturers. Components are purchased pursuant to purchase orders based on forecasts, but neither we nor our contract manufacturers have any guaranteed supply arrangements with these suppliers. The availability of many of these components is dependent in part on our ability to provide our contract manufacturers and their suppliers with accurate forecasts of our future needs. If we or our manufacturers were unable to obtain a sufficient supply of components from current sources, we could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. For example, we are experiencing, and may continue experiencing in the future, difficulty obtaining flash memory. Resulting delays and reductions in product shipments could damage customer relationships and could harm our business, financial condition or results of operations. In addition, any increases in component costs that are passed on to our customers could reduce demand for our products.

We rely on third parties to test all of our products and a failure to adequately control quality could harm our business.

  Substantially all of our products are assembled and tested by our contract manufacturers. Although we perform random spot testing on manufactured products, we rely on our contract manufacturers for assembly and primary testing of our products. Any quality assurance problems could increase the costs of manufacturing, assembling or testing of our products and could harm our business, financial condition and results of operation. Moreover, defects in products that are not discovered in the quality assurance process could damage customer relationships and result in product returns or liability claims, each of which could harm our business, financial condition and results of operations.

We purchase several key components from single or limited sources and could lose sales if these sources fail to fill our needs.

  We currently purchase all of the raw materials and components used in our products through our contract manufacturers. In procuring components, our contract manufacturers rely on some suppliers that are the sole source of those components, and we are dependent upon supply from these sources to meet our needs. For example, all of the field programmable gate array supplies used in our products are purchased from Xilinx. Our products are also dependent on various sole source offerings from Dallas Semiconductor, Intel, Metalink US, Motorola, Oki Semiconductor, Osicom Technologies, SaRonix, Siemens and Wind River Systems. If there is any interruption in the supply of any of the key components currently obtained from a single or limited source, obtaining these components from other sources could take a substantial period of time which could cause us to redesign our products or could disrupt our operations and harm our business in any given period.

Our market is subject to rapid technological change and if we do not address these changes, our products will become obsolete, harming our business and ability to compete.

  The markets for high-speed data access products are characterized by rapid technological developments, frequent enhancements to existing products and new product introductions, changes in end user requirements and evolving industry standards. In addition, the market for high-speed data access products is dependent in large part on the increased use of the Internet. Issues concerning the use of the Internet, including security, lost or delayed packets, and quality of service, may negatively affect the development of the market for our products. We cannot assure you that we will be able to respond quickly and effectively to technological change. If we do not address these technological changes and challenges by regularly introducing new products, our product line will become obsolete, which would harm our business, financial condition and results of operations.

Our success depends on our ability to continually introduce new products that achieve broad market acceptance.

  We must also continually improve the performance, features and reliability of our products, particularly in response to competitive product offerings. To remain competitive we need to introduce products in a timely manner that incorporate or are compatible with these new technologies as they emerge. We may have only a limited amount of time to penetrate certain markets and we cannot assure you that we will be successful in achieving widespread acceptance of our products before competitors offer products and services similar or superior to our products. Any delay in product introduction could adversely affect our ability to compete and cause our operating results to be below our expectations or the expectations of public market analysts or investors. In addition, when we announce new products or product enhancements that have the potential to replace or shorten the life cycle of our existing products, customers may defer purchasing our existing products.

  These actions could harm our operating results by unexpectedly decreasing sales, increasing our inventory levels of older products and exposing us to greater risk of product obsolescence.

Our success depends on continued market acceptance of our Expresso products.

  We must devote a substantial amount of human and capital resources in order to maintain commercial acceptance of our Expresso products and to expand offerings of the Expresso product line in the MDU and MCU markets and to further penetrate these markets. Historically, the majority of our Expresso products have been sold into the MDU market. Our future success depends on the ability to continue to penetrate this market and to expand our penetration into the MCU market. Our success also depends on our ability to educate existing and potential customers and end users about the benefits of our Fast Copper technology, including HomeRun and LongRun, and about the development of new products to meet changing and expanding demands of service providers, MTU owners and corporate customers. The continued success of our Expresso products will also depend on the ability of our service provider customers to market and sell high-speed data services to end users. We cannot assure you that our Expresso products will achieve or maintain broad commercial acceptance within the MDU market, MCU market, or in any other market we enter.

The market in which we operate is highly competitive and we may not be able to compete effectively.

  The market for multi-service broadband access systems is intensely competitive and we expect that this market will become increasingly competitive in the future. Our most immediate competitors include Cisco, Copper Mountain, Elastic Networks, Paradyne and a number of other public and private companies. Many of these competitors are offering or may offer technologies and services that directly compete with some or all of our high-speed access products and related software products. In addition, the market in which we compete is characterized by increasing consolidation, and we cannot predict with certainty how industry consolidation will affect us or our competitors.

  Many of our competitors and potential competitors have substantially greater name recognition and technical, financial and marketing resources than we do and we can give you no assurance that we will be able to compete effectively in our target markets. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than we can. In addition, our HomeRun licensees may sell products based on our HomeRun technology to our competitors or potential competitors. This licensing may cause an erosion in the potential market for our products. We cannot assure you that we will have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully. This competition could result in price reductions, reduced profit margins and loss of market share, which could harm our business, financial condition and results of operations.

Our copper-wire based solutions face severe competition from other technologies and the commercial acceptance of any competing solutions could harm our business and ability to compete.

  The market for high-speed data access products and services is characterized by several competing technologies, including fiber optic cables, coaxial cables, satellites and other wireless facilities. These competing solutions provide fast access, high reliability and are cost-effective for some users. Because many of our products are based on the use of copper telephone wire, and because there are physical limits to the speed and distance over which data can be transmitted over this wire, our products may not be a viable solution for customers requiring service at performance levels beyond the current limits of copper telephone wire. To the extent that telecommunications service providers choose to install fiber optic cable or other transmission media in the last mile, or to the extent that homes and businesses install other transmission media within buildings, we expect that demand for our products that are based on copper telephone wires will decline. Commercial acceptance of any one of these competing solutions or any technological advancement or product introduction that provides faster access, greater reliability, increased cost-effectiveness or other advantages over technologies that utilize existing telephone copper wires could decrease the demand for our products and reduce average selling prices and gross margins associated with our products. The occurrence of any one or more of these events could harm our business, financial condition and results of operations.

Manufacturing or design defects in our products could harm our reputation and business.

  Any defect or deficiency in our products could reduce the functionality, effectiveness or marketability of our products. These defects or deficiencies could cause orders for our products to be canceled or delayed, reduce revenue, or render our product designs obsolete. In that event, we would be required to devote substantial financial and other resources for a significant period of time in order to develop new product designs. We cannot assure you that we would be successful in addressing any manufacturing or design defects in our products or in developing new product designs in a timely manner, if at all. Any of these events, individually or in the aggregate, could harm our business, financial condition and results of operations.

We must maintain and develop strategic partnerships with third parties to increase market penetration of our HomeRun technology.

  We have established relationships with several strategic partners, including our collaborative arrangement through the Home Phoneline Network Alliance, or the Home PNA, with leading semiconductor, computer hardware and consumer electronics manufacturers. We have also licensed our HomeRun technology to members of the Home PNA and others. In this regard, the widespread market acceptance of our HomeRun technology for home networking applications is dependent on the development and marketing of HomeRun-enabled integrated circuits and consumer products by our licensees and their customers. We cannot assure you that our HomeRun technology will continue to be deployed on a widespread basis and future sales of products containing our HomeRun technology cannot be predicted. The amount and timing of resources that our licensees devote to developing and marketing HomeRun-enabled products is not within our control. We cannot assure you that these licensees will continue to develop and market products as expected or that significant license and royalty revenue will be forthcoming in the future. If any of our licensees fails to commercialize or market products incorporating HomeRun technology, our revenue may not grow as expected and we may be required to undertake unforeseen additional responsibilities or to devote additional resources to development, commercialization or marketing of HomeRun, all of which could harm our business, financial condition and results of operations.

Changing industry standards may reduce the demand for our products, which will harm our business.

  We will not be competitive unless we continually introduce new products and product enhancements that address changing industry standards. The emergence of new industry standards, whether through adoption by official standards committees or widespread use by telephone companies or other service providers, could require redesign of our products. If these standards become widespread and our products are not in compliance, our customers and potential customers may not purchase our products, which would harm our business, financial condition and results of operations. The rapid development of new standards increases the risk that competitors could develop products that make our products obsolete. Any failure by us to develop and introduce new products or enhancements directed at new industry standards could harm our business, financial condition and results of operations. In addition, selection of competing technologies as standards by standards setting bodies such as the Home PNA could negatively affect our reputation in the market regardless of whether our products are standard compliant or demand for our products does not decline. This selection could be interpreted by the press and others as having a negative impact on our business which could negatively impact the market price of our stock.

We may not be able to effectively integrate our recent acquisitions into our existing business.

  In June 1999, we acquired PublicPort, Inc., in November 1999, we acquired Vintel Communications, Inc., and in February 2000, we acquired FreeGate Corporation. In addition, in April 2000, we acquired certain assets of OneWorld Systems, Inc., and in May 2000 we acquired a United Kingdom based company Xstreamis Limited. We also recently announced a non-binding letter of intent to acquire ActiveTelco, Inc. We will need to overcome significant issues in order to realize any benefits from these transactions. These issues include:

  . integrating the operations of the geographically dispersed businesses acquired into our own operations;

  . incorporating acquired technology, rights and products into our products and services;

  . developing new products and services that utilize the assets of all entities;

  . the potential disruption of our ongoing business and the distraction of our management; and

  . the potential impairment of relationships with employees, suppliers and customers.

We may engage in future acquisitions of companies, technologies or products and the failure to integrate any future acquisitions could harm our business.

  As a part of our business strategy, we expect to make additional acquisitions of, or significant investments in, complementary companies, products or technologies. Any future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. These risks include:

  . difficulties in assimilating the operations and personnel of the acquired companies;

  . diversion of management's attention from ongoing business concerns;

  . the potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;

  . additional expense associated with amortization of acquired intangible assets;

  . maintenance of uniform standards, controls, procedures and policies; and

  . impairment of existing relationships with employees, suppliers and customers as a result of the integration of new personnel.

  We cannot assure you that we will be able to successfully integrate any business, products, technologies or personnel that we may acquire in the future, and our failure to do so could harm our business, operating results and financial condition.

If we fail to manage our growth effectively, our business could be harmed.

  Our growth has placed, and in the future may continue to place, a significant strain on our engineering, managerial, administrative, operational, financial and marketing resources and increased demands on our systems and controls. To exploit the market for our products, we must develop new and enhanced products while managing anticipated growth in sales by implementing effective planning and operating processes. To manage our anticipated growth, we must, among other things, continue to implement and improve our operational, financial and management information systems, hire and train additional qualified personnel, continue to expand and upgrade core technologies and effectively manage multiple relationships with various customers, suppliers and other third parties. We cannot assure you that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to exploit fully the market for our products or systems. If we are unable to manage our growth effectively, our business, financial condition and results of operations could be harmed.

We depend on international sales for a significant portion of our revenue, which could subject our business to a number of risks.

  Sales to customers outside of the United States accounted for approximately 53.8% of revenue for the six months ended June 30, 2000 and for approximately 32.3% and 18.5% of revenue for the years ended December 31, 1999 and 1998, respectively. There are a number of risks arising from our international business, including:

  . longer receivables collection periods;

  . increased exposure to bad debt write-offs;

  . risk of political and economic instability;

  . difficulties in enforcing agreements through foreign legal systems;

  . unexpected changes in regulatory requirements;

  . import or export licensing requirements;

  . reduced protection for intellectual property rights in some countries;
    and

  . currency fluctuations.

  We expect sales to customers outside of the United States to continue to account for a significant portion of our revenue. However, we can give you no assurance that foreign markets for our products will not develop more slowly than currently anticipated. Any failure to increase sales to customers outside of the United States could harm our business, financial condition and results of operations.

  We also expend product development and other resources in order to meet regulatory and technical requirements of foreign countries. We are depending on sales of our products in these foreign markets in order to recoup the costs associated with developing products for these markets.

Fluctuations in currency exchange rates may harm our business.

  All of our foreign sales are invoiced in U.S. dollars. As a result, fluctuations in currency exchange rates could cause our products to become relatively more expensive for international customers and reduce demand for our products. We anticipate that foreign sales will generally continue to be invoiced in U.S. dollars. Accordingly, we do not currently engage in foreign currency hedging transactions. As we expand our current international operations, however, we may allow payment in foreign currencies and exposure to losses in foreign currency transactions may increase. To reduce this exposure, we may purchase forward foreign exchange contracts or use other hedging strategies. However, we cannot assure you that any currency hedging strategy would be successful in avoiding exchange related losses.

If we fail to protect our intellectual property, or if others use our proprietary technology without authorization, our competitive position may suffer.

  Our future success and ability to compete is dependent in part upon our proprietary technology. We rely on a combination of copyright, patent, trademark and trade secrets laws and nondisclosure agreements to establish and protect our proprietary technology. We currently hold 20 United States patents and have 17 United States patent applications pending. However, we cannot assure you that patents will be issued with respect to pending or future patent applications or that our patents will be upheld as valid or will prevent the development of competitive products or that any actions we have taken will adequately protect our intellectual property rights.

  We generally enter into confidentiality agreements with our employees, consultants, resellers, customers and potential customers, strictly limit access to and distribution of our software, and further limit the disclosure and use of other of our proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology. We also cannot assure you that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

We may be subject to intellectual property infringement claims that are costly to defend and could harm our business and ability to compete.

  We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. We cannot assure you that third parties will not assert infringement claims in the future with respect to our current or future products. Any such assertion, regardless of its merit, could require us to pay damages or settlement amounts and could require us to develop non-infringing technology or acquire licenses to the technology that is the subject of asserted infringement. This litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of any litigation and the resulting distraction of our management resources could harm our business, results of operations or financial condition. We also cannot assure you that any licenses of technology necessary for our business will be available or that, if available, these licenses can be obtained on commercially reasonable terms. Our failure to obtain these licenses could harm our business, results of operations and financial condition.

If our products do not comply with complex government regulations, our products may not be sold, preventing us from increasing our revenue or achieving profitability.

  We and our customers are subject to varying degrees of federal, state and local regulation. Our products must comply with various regulations and standards defined by the Federal Communications Commission. The FCC has issued regulations that set installation and equipment standards for communications systems. Our products are also required to meet certain safety requirements. For example, certain of our products must be certified by Underwriters Laboratories in order to meet federal safety requirements relating to electrical appliances to be used inside the home. In addition, certain products must be Network Equipment Building Standard certified before they may be deployed by certain of our customers. Any delay in or failure to obtain these approvals could harm our business, financial condition or results of operations. Outside of the United States, our products are subject to the regulatory requirements of each country in which our products are manufactured or sold. These requirements are likely to vary widely. If we do not obtain timely domestic or foreign regulatory approvals or certificates we would not be able to sell our products where these regulations apply, which may prevent us from sustaining our revenue or achieving profitability.

  In addition, regulation of our customers may adversely impact our business, operating results and financial condition. For example, FCC regulatory policies affecting the availability of data and Internet services and other terms on which telecommunications companies conduct their business may impede our penetration of certain markets. In addition, the increasing demand for communications systems has exerted pressure on regulatory bodies worldwide to adopt new standards, generally following extensive investigation of competing technologies. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by our customers, which in turn may harm the sale of products by us to these customers.

Our success is dependent on our ability to provide adequate customer support.

  Our ability to achieve our planned sales growth and retain current and future customers will depend in part upon the quality of our customer support operations. Our customers generally require significant support and training with respect to our products, particularly in the initial deployment and implementation stage. As our systems and products become more complex, we believe our ability to provide adequate customer support will be increasingly important to our success. We have limited experience with widespread deployment of our products to a diverse customer base, and we cannot assure you that we will have adequate personnel to provide the levels of support that our customers may require during initial product deployment or on an ongoing basis. In addition, we rely on a third party for a substantial portion of our customer support functions. Our failure to provide sufficient support to our customers could delay or prevent the successful deployment of our products. Failure to provide adequate support could also have an adverse impact on our reputation and relationship with our customers, could prevent us from gaining new customers and could harm our business, financial condition or results of operations.

If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to successfully manage our business.

  We depend on the performance of Matthew Taylor, our Chief Technical Officer, and Salvatore D'Auria, our President, Chief Executive Officer and Chairman of the Board, and on other senior management and technical personnel with experience in the data communications, telecommunications and high-speed data access industries. The loss of any one of them could harm our ability to execute our business strategy. Additionally, we do not have employment contracts with the majority of our executive officers and we only maintain a "key person" life insurance policy on Matthew Taylor. We believe that our future success will depend in large part upon our continued ability to identify, hire, retain and motivate highly skilled employees, who are in great demand. We cannot assure you that we will be able to do so.

We or our suppliers and customers may have been adversely affected by the transition to the Year 2000 in a manner that is not yet apparent.

  Although it is now past January 1, 2000 and February 29, 2000 and we have not experienced any adverse impact from the transition to the Year 2000, we cannot assure you that we or our suppliers and customers have not been affected in a manner that is not yet apparent. As a result, we will continue to monitor our Year 2000 compliance and the Year 2000 compliance of our suppliers and customers.

Our stock price has fluctuated and is likely to continue to fluctuate, and you may not be able to resell your shares at or above the offering price.

  The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could fluctuate widely in response to factors such as the following:

  . actual or anticipated variations in operating results;

  . announcements of technological innovations, new products or new services by us or by our partners, competitors or customers;

  . changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

  . conditions or trends in the telecommunications industry, including regulatory developments;

  . growth of the Internet;

  . announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  . additions or departures of key personnel;

  . future equity or debt offerings or our announcements of these offerings;
    and

  . general market and general economic conditions.

  In addition, in recent years, the stock market in general, and the Nasdaq National Market and the securities of Internet and technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these technology companies. These market and industry factors may harm our stock price, regardless of our operating results. In addition, trading prices of the stocks of many technology companies are at or near historic highs and reflect price-earnings ratios substantially above historic levels. These trading prices and price-earnings ratios may not be sustained.

Our charter, bylaws, retention and change of control plans and Delaware law contain provisions that could delay or prevent a change in control.

  Certain provisions of our charter and bylaws and our retention and change of control plans (the "Plans") may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. The provisions of the charter and bylaws and the Plans could limit the price that certain investors may be willing to pay in the future for shares of our common stock. Our charter and bylaws provide for a classified board of directors, eliminate cumulative voting in the election of directors, restrict our stockholders from acting by written consent and calling special meetings, and provide for procedures for advance notification of stockholder nominations and proposals. In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. The Plans provide for severance payments and accelerated option vesting in the event of termination of employment following a change of control. The provisions of the charter and bylaws, and the Plans, as well as Section 203 of the Delaware General Corporation Law, to which we are subject, could discourage potential acquisition proposals, delay or prevent a change of control and prevent changes in our management.

Future sales of our common stock could depress our stock price.

  Sales of a substantial number of shares of our common stock in the public market, or the appearance that these shares are available for sale, could harm the market price of our common stock. These sales also may make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. As of June 30, 2000, we had 15,616,536 shares outstanding. Of these shares, 15,015,187 shares of common stock are currently available for sale in the public market, some of which are subject to volume and other limitations under securities laws.

                                USE OF PROCEEDS

  We will not receive any proceeds from the sales, if any, from the 369,405 shares being offered by the selling stockholders. The purpose of this offering is to register our common stock for resale by the selling stockholders.

                                DIVIDEND POLICY

  We have not paid dividends in the past and we intend to retain earnings, if any, and will not pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as the board of directors may deem relevant.

                          PRICE RANGE OF COMMON STOCK

  Our common stock has been quoted on the Nasdaq National Market under the symbol "TUTS" since our initial public offering in January 1999. The following table sets forth, for the periods indicated, the high and low sales prices per share of the common stock, as reported on the Nasdaq National Market.

                                                                   High   Low
                                                                  ------ ------
     1999:
      First Quarter (from January 29, 1999)...................... $76.13 $39.75
      Second Quarter.............................................  70.19  38.00
      Third Quarter..............................................  47.25  22.44
      Fourth Quarter.............................................  56.50  24.94
     2000:
      First Quarter..............................................  72.38  39.00
      Second Quarter.............................................  64.88  25.13
      Third Quarter (through September 15, 2000)................. 120.38  55.00

  On September 15, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $87.50 per share. As of August 1, 2000, there were approximately 313 holders of record of our common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  Our selected consolidated financial data set forth below as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 are derived from our consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. Our selected consolidated financial data set forth below as of December 31, 1995, 1996, and 1997 and for each of the two years in the period ended December 31, 1996 are derived from our audited consolidated financial statements not included elsewhere herein. Our selected consolidated financial data as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are derived from our unaudited interim consolidated financial statements, which in the opinion of our management include only normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results expected for the full year. The six month data should be read in conjunction with our unaudited consolidated interim financial statements included in this prospectus. The data set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                            Six Months
                                   Years Ended December 31,               Ended June 30,
                          ----------------------------------------------  ----------------
                           1995     1996      1997      1998    1999(a)   1999(b)  2000(c)
                          -------  -------  --------  --------  --------  -------  -------
                            (in thousands, except per share data)           (unaudited)
Statement of Operations
 Data:
Total revenues..........  $ 3,445  $ 4,454  $  6,221  $ 10,555  $ 27,807  $ 8,901  $37,488
Total cost of goods
 sold...................    1,688    2,198     3,228     5,809    15,459    5,163   20,371
                          -------  -------  --------  --------  --------  -------  -------
Gross margin............    1,757    2,256     2,993     4,746    12,348    3,738   17,117
                          -------  -------  --------  --------  --------  -------  -------
Operating expenses:
 Sales and marketing....    2,645    3,068     5,147     8,462    10,523    4,857    9,604
 Research and
  development...........      993    2,012     3,562     6,200     7,618    3,358    7,231
 General and
  administrative........    1,562    1,783     2,375     2,807     4,429    2,002    4,716
 In-process research and
  development...........      --       --        --        --      2,600      --       800
 Amortization of
  intangibles...........      --       --        --        --         52      --     2,560
 Noncash compensation
  expense...............      --       --      1,260     1,233       455      228      228
                          -------  -------  --------  --------  --------  -------  -------
 Total operating
  expenses..............    5,200    6,863    12,344    18,702    25,677   10,445   25,139
                          -------  -------  --------  --------  --------  -------  -------
 Loss from operations...   (3,443)  (4,607)   (9,351)  (13,956)  (13,329)  (6,707)  (8,022)
Other income (expense),
 net....................       54      181       195       210     1,596      701    2,607
                          -------  -------  --------  --------  --------  -------  -------
 Loss before income
  taxes.................   (3,389)  (4,426)   (9,156)  (13,746)  (11,733)  (6,006)  (5,415)
Income tax expense......        1        1         1         1         1        1        1
                          -------  -------  --------  --------  --------  -------  -------
 Net loss...............   (3,390)  (4,427)   (9,157)  (13,747)  (11,734)  (6,007)  (5,416)
Dividend accretion on
 preferred stock........      694    1,137     1,627     2,584       235      235      --
                          -------  -------  --------  --------  --------  -------  -------
Net loss attributable to
 common stockholders....  $(4,084) $(5,564) $(10,784) $(16,331) $(11,969) $(6,242) $(5,416)
                          =======  =======  ========  ========  ========  =======  =======
Net loss per share
 attributable to common
 stockholders, basic and
 diluted................  $(32.56) $(37.51) $ (59.36) $ (60.62) $  (1.12) $ (0.64) $ (0.39)
                          =======  =======  ========  ========  ========  =======  =======
Shares used in computing
 net loss per share
 attributable to common
 stockholders, basic and
 diluted................      125      148       182       269    10,729    9,695   13,869
                          =======  =======  ========  ========  ========  =======  =======

                                      December 31,
                         -------------------------------------------   June 30,
                          1995     1996     1997     1998    1999(a)    2000(c)
                         -------  -------  -------  -------  -------  -----------
                                                                      (unaudited)
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............ $ 1,531  $ 8,950  $10,285  $ 4,452  $32,236   $134,651
Working capital.........   1,771    8,357   11,066    7,173   44,416    156,666
Total assets............   3,198   10,689   15,168   15,257   65,356    245,863
Redeemable convertible
 preferred stock and
 warrant................  12,381   24,684   38,871   45,995      --         --
Long-term debt, net of
 current portion........      55      190      140    4,262      --         --
Accumulated deficit..... (11,755) (17,319) (28,103) (44,434) (56,487)   (61,903)
Total stockholders'
 equity (deficit)....... (10,137) (15,694) (26,444) (41,839)  51,522    229,458

--------
(a) In June 1999 and November 1999, we acquired PublicPort, Inc. and Vintel Communications, Inc., respectively. PublicPort, Inc. was accounted for as a pooling of interests and Vintel Communications, Inc. was accounted for as a purchase.
(b) In June 1999, we acquired PublicPort, Inc. which was accounted for as a pooling of interests.
(c) In February 2000 and May 2000, we acquired FreeGate Corporation and Xstreamis Limited, respectively. These acquisitions were accounted for as purchases. In April 2000, we acquired certain assets of OneWorld Systems, Inc. and this transaction was treated as a purchase for accounting purposes.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included in this prospectus. This discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed under "Risk Factors." We disclaim any obligation to update information contained in any forward-looking statement.

Overview

  We design, develop and market multi-service broadband access systems that enable service providers to deliver high-speed data access over the existing copper telephone infrastructure found in multi-tenant unit, or MTU, complexes, such as apartment buildings, hotels, business parks and commercial office buildings. Our systems enable service providers to deliver high speed Internet access, as well as enhanced capabilities, such as subscriber management, community based web pages, firewall protection, virtual private networking, as well as small business email and web servers.

  We commenced operations in August 1991. Through the third quarter of 1998, substantially all of our revenue was derived from the sale of our XL Ethernet LAN extension products to the corporate and university segments of the multi-commercial unit, or MCU, market. In early 1997, we introduced the first products in our Expresso product line aimed at service provider markets. During the first quarter of 1998, we began licensing our HomeRun technology to certain leading semiconductor, computer hardware and consumer electronics manufacturers for incorporation into integrated circuits and consumer products including PCs, peripherals, modems and other Internet appliances. In the third and fourth quarters of 1998, we commenced selling our Expresso GS products, which are configured for local loop applications, and Expresso MDU products, which incorporate our HomeRun technology to a broader range of service providers, primarily those serving apartment complexes, hotels, university dormitories and military complexes in the multi-dwelling unit, or MDU, market. In the first quarter of 1999, we commenced selling Expresso MDU products incorporating our LongRun technology and Expresso MDU Lite to additional segments of the MDU market. During the fourth quarter of 1999, we commenced selling our Expresso SMS 2000 and companion Expresso OCS system providing subscriber management, bandwidth management, credit card billing and other functions to the MDU market.

  We generate revenue primarily from the sale of products and, to a lesser extent, through the licensing of our HomeRun technology. We recognize revenue from product sales upon shipment if collection of the resulting receivable is probable and product returns are reasonably estimated. Revenue on products shipped on a trial basis is recognized upon customer acceptance. Service revenue relating to customer maintenance fees for ongoing customer support is recognized ratably over the period of the contract. Our products generally carry a one year to two year warranty from the date of purchase. Estimated sales returns and warranty costs, based on historical experience by product, are recorded at the time revenue is recognized. License and royalty revenue consists of nonrefundable up-front license fees, some of which may offset initial royalty payments, and royalties. Currently, the majority of our license and royalty revenue is comprised of non-refundable license fees paid in advance. Such revenue is recognized ratably over the period during which post-contract customer support is expected to be provided or upon delivery and transfer of agreed upon technical specifications in contracts where essentially no further support obligations exist. Future license and royalty revenue is expected to consist primarily of royalties based on products sold by our licensees. We do not expect that such license and royalty revenue will constitute a substantial portion of our revenue in future periods.

  Sales price reductions on some of our products may be necessary to remain competitive. Although we have been historically able to offset most price declines with reductions in our manufacturing costs, there can be no assurance that we will be able to offset further price declines with cost reductions. In addition, some of our licensees may sell products based on our technology to our competitors or potential competitors. There can be no assurance that our HomeRun technology will be successfully deployed on a widespread basis or that such licensing will not result in an erosion of the potential market for our products.

  Sales to customers outside of the United States accounted for approximately 15.8%, 18.5%, 32.3% and 53.8% of revenue for the years ended December 31, 1997, 1998, 1999 and for the six months ended June 30, 2000, respectively. We expect international sales to increase in absolute dollars in the future but to represent approximately one-third or less of our revenue. They may, however, decrease as a percentage of total sales in the future. To date, substantially all international sales have been denominated in U.S. dollars.

  We expect to continue to evaluate product line expansion and new product opportunities, engage in extensive research, development and engineering activities and focus on cost-effective design of our products. Accordingly, we will continue to make significant expenditures on sales and marketing and research and development activities.

  In June 1999, we acquired PublicPort, Inc. in exchange for 168,679 shares of common stock. This transaction was treated as a pooling of interests for accounting purposes. PublicPort was located in Ann Arbor, Michigan. PublicPort designed and developed subscriber management systems that enabled businesses in the MDU market to provide mobile computer users access to the public Internet or private corporate networks without having to reconfigure their computer's network access software.

  In November 1999, we acquired Vintel Communications, Inc. for $4.8 million, consisting of $500,000 cash, 116,370 shares of common stock and approximately 40,000 options to acquire common stock. This transaction was treated as a purchase for accounting purposes. Vintel was located in Oakland, California. Vintel designed and developed high-performance integrated service routers that allowed service providers to offer bundles of services, including voice-over-IP and high speed Internet services over a common IP infrastructure to customers in the MTU market.

  In February 2000, we acquired FreeGate Corporation for approximately $25.5 million, consisting of 510,931 shares of common stock, approximately 19,600 options to acquire common stock, and acquisition related expenses, consisting primarily of investment advisory, legal and other professional fees. This transaction was treated as a purchase for accounting purposes. FreeGate was located in Sunnyvale, California. FreeGate designed, developed and marketed Internet server appliances combining the functions of IP routing, firewall security, network address translation, secure remote access via virtual private networking, and email and web servers on a compact, PC-based platform.

  In April 2000, we acquired certain assets of OneWorld Systems, Inc. for approximately $2.4 million in cash. This transaction was treated as a purchase of assets for accounting purposes.

  In May 2000, we acquired Xstreamis Limited for $19.8 million, consisting of 439,137 shares of common stock, 10,863 options to acquire common stock, $100,000 in cash and acquisition related expenses consisting primarily of legal and other professional fees. This transaction was treated as a purchase for accounting purposes. Xstreamis is located in the United Kingdom. Xstreamis provides policy-driven traffic management for high-performance, multimedia networking solutions including routing, switching and bridging functions.

  In August 2000, we entered into a nonbinding letter of intent to acquire ActiveTelco, Inc. for approximately $35 million, consisting of an aggregate of 340,000 shares and options to purchase shares of our common stock and acquisition related expenses consisting primarily of legal and other professional fees. This transaction is expected to be treated as a purchase for accounting purposes. ActiveTelco provides an Internet telephony platform that enables Internet and telecommunications service providers to integrate and deliver Web-based telephony applications such as unified messaging, long-distance service, voicemail and fax delivery, call forwarding, call conferencing and callback services.

  While we expect to derive benefits from sales of product lines acquired through some of these acquisitions and designed, developed and marketed as a result of these acquisitions, there can be no assurance that we will be able to sustain or expand sales of those products or complete the development and commercial deployment of products expected as a result of these acquisitions.

  Through these completed and anticipated transactions, we have added approximately 80 people to our workforce. The costs associated with personnel including rent for additional facilities and related general and administrative costs as well as costs associated with research and development, and sales and marketing activities will substantially increase our operating costs when compared to related costs expended in 1999.

  We have incurred net operating losses to date and, as of June 30, 2000, had an accumulated deficit of $61.9 million. Our ability to generate income from operations will be primarily dependent on increases in sales volume, reductions in manufacturing costs and the growth of high-speed data access solutions in the service provider and MTU markets. In view of our limited history of product revenue from new markets, reliance on growth in deployment of high-speed data access solutions and the unpredictability of orders and subsequent revenue, we believe that period to period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Failure to generate significant revenue from new products, whether due to lack of market acceptance, competition, technological change or otherwise, or the inability to reduce manufacturing costs, will harm our business, financial condition and results of operations.

Results of Operations

  The following table sets forth items from our statements of operations as a percentage of total revenues for the periods indicated:

                                    Years ended           Six months ended
                                   December 31,               June 30,
                                -----------------------   -------------------
                                 1997     1998    1999      1999       2000
                                ------   ------   -----   --------   --------
   Total revenues.............   100.0%   100.0%  100.0%     100.0%     100.0%
   Total cost of goods sold...    51.9     55.0    55.6       58.0       54.3
                                ------   ------   -----   --------   --------
    Gross margin..............    48.1     45.0    44.4       42.0       45.7
   Operating expenses:
    Sales and marketing.......    82.7     80.2    37.8       54.6       25.6
    Research and development..    57.3     58.7    27.4       37.7       19.3
    General administrative....    38.2     26.6    15.9       22.5       12.6
    In-process research and
     development..............     --       --      9.4        --         2.1
    Amortization of
     intangibles..............     --       --      --         --         6.8
    Noncash compensation
     expenses.................    20.3     11.7     1.6        2.6        0.6
                                ------   ------   -----   --------   --------
     Total operating
      expenses................   198.5    177.2    92.3      117.4       67.0
                                ------   ------   -----   --------   --------
    Loss from operations......  (150.4)  (132.2)  (47.9)     (75.4)     (21.3)
   Other income (expense),
    net.......................     3.1      2.0     5.7        7.9        6.9
                                ------   ------   -----   --------   --------
    Loss before income taxes..  (147.3)  (130.2)  (42.0)     (67.5)     (14.4)
   Income tax expense.........     --       --      --         --         --
                                ------   ------   -----   --------   --------
    Net loss..................  (147.3)% (130.2)% (42.0)%    (67.5)%    (14.4)%
                                ======   ======   =====   ========   ========

Six Months Ended June 30, 2000 and 1999

  Revenue. We generate revenue primarily from the sale of products and, to a lesser extent, through the licensing of our HomeRun technology. Our total revenue increased to $37.5 million for the six months ended June 30, 2000 from $8.9 million for the six months ended June 30, 1999. The increase in 2000 was primarily due to an increase in sales of Expresso MDU products. License and royalty revenue was $1.0 million for the six months ended June 30, 2000 and $0.6 million for the six months ended June 30, 1999. There was one new license and royalty agreement signed in the second quarter of 2000. There were no similar agreements signed in the first quarter of 2000.

  Cost of Goods Sold/Gross Margin. Cost of goods sold consists of raw materials, contract manufacturing, personnel costs, test and quality assurance for products, and cost of licensed technology included in the products. Our cost of goods sold increased to $20.4 million for the six months ended June 30, 2000 from $5.2 million for the six months ended June 30, 1999. The increase in 2000 was primarily due to increased production of our Expresso MDU products. Our gross margin on an absolute basis increased to $17.1 million for the six months ended June 30, 2000 from $3.7 million for the six months ended June 30, 1999. Gross margin as a percentage of revenue increased to 45.7% of revenue for the six months ended June 30, 2000 from 42.0% of revenue for the six months ended June 30, 1999. The increase in gross margin as a percent of revenue in 2000 was primarily due to cost reductions related to our more mature Expresso MDU products.

  Sales and Marketing. Sales and marketing expense primarily consists of personnel costs, including commissions and costs related to customer support, travel, trade-shows, promotions, and outside services. Our sales and marketing expenses increased to $9.6 million for the six months ended June 30, 2000 from $4.9 million for the six months ended June 30, 1999. The increase in 2000 was primarily due to increased hiring of sales and marketing personnel. Additional increases were related to travel, attendance at trade shows, as well as increases in personnel related to customer support activities and expanded efforts in international markets.

  Research and Development. Research and development expense primarily consists of personnel costs related to engineering and technical support, contract consultants, outside testing services, equipment and supplies associated with enhancing existing products and developing new products. Research and development costs are expensed as incurred. Our research and development expenses increased to $7.2 million for the six months ended June 30, 2000 from $3.4 million for the six months ended June 30, 1999. The increase in 2000 was primarily due to further development of the Expresso MDU products, development of HomeRun-related products, continued development of the subscriber management system portion of the Expresso MDU product line and initial development of the Company's IntelliPop platform. The research and development expenses of PublicPort, FreeGate and Xstreamis were consolidated with our expenses for the periods subsequent to the respective June 1999, February 2000 and May 2000 acquisitions. Additionally, in the first quarter of 2000 we amortized $0.3 million of deferred compensation to research and development related to restricted stock granted to certain FreeGate employees, and in the second quarter of 2000 we amortized $0.5 million of such compensation expense related to grants to certain FreeGate and OneWorld employees. Approximately $1.7 million of the remaining deferred compensation has been recorded as a reduction of equity in the balance sheet. We intend to recognize the expense ratably over the remaining period in which the restrictions lapse, currently estimated at thirteen and seventeen months for each of FreeGate and OneWorld, respectively. We intend to increase our investment in research and development programs in future periods for the purpose of enhancing current products to provide advanced Internet service applications for both domestic and international markets, reducing the cost of current products, and developing and acquiring new products.

  General and Administrative. General and administrative expense primarily consists of personnel costs for administrative officers and support personnel, and legal, accounting and consulting fees. Our general and administrative expenses increased to $4.7 million for the six months ended June 30, 2000 from $2.0 million for the six months ended June 30, 1999. The increase in 2000 was primarily due to additions of administrative personnel and increases in other costs related to our growth. We intend to increase general and administrative expenditures and infrastructure costs as we expand our business.

  In-process research and development, FreeGate. Amounts expensed as in-process research and development were $0.8 million in the first quarter of 2000 and were related to in-process research and development purchased from FreeGate. There were no such costs in the first quarter of 1999. The fair value of such technology currently under development was determined by using the income approach, which discounts expected future cash flows to present value. The discount rates used in the present value calculations were typically derived from a weighted average cost of capital analysis, adjusted upward to reflect additional risks inherent in the development life cycle. These risk factors are reflected in the discount rate used of 30%. We expect that the pricing model for products and intellectual property licenses related to our acquisition of FreeGate will be considered standard within the high-technology communications industry. We do not expect, however, to achieve expense reductions as a result of integrating the acquired in-process technology. Therefore, the valuation assumptions do not include any anticipated cost savings. Our estimated cost to complete the technology at the time of acquisition was approximately $1.6 million. We expect that products incorporating the acquired technology from this acquisition will be completed and begin to generate cash flows over a six to nine month period after integration. Development of these technologies, however, remains a significant risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competitive threats from numerous companies. Efforts to develop the acquired technology into commercially viable products consists principally of planning, designing and testing activities necessary to determine that the product can meet market expectations, including functionality and technical requirements. Failure to bring these products to market in a timely manner could result in a loss of market share, or a lost opportunity to capitalize on emerging markets, and could harm our business and operating results.

  Regarding our purchase of FreeGate, actual results to date have been consistent, in all material respects, with our assumptions at the time of the acquisition as they relate to the value of purchased in-process research and development. The assumptions primarily consist of an expected completion date for the in-process projects, estimated costs to complete the projects and revenue and expense projections once the products have entered the market. There have been no product shipments to date from acquired technologies, therefore, it is difficult to determine the accuracy of overall revenue projections early in the technology or product lifecycle. Failure to achieve the expected levels of revenue and net income from these products may negatively impact the return on investment expected at the time that the acquisition was completed.

  In-Process Research and Development, Vintel. Amounts expensed as in-process research and development were $2.6 million in 1999 and were related to in-process research and development purchased from Vintel. There were no such costs prior to 1999. The fair value of such technology currently under development was determined by using the income approach, which discounts expected future cash flows to present value. The discount rates used in the present value calculations were typically derived from a weighted average cost of capital analysis, adjusted upward to reflect additional risks inherent in the development life cycle. These risk factors are reflected in the discount rate used of 30%. We expect that the pricing model for products and intellectual property licenses related to our acquisition of Vintel will be considered standard within the high technology communications industry. We do not expect, however, to achieve expense reductions as a result of integrating the acquired in-process technology. Therefore, the valuation assumptions do not include any anticipated cost savings. Our estimated cost to complete the technology at the time of acquisition was approximately $2.0 million. We expect that products incorporating the acquired technology from this acquisition will be completed and begin to generate cash flows over a six to nine month period after integration. Development of these technologies, however, remains a significant risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competitive threats from numerous companies. Efforts to develop the acquired technology into commercially viable products consists principally of planning, designing and testing activities necessary to determine that the product can meet market expectations, including functionality and technical requirements. Failure to bring these products to market in a timely manner could result in a loss of market share, or a lost opportunity to capitalize on emerging markets, and could harm our business and operating results.

  Regarding our purchase of Vintel, actual results to date have been consistent, in all material respects, with our assumptions at the time of the acquisition as they relate to the value of purchased in-process research and development. The assumptions primarily consisted of expected use of and completion dates for the in-process projects, estimated costs to complete the projects and revenue and expense projections once the products have entered the market. There have been no product shipments to date from acquired technologies, therefore, it is difficult to determine the accuracy of overall revenue projections early in the technology or product lifestyle. Failure to achieve the expected levels of revenue and net income from these products may negatively impact the return on investment expected at the time that the acquisition was completed.

  Amortization of Intangibles. Amortization of intangibles consists of the periodic amortization of intangible assets related to purchase acquisitions. These assets consist primarily of assembled workforce, purchased technology and goodwill and are amortized over their estimated useful lives of three, five and five years, respectively. Amortization of intangibles in the first half of 2000 of $2.6 million relates to intangible assets acquired from Vintel, FreeGate, OneWorld and Xstreamis. There were no such costs in the first half of 1999.

  Noncash Compensation Expense. Noncash compensation expense in the six months ended June 30, 2000 and 1999 consisted of the recognition of expense related to certain employee stock option grants, based on the difference between the deemed fair value of common stock and the option exercise price at the date of grant. Our noncash compensation expense was $0.2 million for the six months ended June 30, 2000 and 1999. We intend to recognize the remaining $0.9 million in noncash compensation expense related to employee stock options ratably over the remaining vesting period of the related options. Such deferred expense has been recorded as a reduction of equity in the balance sheet.

  Other Income (Expense), Net. Other income (expense), net consists of interest income on cash balances, offset by interest expense associated with credit facilities and gains (losses) on investing activities. Our other income (expense), net was $2.6 million for the six months ended June 30, 2000 and $0.7 million for the six months ended June 30, 1999. The increase in 2000 was primarily due to interest income on higher average cash balances.

Years Ended December 31, 1999, 1998 and 1997

  Revenue. We generate revenue primarily from the sale of products and, to a lesser extent, through the licensing of our HomeRun technology. Our total revenue increased to $27.8 million for the year ended December 31, 1999, from $10.6 million for the year ended December 31, 1998, and from $6.2 million for the year ended December 31, 1997. The increase in 1999 was primarily due to an increase in sales of Expresso products. The increase in 1998 was primarily due to an increase in sales of XL products and initial sales of Expresso GS and Expresso MDU products. License and royalty revenue increased to $1.5 million for the year ended December 31, 1999, from $0.8 million for the year ended December 31, 1998. The increase in 1999 was primarily due to increases in up-front license fees recognized during the year and receipt of related royalty payments. There was no license and royalty revenue in periods prior to 1998.

  Cost of Goods Sold/Gross Margin. Cost of goods sold consists of raw materials, contract manufacturing, personnel costs, test and quality assurance for products, and cost of licensed technology included in the products. Our cost of goods sold increased to $15.5 million for the year ended December 31, 1999, from $5.8 million for the year ended December 31, 1998, and from $3.2 million for the year ended December 31, 1997. The increase in 1999 was primarily due to increased production of our Expresso products. The increase in 1998 was primarily due to increased production of our XL and Expresso products and initial production of our Expresso GS and Expresso MDU products. Our gross margin on an absolute basis increased to $12.3 million for the year ended December 31, 1999, from $4.7 million for the year ended December 31, 1998, and from $3.0 million for the year ended December 31, 1997. Gross margin as a percentage of revenue decreased to 44.4% of revenue for the year ended December 31, 1999, from 45.0% of revenue for the year ended December 31, 1998, and from 48.1% of revenue for the year ended December 31, 1997. The decrease in gross margin as a percent of revenue in 1999 was primarily due to the change in product mix, as we sold a larger percentage of Expresso products that had lower average gross margins than the XL products. Volume price discounts to certain customers with substantial volume commitments and increased costs of raw materials and contract manufacturing associated with initial introductions of new products in the Expresso MDU product lines also contributed to this decrease in gross margin. The decrease in gross margin as a percentage of revenue in 1998 was primarily due to the change in product mix to include Expresso products which have lower average gross margins than the XL products, combined with the increased costs of raw materials and contract manufacturing associated with initial Expresso GS and Expresso MDU product introductions.

  Sales and Marketing. Sales and marketing expense primarily consists of personnel costs, including commissions and costs related to customer support, travel, trade-shows, promotions, and outside services. Our sales and marketing expenses increased to $10.5 million for the year ended December 31, 1999, from $8.5 million for the year ended December 31, 1998, and from $5.1 million for the year ended December 31, 1997. The increases in both 1999 and 1998 were primarily due to increased hiring of sales and marketing personnel, travel, attendance at trade shows, as well as increases in personnel related to customer support activities and expanded efforts in international markets.

  Research and Development. Research and development expense primarily consists of personnel costs related to engineering and technical support, contract consultants, outside testing services, equipment and supplies associated with enhancing existing products and developing new products. Research and development costs are expensed as incurred. Our research and development expenses increased to $7.6 million for the year ended December 31, 1999, from $6.2 million for the year ended December 31, 1998, and from $3.6 million for the year ended December 31, 1997. The increase in 1999 was primarily due to further development of the Expresso GS and Expresso MDU products, development of HomeRun-related products, enhancement of certain XL products, and continued development of the subscriber management system portion of the Expresso MDU product line. The research and development expenses of PublicPort and Vintel were consolidated with our expenses for the periods subsequent to the respective June and November acquisitions. The increase in 1998 was primarily due to further development of the Expresso GS and Expresso MDU products, development of HomeRun-related products, preparation of HomeRun technology for licensing and potential standardization and enhancement of certain XL products. We intend to increase investment in research and development programs in future periods for the purpose of enhancing current products to provide advanced Internet service applications for both domestic and international markets, reducing the cost of current products, and developing and acquiring new products.

  General and Administrative. General and administrative expense primarily consists of personnel costs for administrative officers and support personnel, and legal, accounting and consulting fees. Our general and administrative expenses increased to $4.4 million for the year ended December 31, 1999, from $2.8 million for the year ended December 31, 1998, and from $2.4 million for the year ended December 31, 1997. The increases in both 1999 and 1998 were primarily due to additions of administrative personnel and increases in other costs related to our growth. We intend to increase general and administrative expenditures and infrastructure costs as we expand our business.

  Amortization of Intangibles. Amortization of intangibles consists of the periodic amortization of intangible assets related to purchase acquisitions. These assets consist primarily of assembled workforce and goodwill and are amortized over their estimated useful lives of 3 and 5 years, respectively. Amortization of intangibles in 1999 of $0.1 million relates to intangible assets acquired from Vintel. There were no such costs prior to 1999.

  In-process research and development. Amounts expensed as in-process research and development were $2.6 million in 1999 and were related to in-process research and development purchased from Vintel. There were no such costs prior to 1999. The fair value of such technology currently under development was determined by using the income approach, which discounts expected future cash flows to present value. The discount rates used in the present value calculations were typically derived from a weighted average cost of capital analysis, adjusted upward to reflect additional risks inherent in the development life cycle. These risk factors are reflected in the discount rate used of 30%. We expect that the pricing model for products and intellectual property licenses related to our acquisition of Vintel will be considered standard within the high-technology communications industry. We do not expect, however, to achieve expense reductions as a result of integrating the acquired in-process technology. Therefore, the valuation assumptions do not include any anticipated cost savings. Our estimated cost to complete the technology at the time of acquisition was approximately $2.0 million. To date, those costs are approximately $0.1 million. We expect that products incorporating the acquired technology from this acquisition will be completed and begin to generate cash flows over a six to nine month period after integration. Development of these technologies, however, remains a significant risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competitive threats from numerous companies. Efforts to develop the acquired technology into commercially viable products consists principally of planning, designing and testing activities necessary to determine that the product can meet market expectations, including functionality and technical requirements. Failure to bring these products to market in a timely manner could result in a loss of market share, or a lost opportunity to capitalize on emerging markets, and could harm our business and operating results.

  Regarding our purchase of Vintel, actual results to date have been consistent, in all material respects, with our assumptions at the time of the acquisition as they relate to the value of purchased in-process research and development. The assumptions primarily consist of an expected completion date for the in-process projects, estimated costs to complete the projects and revenue and expense projections once the products have entered the market. There have been no product shipments to date from acquired technologies, therefore, it is difficult to determine the accuracy of overall revenue projections early in the technology or product lifecycle. Failure to achieve the expected levels of revenue and net income from these products may negatively impact the return on investment expected at the time that the acquisition was completed.

  Noncash Compensation Expense. Noncash compensation expense in 1999 consisted of the recognition of expense related to certain employee stock option grants, based on the difference between the deemed fair value of common stock and the option exercise price at the date of grant. Noncash compensation expense in 1998 and 1997 primarily consisted of expenses related to the grant of a warrant to purchase up to 666,836 shares of common stock in consideration for technology endorsement, marketing and certain development support by Microsoft with respect to our HomeRun technology and related products. Noncash compensation expense in both years also consisted of the recognition of expense related to certain employee stock option grants. Our noncash compensation expense was $0.5 million, $1.2 million and $1.3 million for the years ended December 31, 1999, 1998 and 1997, respectively. We intend to recognize $1.0 million in additional expenses related to employee stock options ratably over the remaining vesting period of the related options. Such deferred expense has been recorded as a reduction of equity in the balance sheet.

  Other Income (Expense), Net. Other income (expense), net consists of interest income on cash balances, offset by interest expense associated with credit facilities. Our other income (expense), net was $1.6 million, $0.2 million and $0.2 million for the years ended December 31, 1999, 1998 and 1997, respectively.

Liquidity and Capital Resources

  Since our inception, we have financed our operations primarily through the sale of preferred equity securities for an aggregate of $46.2 million net of offering costs. In January 1999, we completed our initial public offering and issued 2,875,000 shares of our common stock at a price of $18.00. We received approximately $46.9 million in cash, net of underwriting discounts, commissions and other offering costs. We also received approximately $6.7 million as a result of the exercise of a warrant to purchase 666,836 shares of Series G convertible preferred stock at a price of $10.00 per share. In March 2000, we completed our secondary offering and issued 2,500,000 shares of our common stock at a price of $60.00 and we received approximately $141.7 million in cash, net of underwriting discounts, commissions and other offering costs.

  As of June 30, 2000, we had cash, cash equivalents, short-term and long-term investments of $150.9 million.

  The net increase in cash and cash equivalents, short-term and long-term investments of $118.7 million in the first half of 2000 resulted primarily from net proceeds of our follow-on offering of $141.7 million and $0.8 million of cash proceeds from the issuance of common stock related to stock options, offset by a use of cash in operating activities of $13.6 million, the purchase of property and equipment of $4.2 million, the purchase of other assets of $4.5 million, which includes the acquisition of OneWorld assets for $2.4 million and the payoff of borrowings under a credit facility of $1.6 million.

  Net increase in cash and cash equivalents in 1999 of $9.0 million resulted primarily from net proceeds from our initial public offering and exercise of a warrant for convertible preferred stock, and net proceeds of maturities of short term investments, offset by a net loss of $11.7 million, a net decrease in operating assets and liabilities of $12.2 million due to the increase in our sales activity for the year, purchases of short term investments, purchases of property and equipment and repayment of credit facilities.

  Net decrease in cash and cash equivalents in 1998 of $0.9 million resulted primarily from a net loss of $13.7 million, net changes in working capital, and purchase of property and equipment offset by net proceeds from maturities of short term investments, net proceeds from the sale of preferred securities and net borrowings from credit facilities.

  Net increase in cash and cash equivalents in 1997 of $4.0 million resulted primarily from net proceeds from the sale of preferred securities, and net proceeds from maturities of short term investments, offset by a net loss of $9.2 million, net changes in working capital, and the purchase of property and equipment.

  We had a credit facility to borrow up to $7.5 million. We had approximately $1.5 million borrowed against the credit facility as of December 31, 1999. As of June 30, 2000, this credit facility has been paid off.

  We relocated our principal administrative and engineering facilities from Pleasant Hill to Pleasanton, California in July 2000. The lease for the Pleasanton facility expires April 2007, with an option to renew for five years. Under the terms of the lease agreement, we were required to issue a letter of credit in the amount of $1.8 million. The letter of credit is collateralized by restricted cash and short-term investments in the amount of $3.0 million. This collateral is included in long term investments at June 30, 2000. The letter of credit is reduced annually by $250,000 provided that we are not in default under the terms of the lease agreement.

  For future periods, we generally anticipate significant increases in working capital on a period to period basis primarily as a result of planned increased product sales and higher relative levels of inventory. We will also continue to expend significant amounts on property and equipment related to the expansion of systems infrastructure and office equipment and our move to expanded headquarter facilities to support our growth. We also expect to continue to expend significant amounts on lab and test equipment to support on-going research and development efforts.

  We believe that our cash, cash equivalents and short-term investment balances will be sufficient to satisfy our cash requirements for at least the next 12 months.

  During the six months ended June 30, 2000 and the years ended December 31, 1999, 1998 and 1997, we incurred non-cash expenses related to purchase acquisition and dividend accretion. The table below sets forth supplemental information concerning the impact of certain non-cash items on losses from operations. The accompanying supplemental unaudited financial information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles. The Statements of Operations data for the years ended December 31, 1999, 1998 and 1997 has been derived from our audited financial statements. The Statement of Operations data for the six months ended June 30, 2000 has been derived from our unaudited interim financial statements.

                                 Years Ended December 31,     Six Months Ended
                                ----------------------------      June 30,
                                  1997      1998      1999          2000
                                --------  --------  --------  ----------------
Computation of pro forma net
 loss per share:
 Net loss attributable to
  common stockholders.......... $(10,784) $(16,331) $(11,969)     $(5,416)
 Adjustments for certain
  noncash expenses related to
  purchase acquisition and
  dividend accretion:
  In-process research and
   development.................      --        --      2,600          800
  Amortization of intangibles..      --        --         52        2,560
  Dividend accretion on
   preferred stock.............    1,627     2,584       235          --
                                --------  --------  --------      -------
Pro forma net loss............. $ (9,157) $(13,747) $ (9,082)     $(2,056)
                                ========  ========  ========      =======
Pro forma net loss per share... $  (1.21) $  (1.64) $  (0.80)     $ (0.15)
                                ========  ========  ========      =======
Shares used in computing pro
 forma net loss per share,
 basic and diluted(1)..........    7,568     8,389    11,321       13,869
                                ========  ========  ========      =======
(1) Calculation of pro forma
 shares, basic and diluted:
 Shares used in computing net
  loss attributable to common
  stockholders, basic and
  diluted......................      182       269    10,729       13,869
 Adjustment to reflect the
  assumed conversion of
  preferred stock..............    7,386     8,120       592          --
                                --------  --------  --------      -------
 Shares used in computing pro
  forma net loss per share,
  basic and diluted............    7,568     8,389    11,321       13,869
                                ========  ========  ========      =======

--------

Year 2000 Compliance

  We have addressed computer networks year 2000 compliance in our systems, accounting software, computer hardware and existing products, and have communicated with our significant third party vendors with respect to their respective states of readiness. In order to assess year 2000 compliance of our products and systems, we identified those systems critical to our operations and the operations of our technologies and, based upon tests to such products and systems, believed that all of our systems and technologies, to the extent developed, were materially compliant. We expended approximately $70,000 to assess and address the year 2000 problem. Although it is now past January 1, 2000 and February 29, 2000, and we have not experienced any adverse impact from the transition to the Year 2000, we cannot assure you that we or our suppliers and customers have not been affected in a manner that is not yet apparent. As a result, we will continue to monitor our Year 2000 compliance and the Year 2000 compliance of our suppliers and customers.

Quantitative and Qualitative Disclosures about Market Risk

  The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk of loss. Some of the securities that we may invest in the future may be subject to market risk for changes in interest rates. To mitigate this risk, we plan to maintain a portfolio of cash equivalents and short term investments in a variety of securities, which may include commercial paper, money market funds, government and non-government debt securities. We manage the sensitivity of our results of operations to these risks by maintaining a conservative portfolio, which is comprised solely of highly-rated, short-term and long-term investments. We do not hold or issue derivative, derivative commodity instruments or other financial instruments for trading purposes.

  The Company's sales to customers in foreign countries are denominated in U.S. dollars. Accordingly, the Company is not directly exposed to market risks from currency exchange rate fluctuations. However, significant fluctuations in foreign exchange rates relative to the U.S. dollar could impact our customers' ability to pay for our products. Significant changes in foreign exchange rates relative to the U.S. dollar could have a material adverse effect on the Company's financial position, results of operations and cash flow.

  We have also invested in three privately held companies, amounting to a total investment of $3.7 million, which can still be considered to be in the startup or development stages. These investments are inherently risky as the markets for their products and services are typically in the early stages and may never materialize. We could lose our entire initial investment in these companies.

                                    BUSINESS

Overview

  We design, develop and market multi-service broadband access systems that enable service providers to deliver high-speed data access to multi-tenant buildings. We use our proprietary FastCopper technology to deliver a cost-effective, scalable and easy to deploy solution to exploit the underutilized bandwidth of copper telephone wires within these buildings. Our products also provide service providers with enhanced capabilities such as subscriber management, firewall protection, virtual private networking and small business email and web servers. Our systems and related services are designed with the specific requirements of the multi-tenant unit, or MTU, market in mind and enable service providers in this market to increase their revenue by providing additional services and increase customer retention through bundled service offerings.

Industry Background

 Increasing Demand for High-Speed Internet Access

  In recent years, there has been a dramatic increase in demand by businesses and consumers for high-speed data access to the Internet and to private corporate networks. This demand is being driven by the growth in users who are accessing networks for a variety of applications, including communications via the Internet and corporate intranets, electronic commerce, and telecommuting. This growth is projected to continue to rapidly increase over the next several years. The Yankee Group projects that the U.S. market for residential high-speed Internet services will grow from 1.4 million subscribers in 1999 to approximately 16 million subscribers by 2004. In addition, Forrester Research projects that the U.S. market for commercial broadband Internet access will grow from $2.4 billion in 1998 to $28.7 billion in 2003.

  To meet this increasing need for high-speed access, telecommunications service providers have significantly upgraded both backbone and local networks with broadband fiber optic facilities and high-speed switches, routers, and multiplexers. In some cases, these service providers are bringing fiber optic links all the way to residential neighborhoods or to the basements of commercial office buildings. In addition, other service providers are building wireless broadband access networks using recently available radio spectrum, or are using hybrid fiber coaxial cable networks that are traditionally used to provide cable TV service. Service providers may also use the copper-based infrastructure of an incumbent local exchange carrier, or ILEC, to offer DSL-based services. All of these new networks offer speeds more than 20 times as fast as today's 56 kbps dial-up modems.

  Although service providers are bringing broadband facilities closer to residential and commercial end users, they remain challenged by the cost and logistics associated with extending this bandwidth all the way to Internet devices in a consumer's home or to the local area network, or LAN, of a small business office. These challenges are particularly acute in MTU complexes where the end-user typically does not directly own the network infrastructure in place, and where the majority of the existing infrastructure tends to be the copper wires being used to provide existing telephone service.

  The MTU market can be segmented into two markets: residential and commercial. The residential MTU market, also known as the multi-dwelling unit, or MDU, market, consists primarily of apartments, hotels, and university dormitories. Data from the U.S. Census Bureau indicates that the domestic apartment market totals over 21 million individual tenant units, with 9 million units being located in buildings or complexes of 50 or more units. Data from the U.S. Department of Commerce indicates that the domestic hotel market consists of 1.7 million rooms, with 1.4 million rooms in buildings of more than 100 rooms. We believe that these larger buildings and complexes are the initial target for high-speed Internet access.

  The commercial MTU market, also known as the multi-tenant commercial unit, or MCU, market, represents office complexes and other business-related facilities. According to data from Torto Wheaton Research, there are more than 2.5 billion square feet of rentable commercial office space in the 54 largest metropolitan markets across the United States.

 MTU Market Characteristics

  As the demand for high-speed Internet access has increased significantly over the last couple of years, we believe that owners and managers of apartments, hotels and commercial properties have begun to view high-speed Internet access as a critical enhanced service for their residents, guests and tenants. There is demand from owners of MTU complexes and buildings to offer Internet access and other broadband services as an amenity that effectively attracts and retains occupants, thereby increasing revenue and profitability.

  Given the complexity and cost of deploying broadband services, many property owners prefer to outsource ownership, installation, operation and management of high-speed Internet solutions to an MTU focused service provider. In exchange for granting a service provider the ability to market and provide telecommunications services to their properties, these MTU owners now have an opportunity to share the service revenue generated from their buildings, and to offer new Internet-enabled services. These services enable on-line reservation of building amenities, community message boards, e-commerce and payment of rent.

  A set of specialized service providers has recently emerged to fill the growing demand for high-speed Internet service to the MTU market. While high-speed Internet access is the primary service delivered by these service providers today, we believe that the delivery of multiple services, such as high-speed corporate networking, packet voice and IP video, will be the key to meeting future customer needs and driving service provider profitability through bundled service offerings. The MTU market is attractive to these emerging service providers because of the efficiency of delivering multiple services, often on an exclusive basis, to a geographically concentrated and demographically similar customer base.

 Infrastructure Requirements for MTU Service Providers

  Service providers marketing to MTU owners and tenants typically concentrate their networks and marketing and sales efforts within major metropolitan areas. In each local service area, a service provider will then locate a metropolitan point-of-presence, or metro POP, that will concentrate high-speed, last mile access links from multiple MTUs, provide value-added services such as web hosting and email, manage subscriber access, centralize billing, and provide an efficient link to backbone Internet or intranet networks.


            [DIAGRAM APPEARS HERE--NETWORK INFRASTRUCTURE FOR MTUS]


  The high-speed links from a service provider's metro POP to individual MTU buildings or complexes may consist of local T1 facilities sourced from an ILEC, xDSL facilities sourced from a competitive local exchange carrier, or CLEC, or self-provisioned fiber, coaxial cable, or radio facilities.

  Once broadband access is brought to the MTU, another broadband distribution network needs to be created within the building to bring the offered services to tenants. Alternatives for creating this network include rewiring the building with Category 5 copper wire for Ethernet, laying a new fiber-based infrastructure or reusing the copper infrastructure that is already in place to provide telephone service. Rewiring with Category 5 wire or laying new fiber links can be prohibitively expensive on a per-subscriber basis because in most cases a service provider will only have demand from a limited number of tenants in the building, yet the entire building will need to be rewired to accommodate future and changing requirements. Similarly, carrier class DSL access multiplexers, known as DSLAMs, which are designed to serve hundreds of subscribers over the existing telephone wires, are prohibitively expensive when only serving a limited number of tenants.

  We believe that service providers for the MTU market require systems that:

  . deliver reliable high-quality broadband access services in a cost effective manner;

  . are easy to deploy and provision, and are economically scalable from as few as four subscribers in small buildings to hundreds of subscribers in large complexes;

  . support multiple services such as voice, video, firewall security and virtual private networking so as to maximize both the network infrastructure and the sales, marketing and operations infrastructure of the service provider; and

  . are remotely controlled, maintained and upgraded as required.

  We believe that systems with these characteristics enable service providers to increase their revenue by providing additional services and increase customer retention through bundled service offerings.

The Tut Systems Solution

  We design, develop and market multi-service broadband access systems that enable service providers to deliver high-speed data access over the existing copper telephone infrastructure found in MTU complexes, such as apartment buildings, hotels, business parks and commercial office buildings. Our systems also provide service providers with enhanced capabilities such as subscriber management, firewall protection, virtual private networking and small business email and web servers. Our systems are designed with the specific requirements of the MTU market in mind and provide the following benefits to our customers:

  . Reliable, high performance, cost-effective broadband access. Our access products use our proprietary FastCopper technology to exploit the underutilized bandwidth of existing MTU infrastructures by reducing the noise, radio frequency interference and signal cross talk inherent in high-speed data transmission over copper telephone wires. Our technology enables cost-effective Ethernet LANs to be quickly implemented over these telephone wires, without interfering with existing telephone service that may be running over these same wires. Our proprietary HomeRun technology has been adopted as the first generation standard for home networking over copper telephone wires by the Home Phone Network Alliance, or HPNA, and is licensed to leading semiconductor, computer hardware and consumer electronics manufacturers. Our proprietary LongRun technology is similar in operation to our HomeRun technology, but provides higher performance in the presence of noise and cross-talk, and transmits over longer distances than HomeRun.

  . Easy-to-deploy, scalable systems. Our Expresso GS, MDU and MDU Lite systems, which are integrated with our proprietary FastCopper technologies, provide low cost, high-speed bandwidth to multiple tenants within an MTU complex or building while meeting our service provider customers' ease-of-use and scalability requirements. The Expresso MDU unit is intended for deployment in the basements of apartment buildings, in wiring rooms of hotels and in other residential locations where access lines are centrally concentrated. Our compact MDU Lite product extends the delivery of high-speed services to tenants living in the smaller buildings typically found in garden style apartment complexes.

  . Multiple value-added, revenue-enhancing services. Our Expresso SMS 2000 and Expresso OCS systems provide plug-and-play functionality, subscriber management, community web pages, credit card billing and other functions for the MDU market. When used to provide high-speed Internet access to hotel guests, the Expresso SMS 2000 system interfaces with our Expresso MDU system to provide a simple plug-and-play experience for the guest without disturbing normal phone service or requiring computer reconfiguring by the guest. Our OneGate Internet appliance enables MCU and other business-focused service providers to provide the key Internet access functions required by small businesses, including routing between LAN and WAN domains, firewall protection, virtual private networking, email server and web servers. These products use industry-standard protocols for interoperability with third-party systems and are based on industrial-grade computing platforms for continuous industry-driven improvements in price and performance.

Strategy

  Our objective is to be the dominant provider of advanced multi-service broadband access systems that exploit the large existing infrastructure of copper telephone wires within multi-tenant complexes, such as apartment buildings, hotels, office buildings, business parks, university dormitories and other buildings. Key elements of our business strategy are as follows:

  Facilitate Rapid Growth in MDU Markets. We market our Expresso MDU and related products to service providers that are focused on the residential MDU market and can benefit from highly-scalable Internet access solutions with low initial deployment costs. We actively work with our customers both to deploy systems in additional properties as well as to facilitate the adoption of broadband access services by tenants in buildings in which our systems are already deployed. We intend to continue to focus our direct sales and marketing efforts on establishing additional customer relationships with large MDU service providers. In addition, we intend to reach smaller service providers through our network of value added resellers, or VARs, and systems integrators.

  Accelerate Penetration in MCU Markets. We plan to accelerate our penetration of the commercial MCU market with our enhanced service capabilities for this market. The acquisition of FreeGate, whose OneGate Internet appliance is specifically designed to serve the growing data communications needs of small to medium businesses, was our initial step in addressing the value-added needs of this market. OneGate enables service providers to address the growing needs of small businesses for Internet access and security, intranet corporate networking and electronic commerce solutions. We believe that the capabilities of OneGate products in combination with our broadband access systems provide us with a significant competitive advantage. We intend to use our direct sales force to target large service providers in the MCU market and develop relationships with key VARs and systems integrators in this market.

  Enhance the Service Capabilities Provided by our Products and Systems. By adding higher-level features and functions above the basic data transport layer, such as subscriber management, network address translation, web, and email servers, firewall protection, and virtual private networking support to our product line, we enable our service provider customers to expand the range of services that they can market and deploy to their customers. Service providers, in turn, can leverage their sales and marketing efforts, reduce customer churn, and have a higher revenue-to-cost portfolio of services. We intend to use our product development capabilities and our FastCopper technology to enable higher data speeds over longer distances. We plan to enhance our Expresso SMS 2000 and OneGate platforms by adding new software features to support voice, video, and enhanced data capabilities. We intend to lower the total cost of system ownership for our customers by reducing manufacturing costs, expanding the self-provisioning features of our systems, and enhancing network management capabilities. In addition, in March 2000, we introduced a suite of new products under development, the IntelliPOP suite, which includes the IntelliPOP stackable access multiplexer, a service delivery appliance, embedded transport modules, and the IntelliPOP Service Management System, a policy-based system for monitoring and control of the IntelliPOP suite. These products are intended to expand and enhance the capabilities of the Expresso and OneGate products and are aimed at the MCU market. We expect to utilize technology from our Xstreamis and planned ActiveTelco acquisitions and to incorporate components of our existing products, technologies and designs in the development of this suite of products.

  Continue to Leverage HomeRun Technology and Partnerships. In June 1998, our HomeRun technology was selected as the initial specification for a home networking standard to be promoted by the Home PNA. We have licensed HomeRun to leading semiconductor, computer hardware, and consumer electronics manufacturers, including 3Com, AMD, AT&T Wireless, Broadcom, Compaq, Conexant Systems, Davicom, Intel, Lucent, Motorola, National Semiconductor, STMicroelectronics and TDK. These licensees embed HomeRun technology into integrated circuits and consumer products, including PCs, network interface cards, network adapters, and modems. We believe that the availability of these devices will reduce the total cost of deploying services based on HomeRun enabled versions of Expresso MDU. We plan to continue to leverage our relationships with these licensees to give us better access to technologies that are supportive of our proprietary LongRun technology and related systems.

  Expand International Presence. We believe that our Expresso product lines, which have been developed in conformance with international standards, can serve a substantial market for high-speed data access products outside of the United States. In addition, we believe that our Expresso SMS 2000 and OneGate product lines can meet the needs of established as well as emerging service providers in international markets such as Europe, the Middle East, and Asia. We have added personnel in several key international markets and are actively seeking to add new international distributors who focus on the MTU market.

Core Technologies and Products

  We have developed a broad base of proprietary FastCopper technology to address noise and distortion problems so that high-speed data access can be achieved over a single pair of ordinary copper telephone wires used in corporate and educational campuses, apartment buildings, hotels and single family homes. Our FastCopper technology encompasses three main areas of expertise to maximize transmission rates at minimum costs over existing copper telephone wires: noise reduction, analog and digital signal processing to reduce distortion, and digital modulation techniques. Our FastCopper expertise is deployed in our HomeRun, LongRun and other transmission technologies.

  HomeRun creates a cost-effective Ethernet LAN over the random topology of home telephone wires, without disturbing existing telephone service and/or G.lite ADSL service running simultaneously over these same wires. With HomeRun, multiple devices can share peripherals and/or a single high-speed Internet access connection on a 1 Mbps Ethernet LAN. HomeRun supports Internet connections through ISDN or xDSL wireline technologies, a wireless modem or a cable modem. LongRun shares similar modulation techniques with HomeRun, but operates at lower baseband frequencies to provide improved performance in the presence of intra-system crosstalk and coverage of longer distances that may be found in many apartment, hotel, and university dormitory complexes. HomeRun is specified to operate over distances as long as 500 feet, while LongRun is intended to operate at distances up to 2500 feet.

  The following products are based in part on this FastCopper technology foundation and are augmented by additional technologies that allow for enhanced capabilities:

 Expresso System Platforms

  Our Expresso MDU products are designed to be used by ILECs, CLECs, and other service providers to provide high-speed advanced data services to large numbers of end users over private copper network infrastructures. Expresso MDU is AC-powered and, when integrated with our HomeRun or LongRun technology, provides owners of private copper networks with an easy to deploy and scalable means to distribute high-speed data access to tenants over the copper telephone wires found in MTUs. In addition, we offer our Expresso GS system, which is DC-powered and intended for use by service providers to serve last mile applications using xDSL technologies.

  An Expresso MDU or Expresso GS system consists of a compact, modular central-site shelf with an SNMP management card, optional switching, multiplexing and WAN interface cards, and up to 17 x DSL, HomeRun or LongRun line cards. The 10 1/2 inch high system is available with two mounting options, either 19 inches wide for data center and international installations or 23 inches wide for telephone company installations.


               [DIAGRAM APPEARS HERE--THE EXPRESSO GS/MDU SYSTEM]

  Each Expresso MDU and Expresso GS shelf can support up to 136 line side subscriber connections, making the Expresso MDU and Expresso GS platforms among the highest density xDSL platforms in the industry. Multiple Expresso MDU and Expresso GS shelves can be interconnected via 10 or 100Base-T Ethernet connections, allowing systems to accommodate hundreds of subscribers onto a common WAN interface.

 Expresso MDU

  Expresso MDU integrates our HomeRun and LongRun technologies with our flexible Expresso platform to provide owners of MDUs with easy to deploy, scalable and cost-effective solutions to distribute high-speed data access to multiple tenants over the private copper networks within MDUs. The Expresso MDU platform has been designed for deployment in residential locations, such as in the basement wiring room of an apartment building. Expresso MDU can be equipped with HomeRun and/or LongRun line cards to provide a secure Ethernet LAN for each living unit within an MDU. We have developed HomeRun and LongRun adapters that convert HomeRun/LongRun signals to a standard 10Base-T Ethernet interface. Consumer products, such as PCs, peripherals, Internet telephones and television-based web browsers, that are compatible with either version 1.0 or version 2.0 of HomePNA can directly connect to the Expresso MDU without the need for any additional adapter or network interface card.


                   [DIAGRAM APPEARS HERE--THE NETWORKED MDU]


 Expresso MDU Lite

  To provide service to small apartment buildings spread across a garden-style complex in which there is no central wiring point, we developed the Expresso MDU Lite and the Expresso LongRun MDU Lite. The former is intended for domestic and international markets, while the latter is primarily intended for international markets. MDU Lites contain either eight ports of HomeRun or eight ports of LongRun. Multiple units may be connected together to support more than eight subscribers and they may be connected back to a central point via LongRun copper-based products, coax-based cable modems, or radio-based modems.


                  [DIAGRAM APPEARS HERE--THE GARDEN-STYLE MDU]


 Expresso GS

  For local loop applications, we offer the Expresso GS system, which consists of xDSL line cards connected to remote M-1100 or MXL-2300 series routers. The M-1100 series routers connect users' PCs or LANs to the Expresso GS system over a local loop that may extend up to 24,700 feet using our current 1.1 Mbps SDSL line technology. The MXL-2300 series routers, when used with a new line card being developed, will provide access at 2.3 Mbps. Our dynamic SmartWire SDSL rate adaptation enables all subscribers to be served at the highest attainable speeds over each loop. Through Expresso's All-Rate DSL feature a service provider can offer tiered access services in increments of 64 Kbps to meet the varying bandwidth and price requirements of each subscriber. All-Rate DSL allows service providers to offer a low cost, low bandwidth, entry level service that can expand to higher bandwidth capabilities as a subscriber's need for bandwidth expands. Our M-1100 and MXL-2300 routers provide a standard 10Base-T interface for connection to users' PCs or LANs.


                [DIAGRAM APPEARS HERE--THE NETWORKED COMMUNITY]


 Expresso SMS 2000

  Our Expresso SMS 2000 and companion Expresso OCS system provide plug-and-play functionality, subscriber management, network address translation, credit card billing, and other functions for the MDU market. The compact 1 3/4 inch high Expresso SMS 2000 system runs on a Red Hat Linux operating system, is typically located on the premises of an MDU complex and supports up to 800 simultaneous user sessions per unit. The companion Expresso OCS operations center software is intended to be located at a metro POP or central network operations center. Expresso OCS is a software package that runs on a standard PC computing platform. Each Expresso OCS can manage up to 300 remote Expresso SMS systems, providing central credit card billing interfaces, accounting records, and access to the accounting and policy data bases most often used by CLECs and ISPs.

 OneGate 1000

  Our OneGate 1000 Internet server appliances combine the functions of IP routing, firewall security, network address translation, secure remote access via virtual private networking, email, and web servers on one compact PC-based platform. Redundant mirrored hard drives provide fault tolerance for critical functions as well as storage for email and web pages. Built-in WAN interfaces support T1, DSL, and ISDN links.

  The OneGate 1000 is designed for larger offices and supports workgroups of 25 to 250 users. For business enterprises with more than a single office location, multiple OneGate units interoperate with each other to provide a secure virtual private network using the worldwide reach of the public Internet. For service providers, the OneGate service platform provides an all-in-one single box solution to locate on a customer's premises. Although located on a customer's premises, the OneGate systems facilitate outsourced management and control by the service provider. Software upgrades and any maintenance fixes can be enabled from the service provider's central network operations center without having to involve the end customer.

 XL Products

  We use our FastCopper technology, along with commercially available components, to build high-speed data access products. In the XL1500 product series, we applied our noise reduction and signal processing expertise to build a 10Mbps, 1,500 foot Ethernet LAN extension product to operate over a single pair of copper telephone wires. For other XL products, we pioneered the use of rate adaptive synchronous digital subscriber line, or SDSL, technology products that extend to distances up to 24,700 feet without the use of repeaters. For HomeRun, we developed a proprietary modulation technique to transmit high-speed data signals over random tree and branch networks typically found in single family homes.

Customers and Markets

  We target our development, marketing and sales efforts to service providers in both the MDU market and MCU market.

 MDU Market

  Service providers, including ILECs, CLECs, ISPs and multiple system operators for the cable industry, can recognize substantial economies of scale by providing high-speed services to MDU tenants from a single point of service. MDUs include apartment complexes, hotels, university dormitories and military housing complexes. We believe that the potential international MDU market represents a strategic opportunity for us.

  Our potential customers in the MDU market include both service providers who seek to sell services to MDU tenants and owners of MDU complexes who seek to offer advanced amenities to their tenants, increase property value, and/or gain additional revenue from the property. Among our Expresso MDU customers are BRE Properties, Darwin Networks and Reflex Communications. Our Expresso SMS 2000 system has been designed with features to specifically address the needs of this market.

 MCU Market

  For some time there have been service providers focused on delivering voice services to tenants in multi-tenant commercial buildings, but recently a new class of service providers and CLECs have emerged that plan to use a broadband IP-based infrastructure to provide a wide array of services, including high-speed Internet access, email, web hosting, firewall protection, local and long distance voice, and business TV to tenants in multi-tenant commercial buildings. These MCU service providers are demanding a low-cost, multi-service, broadband platform on which to deliver this array of services to the small and medium size businesses that tend to locate in MCUs.

  Our Expresso-based transport systems, when coupled with our OneGate products, enable service providers to offer services on an "as-needed" basis, all remotely controlled and managed. Access bandwidth, firewall, email, web server, and virtual private networking services are managed by the service provider obviating the need for a small business to hire on-site IT staff. Among our MCU customers are Darwin Networks, Rycom Inc. and 2nd Century Communications.

  For simple point to point applications, we market our XL products to domestic and international end users for LAN extensions over existing copper telephone wires. We have more than 500 domestic and international customers for our XL product line.

 Home Networking

  The growth in the demand for high-speed data access, the decreasing cost of personal computers and the proliferation of Internet access devices in homes are creating an emerging demand for home networking and access solutions. Home networks must be designed to allow the sharing of files, the sharing of peripherals, such as printers, the simultaneous, uninterrupted use of voice service and, perhaps most importantly, the sharing of Internet and remote corporate network access. Home network consumers desire a low cost, easy to implement network solution that does not require new wires to be installed throughout the home.

  We are licensing our HomeRun technology to members of the Home PNA and others. In 1998, the Home PNA selected HomeRun as the initial specification for a home networking standard. The founding members of the Home PNA were 3Com, AMD, AT&T Wireless, Compaq, Epigram, Hewlett-Packard, IBM, Intel, Lucent, Rockwell and Tut Systems. The Home PNA currently includes over 120 members.

Marketing, Sales and Customer Support

 Marketing

  We seek to increase demand for our products, expand company and product visibility in the market and establish cooperative marketing programs. In addition to customer-specific sales efforts, our marketing activities include attendance at major industry trade shows and conferences, such as Interop, Hitech, National

Multihousing Conference, and SuperComm, the distribution of sales and product literature, operation of a web site, advertising in trade journals and catalogs, direct marketing and ongoing communications with our customers, the press and industry analysts. As appropriate, we enter into cooperative marketing and/or development agreements with strategic partners that may include key customers, semiconductor manufacturers, radio or cable equipment manufacturers, set-top box manufacturers, and others.

 Sales

  We sell our products through multiple sales channels in the United States, including a select group of regional VARs, systems integrators and distributors, data networking catalogs and directly to service providers. Internationally, we sell and market our products through sales agents, systems integrators and distributors. In 1998 and 1999, we established new sales channels in Canada, Europe, South America, Australia and Asia. In 1999, we opened a sales office in the United Kingdom. For the year ended December 31, 1999, we derived approximately 32% of our revenue from customers in international markets. For the six months ended June 30, 2000, we derived approximately 54% of our revenue from customers in international markets. We believe that our products can serve a substantial market for high-speed data access products outside of the United States.

 Customer Support

  We believe that consistent high-quality service and support is a key factor in attracting and retaining customers. Service and technical support of our products is coordinated by the customer support organization located in Pleasant Hill, California. Telecommunications and Networking Systems Engineers provide critical technical support to our customers. Our Systems Application Engineers, located in each of our sales regions, support pre- and post-sales activities. We also employ a nationwide third party support organization to handle inquiries from a large number of customers and provide first level telephone technical support and on-site installation and support services. Customers can also access technical information and receive technical support through the Internet.

Research and Development

  Our research and development efforts are focused on enhancing our existing products and developing new products. Our research and development organization emphasizes early stage system engineering. The product development process begins with a comprehensive functional product specification based on input from the sales and marketing organizations. We incorporate feedback from end users and distribution channels, and through participation in industry events, industry organizations and standards development bodies such as the Home PNA. Key elements of our research and development strategy include:

  . Core Designs. We seek to develop platform architectures and core designs that allow for cost-effective deployment and flexible upgrades that meet the needs of multiple markets and applications. These designs emphasize quick time to market and future cost reduction potential. The Expresso GS/MDU platform is a direct result of this strategy.

  . Product Line Extensions. We seek to extend our existing product lines through product modifications and enhancements in order to meet the needs of particular customers and markets. Products resulting from our product line extension efforts include the Expresso MDU Lite.

  . Use of Industry Standard Components. Our design philosophy emphasizes the use of industry standard hardware and software components whenever possible to reduce time to market, decrease the cost of goods and lessen the risks inherent in new design. We maximize the use of third party software for operating systems and routing software, allowing our software engineers to concentrate on hardware-specific drivers, user interface software and advanced features.

  . New Technologies. We seek to enhance our Expresso platform by incorporating additional xDSL technologies, such as VDSL, higher speed WAN interfaces and new network management software features. Our IntelliPOP suite of products, currently under development, is designed to utilize technology from our Xstreamis and our planned ActiveTelco acquisitions and to incorporate components of our existing products, technologies and designs in the development of this suite of products. We also seek to develop new product capabilities through software upgrades to our Expresso SMS 2000 and OneGate platforms.

Manufacturing

  We do not manufacture any of our own products, but instead rely on contract manufacturers to assemble, test and package our products. We require ISO 9002 registration for these contract manufacturers as a condition of qualification. We audit the contractor's manufacturing process performance through audits, testing and inspections and monitor contractor quality through incoming testing and inspection of packaged products. In addition, we monitor the reliability of our products through in house repair, reliability audit testing and field data analysis.

  We currently purchase all of our raw materials and components used in our products through our contract manufacturers. We and our contract manufacturers have experienced difficulty in obtaining some components used in our products. For example, we are experiencing, and may continue experiencing in the future, difficulty obtaining flash memory. We forecast our product requirements to maintain sufficient product inventory to allow us to meet the short delivery times demanded by our large and diverse customer base, typically one to four days between receipt of order and shipment to the customer. Our future success will depend in significant part on our ability to obtain manufacturing on time, at low costs and in sufficient quantities to meet demand.

Competition

  The markets for our products are intensely competitive, continually evolving and subject to rapid technological change. We believe that we and our products face the following competitive factors:

  . conformance to industry standards;

  . breadth of product lines;

  . implementation of additional product features and enhancements, including improvements in product performance, reliability, size, and scalability;

  . low cost and ease of deployment and use;

  . sales and distribution capability;

  . technical support; and

  . service and general industry and economic conditions.

  Although we believe that we currently compete favorably with respect to all of these factors, there can be no assurance that we will have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully in the future. We expect that competition in each of our markets will increase in the future. Our principal competitors include or are expected to include Cisco, Copper Mountain, Elastic Networks, Paradyne and a number of other public and private companies. Many of our competitors and potential competitors have substantially greater name recognition and technical, financial and marketing resources than us. These competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than us. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced will not harm our business, financial condition and results of operations. In addition, some of our licensees may sell aspects of our technology to our competitors or potential competitors. These competitors may cause an erosion in the potential market for our products. This competition could result in price reductions, reduced profit margins and loss of market share, which would harm our business, financial condition and results of operations.

  We also compete with technologies using alternative transmission media such as coaxial cable, wireless facilities and fiber optic cable. To the extent that telecommunications service providers choose to install fiber optic cable or other transmission media in the last mile, or to the extent that homeowners and businesses install other transmission media within buildings, we expect that demand for our copper telephone wire-based products will decline. These competitive pressures from alternative transmission technologies may further necessitate price reductions of our existing and future products.

Proprietary Rights

  Our success and ability to compete is dependent in part upon our proprietary technology. We rely on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect our proprietary technology. We currently hold 20 United States patents and have 17 United States patent applications pending. There can be no assurance that patents will be issued with respect to pending or future patent applications or that our patents will be upheld as valid or will prevent the development of competitive products. We seek to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information. In addition, we enter into confidentiality agreements with our employees and certain customers, vendors and strategic partners. The steps taken by us in this regard may be inadequate to prevent misappropriation of our technology and our competitors may independently develop technologies that are substantially equivalent or superior to our technologies. We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. In this regard, there can be no assurance that third parties will not assert infringement claims in the future with respect to our current or future products or that any of these claims will not require us to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of those claims. No assurance can be given that any necessary licenses will be available or that, if available, these licenses can be obtained on commercially reasonable terms.

Employees

  As of June 30, 2000, we employed 188 persons, including:

  . 21 in operations;

  . 67 in marketing, sales and customer support;

  . 71 in research and development; and

  . 29 in finance and administration.

  We also employ a number of contract employees, especially for software engineering and systems verification. None of our employees are represented by a labor union and we have experienced no work stoppages to date. With the exception of an agreement with our Chief Operating Officer, we do not have any employment contracts with our executive officers.

Facilities

  Our principal administrative and engineering facilities are located in facilities totaling approximately 89,000 square feet located in Pleasanton, California. In addition, we lease sales and administrative facilities totaling approximately 2,600 square feet in Beaverton, Oregon, and engineering and administrative facilities totaling approximately 20,200 square feet in Sunnyvale, California. We also lease engineering facilities in Ann Arbor, Michigan. We recently vacated offices in Pleasant Hill, California and Oakland, California. We may sublet certain of our facilities at some point in the future.

  The lease for the Pleasanton facility expires in April 2007, with an option to renew for five years, the lease for the Oregon facility expires in March 2002, the lease for the Sunnyvale facility expires in August 2002 and the lease for the Ann Arbor facility expires in December 2001. The lease for the Pleasant Hill facility expires in May 2001 and the lease for the Oakland facility expires in April 2001.

  We believe that our facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional or substitute space will be available as needed.

Legal Proceedings

  As of the date of this prospectus, we are not involved in any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

  Our directors and executive officers as of September 1, 2000 are as follows:

   Name                  Age                       Position
   ----                  ---                       --------
Salvatore D'Auria.......  45 President, Chief Executive Officer and Chairman of
                             the Board
Sanford Benett..........  51 Chief Operating Officer
Matthew Taylor..........  41 Chief Technical Officer and Director
Nelson Caldwell.........  43 Vice President of Finance, Chief Financial Officer
                             and Secretary
Mark Carpenter..........  39 Vice President of Marketing
Thomas Warner...........  43 Vice President of Engineering
Craig Bender............  58 Vice President of Market Development
Avi Caspi...............  49 Vice President of Operations
Clifford H.               60
 Higgerson(1)...........     Director
Saul Rosenzweig(1)......  75 Director
David Spreng(1).........  39 Director
George M. Middlemas.....  54 Director
Brion Applegate(2)......  46 Director
Roger H. Moore(2).......  58 Director
Neal Douglas(2).........  42 Director

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

  Salvatore D'Auria has served as President, Chief Executive Officer and a director since August 1994. Since January 2000, Mr. D'Auria has served as Chairman of the Board of Directors. He served as our Chief Operating Officer from May 1994 to August 1994. From August 1993 to May 1994, Mr. D'Auria performed various consulting services for networking software companies. Mr. D'Auria joined Central Point Software in October 1989 as Director of Product Marketing and was appointed as Vice President of Marketing in April 1990, and held various Vice President positions until August 1993. From 1980 to 1989, Mr. D'Auria served in various marketing and management positions at Hewlett-Packard. Mr. D'Auria holds a B.S. in Physics from Clarkson University.

  Sanford Benett has served as our Chief Operating Officer since February 2000. Mr. Benett served as President and Chief Operating Officer of FreeGate Corporation from June 1999 until February 2000. He also served as Vice President of Engineering of FreeGate from December 1998 until June 1999. From December 1997 to December 1998, Mr. Benett worked as an independent consultant. Mr. Benett also served as Vice President and General Manager of the Newton Business Division of Apple Computer from June 1995 until December 1997. He also served as Director of Software Engineering in the Newton Business Division from January 1994 until June 1995. Prior to that time he held various positions at GO Corporation, Datacopy/Xerox, TransImage Corporation, Tandem Computers and the Mitre Corporation. Mr. Benett holds a B.S. in Mathematics and an M.S. in Computer Science from the University of Maryland.

  Matthew Taylor is a co-founder of Tut Systems and has served as our Chief Technical Officer since August 1994 and as one of our directors since July 1993. From August 1994 to January 2000, Mr. Taylor was Chairman of the Board of Directors and Secretary. From April 1989 to August 1994, Mr. Taylor was our President and Chief Executive Officer. Prior to that time, Mr. Taylor was the Vice President of Engineering and a co-founder of Alameda Instruments, Inc., a semiconductor equipment company, from 1987 to 1989. Mr. Taylor holds a B.S. in Biology and an M.S. in Engineering Science from the University of California at Berkeley.

  Nelson Caldwell has served as our Vice President of Finance and Chief Financial Officer since June 1997. Since January 2000, Mr. Caldwell has served as Secretary. From May 1995 to May 1997, Mr. Caldwell served as Chief Financial Officer and Secretary of Telechips Corporation, a computer telephony device company. Mr. Caldwell also served as the interim President and Chief Executive Officer and a director of Telechips from February 1997 to May 1997. Prior to that time, Mr. Caldwell held various positions at Coopers & Lybrand L.L.P. from June 1989 through April 1995, most recently as Manager in the Business Assurance practice. Mr. Caldwell holds a B.S. in Business Administration from California State University, Chico, and is a Certified Public Accountant.

  Mark Carpenter has served as our Vice President of Marketing since March 2000. From April 1999 to March 2000, Mr. Carpenter was Senior Director of Marketing, New Desktop Product Marketing at Compaq Computer Corporation. From April 1997 to March 1999 Mr. Carpenter was Director of Engineering, Internet and Home Networking at Compaq. Prior to that time, Mr. Carpenter was Senior Manager, Emerging Products, in the Consumer Division of IBM Corporation from January 1996 to March 1997, and Lead Architect, Embedded Network Systems, at IBM from January 1994 to January 1996. Mr. Carpenter holds a B.S. in Computer Science form Worcester Polytechnic Institute.

  Thomas Warner has served as our Vice President of Engineering since February 1997. Prior to that time, Mr. Warner served in various positions at Ericsson Fiber Access, a division of Ericsson Inc. from March 1990 through February 1997, most recently as Vice President of Systems Management. Mr. Warner holds a B.S.E.E. from the University of Illinois at Champaign-Urbana.

  Craig Bender has served as our Vice President of Market Development since June 1997. Prior to that time, Mr. Bender was with Integrated Network Corporation where he served as Vice President of Marketing from 1988 to 1992, as Vice President of International Business Development from 1992 to 1996 and as Vice President of Integrated Network Corporation's DAGAZ division until 1997. Mr. Bender holds a B.S.E.E. from Syracuse University, an M.S.E.E. from the University of California at Los Angeles and an AT&T-sponsored Executive M.B.A. from Pace University.

  Avi Caspi has served as our Vice President of Operations since November 1999. From June 1999 until November 1999, Mr. Caspi worked as an independent consultant, and from February 1998 to June 1999, he was Vice President of Operations for Netro Corporation, a wireless equipment company. From November 1997 to February 1998, he worked as an independent consultant. Mr. Caspi was Vice President of Quality and Director of Manufacturing Operations for Packard Bell NEC from November 1991 to November 1997. Prior to that time, he held various positions with Alps Electrics, Allegretti & Company and Rain Bird Corporation. Mr. Caspi holds an M.B.A. from Pepperdine University, an M.S. in Industrial and Systems Engineering from the University of Southern California, a B.S. in Industrial Engineering from California State Polytechnic University and a B.S. in Practical Mechanical Engineering from ORT Tel-Aviv Technical Institute in Israel.

  Clifford H. Higgerson has served as one of our directors since July 1993. Since 1991, Mr. Higgerson has been a general partner of Vanguard Venture Partners, a venture capital firm specializing in high technology start-ups. Since 1987, Mr. Higgerson has also been a partner of Communications Ventures, Inc. Mr. Higgerson also is a director of Advanced Fibre Communications, Ciena Corporation, a manufacturer of multiplexing systems, and Digital Microwave Corporation. Mr. Higgerson earned his B.S. in Electrical Engineering from the University of Illinois and an M.B.A. in Finance from the University of California at Berkeley.

  Saul Rosenzweig has served as one of our directors since July 1993. Mr. Rosenzweig has been a general partner of Rosetree Partners, a venture investing group, since 1982. He has also served as President and Chief Executive Officer of Snap Software from 1994 to 1996, and as President of RZGroup, Inc., a communications management firm, since 1981. Mr. Rosenzweig holds B.S. degrees in Naval Science and in Industrial Management from Georgia Institute of Technology.

  David Spreng has served as one of our directors since February 1994. Mr. Spreng has been the Managing General Partner of Crescendo Ventures since September 1998. From March 1993 until forming Crescendo Ventures, Mr. Spreng was President of IAI Ventures, Inc., Crescendo's predecessor. Crescendo Ventures is an international early-stage venture capital firm with offices in Palo Alto, Minneapolis and London. Crescendo currently manages approximately $1 billion and invests exclusively in communications and e-business. Mr. Spreng also serves on the board of directors of Allied Riser Communications, innuity, Inc., Fujant Technologies, Novalux Inc., Redcreek Communications, Inc., Nanuk Networks, OneSecure and CoSine Communications. According to Venture Source, Crescendo Ventures is the fifth most active investor in Communications and the sixth most active investor in Internet Infrastructure. Crescendo has backed numerous successful companies including Digital Island, Allied Riser, VIA Networks, LightSpeed (acquired by Cisco) and XIOtech (acquired by SeaGate).

  George M. Middlemas has served as one of our directors since April 1995. Mr. Middlemas has been Managing General Partner of Apex Partners, a venture capital firm, since 1991. Prior to that time, Mr. Middlemas served as Vice President and principal with Inco Venture Capital Management, and a vice president and member of the investment committee of Citicorp Venture Capital. Mr. Middlemas also serves on the Boards of Directors of Pure Cycle Corporation, a water and water recycling technology company, Online Resources & Communications Corporation, a provider of electronic commerce solutions, Data Critical Corporation, a provider of wireless communication and information systems which allow access to critical health information, and Qorus.com, Inc., a provider of Internet protocol-based communications solutions. Mr. Middlemas holds an M.B.A from Harvard University, an M.A. in Political Science from the University of Pittsburgh and a B.A. in History and Political Science from The Pennsylvania State University.

  Brion Applegate has served as one of our directors since August 1996. Mr. Applegate was a co-founder of Spectrum Equity Investors and has served as a Managing General Partner since February 1993. Prior to that time, he was a General Partner of funds managed by Burr, Egan, Deleage & Co., a venture capital firm, from 1982 to 1993. Since August 1998, Mr. Applegate has been a director of Network Access Solutions, a provider of digital subscriber line-enabled networking solutions for businesses. Mr. Applegate holds a B.A. in Liberal Arts from Colgate University and an M.B.A. from Harvard University.

  Roger H. Moore has served as one of our directors since March 1997. Mr. Moore has served as President and Chief Executive Officer of Illuminet, Inc., a provider of network, database and billing services to the communications industry, since October 1998, and as a director of Illuminet since July 1998. Mr. Moore also served as President and Chief Executive Officer of Illuminet from January 1996 to August 1998. From September 1998 to October 1998, Mr. Moore served as President, Chief Executive Officer and a director of VINA Technologies, Inc., a telecommunications equipment company. From November 1985 to December 1995, Mr. Moore served in various executive capacities at Northern Telecom Ltd., including Vice President, Major Accounts and President, Northern Telecom Japan. Mr. Moore holds a B.S. in General Science from Virginia Polytechnic Institute and State University.

  Neal Douglas has served as one of our directors since December 1997. Since December 1999, he has been a Managing General Partner of Spectrum Equity Investors, and since January 1993, he has been a General Partner of AT&T Ventures, a venture capital firm. From May 1989 to January 1993, Mr. Douglas was a partner of New Enterprise Associates, a venture capital firm. Additionally, he was a Member of the Technical Staff at Bell Laboratories. He also serves as a director of FVC.COM, Inc., an Internet video applications company, Netro Corporation, a provider of wireless networking equipment, Software.com, a provider of Internet messaging services and several privately held companies. Mr. Douglas holds a B.S. in Electrical Engineering from Cornell University, an M.S. in Electrical Engineering from Stanford University, and an M.B.A. from the University of California at Los Angeles.

  Our executive officers are appointed by the board of directors and serve until their successors are elected or appointed.

  There are no family relationships among any of our directors or executive officers.

Board of Directors

  We have authorized nine directors. In accordance with the terms of our Certificate of Incorporation, the terms of office of our Board of Directors are divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2002, Class II, whose term will expire at the annual meeting of stockholders to be held in 2003, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2001. The Class I directors are Messrs. Higgerson, Spreng and Applegate, the Class II directors are Messrs. Middlemas, Douglas and Taylor, and the Class III directors are Messrs. D'Auria, Rosenzweig and Moore. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control or management of us. Directors may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock.

Board Committees

  Our Board of Directors has two committees, an Audit Committee and a Compensation Committee. Since April 1998, our Audit Committee has consisted of Messrs. Rosenzweig, Higgerson and Spreng. Our Audit Committee reviews our annual audit and meets with our independent auditors to review our internal accounting procedures and financial management practices. Since April 1998, our Compensation Committee has consisted of Messrs. Applegate, Moore and Douglas. Our Compensation Committee makes recommendations concerning salaries, stock options, incentives and other forms of compensation for our directors, officers and other employees, subject to ratification by our full Board of Directors. Our Compensation Committee is also empowered to administer our various stock plans. Prior to the creation of our Compensation Committee, all decisions concerning salaries, incentives and other forms of compensation for our directors, officers and other employees required a vote by our entire Board of Directors.

Compensation Committee Interlocks and Insider Participation

  The members of our Compensation Committee of our Board of Directors are Messrs. Applegate, Douglas and Moore. None of the members of our Compensation Committee is currently or has been, at any time since our formation as a company, one of our officers or employees. During 1999, none of our executive officers (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as one of our directors.

Director Compensation

  Our directors currently receive a $12,000 one time retainer fee and $1,200 for each board meeting attended plus $500 for each committee meeting attended and are reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of our Board of Directors or any committee of the Board of Directors. In addition, we have granted our outside directors options to purchase 12,000 shares of our common stock. These options accelerate in the event a director is removed from the Board within twelve months of a change of control for reasons other than cause. Our directors also are eligible to receive additional discretionary option grants pursuant to our 1998 Stock Plan and our employee directors are also eligible to participate in our 1998 Employee Stock Purchase Plan.

Employee Contracts and Change in Control

  We currently have employment and non-competition agreements with Sanford Benett, our Chief Operating Officer, which became effective February 14, 2000. Pursuant to this employment agreement, and actions of the Compensation Committee of the Board of Directors, Mr. Benett is employed by us as our Chief Operating

Officer, upon the closing of our acquisition of FreeGate Corporation on February 14, 2000, at an annual salary of $175,000 per year and in addition, is entitled to bonus compensation in the amount of up to $87,500 per year and other bonus or incentive compensation payments as our Board of Directors may determine from time to time, as well as employee benefits we generally provide to our employees. Mr. Benett was also granted options to purchase 200,000 shares of our common stock. Pursuant to the non-competition agreement, Mr. Benett shall not compete with us or solicit away any of our employees from the effective date of the agreement until 18 months following the closing of the FreeGate acquisition on February 14, 2000.

  On June 13, 2000, our board of directors adopted an Executive Officer Retention and Change of Control Plan, which covers our executive officers, and an Employee Retention and Change of Control Plan, which covers all of our other employees. The retention plans provide for the payment of severance benefits and the acceleration of options granted to our executive officers and employees in the event such officers or employees are terminated as a direct result of the change in control. Benefits include the acceleration of unvested options ranging from six months to full vesting and severance pay ranging from one to eighteen months. Benefits may be limited in certain circumstances due to certain tax code provisions.

                             EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the compensation earned by our Chief Executive Officer and our four other most highly compensated executive officers for services to us in all capacities during each of the years ended December 31, 1999, 1998, and 1997:

                           Summary Compensation Table

                                                        Long Term
                                                       Compensation
                               Annual Compensation        Awards
                            -------------------------- ------------
                                                        Securities
                                                        Underlying   All other
                       Year  Salary   Bonus   Other(1)   Options    Compensation
                       ---- -------- -------- -------- ------------ ------------
Salvatore D'Auria....  1999 $224,230 $211,721   --       125,000          --
                       1998  187,500  110,000   --        75,000      $18,230(2)
                       1997  138,803   12,500   --           --        31,250(2)

Matthew Taylor.......  1999  153,891   35,625   --         5,000          --
                       1998  149,808   35,100   --        12,500          --
                       1997  145,986   16,875   --           --           --

Allen Purdy(3).......  1999  142,308   96,668   --        15,000          --
                       1998  138,962   71,875   --        12,500          --
                       1997  113,096   70,837   --        56,250          --

Nelson Caldwell(4)...  1999  142,846   46,188   --        30,000          --
                       1998  118,442   31,625   --        12,500          --
                       1997   52,489   14,771   --        37,500          --

Thomas Warner........  1999  140,000   35,438   --         2,000          --
                       1998  140,000   25,875   --        13,750          --
                       1997  111,211   22,563   --        70,000          --

Nicholas Berberi(5)..  1999  141,037   19,750   --           --           --
                       1998  129,600   16,900   --         5,000          --
                       1997  115,943   16,715   --         6,250          --

--------
(1) Other annual compensation in the form of perquisite and other personal benefits, securities or property has been omitted in those cases where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus for the executive officer.
(2) Represents the principal portion of certain indebtedness between the Company and Mr. D'Auria which was forgiven during each of 1998 and 1997 pursuant to a loan agreement and secured promissory note for an aggregate of $125,000. The loan did not bear interest. Pursuant to the loan agreement, we forgave 25% of the principal amount of the loan each year. The loan has been discharged in full.
(3) On June 20, 2000 Mr. Purdy by mutual agreement relinquished his position as Vice President of Sales of the Company.
(4) Mr. Caldwell has served as our Vice President of Finance and Chief Financial Officer since June 1997. His 1997 compensation reflects the fact that he joined us in June 1997.
(5) Mr. Berberi served as one of our officers from September 1995 until September 1999. In 1997, he was one of the four other most highly compensated executive officers.

  Stock Option Information. The following table sets forth information for the year ended December 31, 1999 with respect to each grant of stock options to our Chief Executive Officer and our four other most highly compensated executive officers:

               Option Grants During Year Ended December 31, 1999

                                                                    Potential Realizable
                                                                      Value at Assumed
                                    Percent of                         Annual Rates of
                         Number of    Total                              Stock Price
                         Securities  Options                            Appreciation
                         Underlying Granted to Exercise              for Option Term(4)
                          Options   Employees  Price per Expiration ---------------------
                         Granted(1) In 1999(2) Share(3)     Date        5%        10%
                         ---------- ---------- --------- ---------- ---------- ----------
Salvatore D'Auria.......  125,000      14.7%    $22.94    8/10/09   $1,803,355 $4,570,057

Matthew Taylor..........    5,000       0.6%     15.00    1/26/09       47,167    119,531

Allen Purdy.............    5,000       0.6%     15.00    1/26/09       47,167    119,531
                           10,000       1.2%     22.94    8/10/09      144,268    365,605

Nelson Caldwell.........    5,000       0.6%     15.00    1/26/09       47,167    119,531
                           25,000       2.9%     22.94    8/10/09      360,671    914,011

Thomas Warner...........    2,000       0.2%     15.00    1/26/09       18,867     47,812

--------
(1) The options granted to Messrs. D'Auria, Taylor, Warner, Purdy and Caldwell vest as to one-fourth of the shares after one year and thereafter as to 1/48th of the shares for each month which expires from the date of grant.
(2) In 1999 the Company granted employees, consultants and directors options to purchase an aggregate of 848,900 shares of our common stock.
(3) The exercise price per share of each option was equal to the fair value of our common stock based on the closing price per share of our common stock as quoted on the Nasdaq National Market on the trading day prior to the date of grant.
(4) In accordance with the rules of the Securities and Exchange Commission, shown are the gains or "options spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future prices of our common stock.

  Aggregate Option Exercises and Option Values. The following table sets forth information with respect to our Chief Executive Officer and our four other most highly compensated executive officers concerning option exercises for the fiscal year ended December 31, 1999 and exercisable and unexercisable options held as of December 31, 1999:

         Aggregate Option Exercises in 1999 and Year-End Option Values

                                                      Number of
                                                Securities Underlying           Value of
                          Number of            Unexercised Options at     In-the-Money Options
                           Shares                 December 31, 1999       at December 31, 1999
                         Acquired on  Value   ------------------------- -------------------------
                          Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
                         ----------- -------- ----------- ------------- ----------- -------------
Salvatore D'Auria.......   33,750    $776,189   178,576      165,625    $9,576,138   $8,881,641
Matthew Taylor..........      --          --      5,729       11,771       307,218      631,220
Allen Purdy.............   31,300     998,648    15,444       37,006       828,185    1,984,447
Nelson Caldwell.........    6,477     119,586    10,969       51,356       588,213    2,753,966
Thomas Warner...........   22,968     597,624     6,693       29,865       358,912    1,601,511

--------
(1) The fair market value of our common stock based on the closing price of our common stock as quoted on the Nasdaq National Market on December 31, 1999 was $53.63 per share.

Stock Plans

 1992 Stock Plan

  Our 1992 Stock Plan, as amended, provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. A total of 509,579 shares of Common Stock have been reserved for issuance under our 1992 Stock Plan. Under our 1992 Stock Plan, as of June 30, 2000, options to purchase an aggregate of 509,579 shares were outstanding, 701,203 shares of our common stock had been purchased pursuant to exercises of stock options and stock purchase rights and no shares were available for future grant. Our Board of Directors has determined that no further options will be granted under the 1992 Stock Plan.

  Our 1992 Stock Plan is administered by our Board of Directors, or a committee appointed by our Board of Directors, which determines the terms of options granted, including the exercise price and the number of shares subject to each option. Our Board of Directors also determines the schedule upon which options become exercisable. The exercise price of incentive stock options granted under our 1992 Stock Plan must be at least equal to the fair market value of our common stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, the exercise price may be no less than 110% of the fair market value. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of our common stock on the date such option is granted; provided, however, the exercise price of a nonstatutory stock option granted to an employee holding more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value of our common stock on the date such option is granted. The maximum term of options granted under our 1992 Stock Plan is ten years.

  Options and stock purchase rights granted under our 1992 Stock Plan are not transferable by the optionee, and each option and stock purchase rights is exercisable during the lifetime of the optionee only by such optionee. Options granted under our 1992 Stock Plan must generally be exercised within three months after the end of optionee's status as our employee, director or consultant, or within twelve months after such optionee's termination by disability or death, respectively, to the extent optionee is vested on the date of termination, but in no event later than the expiration of the option's term.

  The 1992 Stock Plan provides that in the event we merge with or into another corporation, or we sell substantially all of our assets, each outstanding option or stock purchase right shall be assumed or an equivalent option or stock purchase right substituted by the successor corporation. If the outstanding options or stock purchase rights are not assumed or substituted, the options or stock purchase rights will terminate upon the closing of the merger. Our Board of Directors may amend or modify our 1992 Stock Plan at any time, except that without the consent of our stockholders, no amendment or modification shall adversely affect rights and obligations with respect to outstanding options.

 1998 Stock Plan

  Our 1998 Stock Plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. A total of 1,000,000 shares of our common stock, plus annual increases (beginning in 2000) equal to the lesser of: (i) 375,000 shares, (ii) 3% of the outstanding shares, or (iii) a lesser amount determined by our Board of Directors, are currently reserved for issuance pursuant to our 1998 Stock Plan. Effective January 1, 2000 we increased the number of shares reserved for issuance under our 1998 Stock Plan by 358,218 shares. Under our 1998 Stock Plan, as of June 30, 2000, options to purchase an aggregate of 1,071,154 shares were outstanding, 4,499 shares of our common stock had been purchased pursuant to exercise of stock options and stock purchase rights and 290,565 shares were available for future grant.

  Our 1998 Stock Plan may be administered by our Board of Directors or a committee of our Board, or the Administrator, which committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price of the option or stock purchase right, the number of shares subject to each option or stock purchase rights, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate our 1998 Stock Plan, provided that no such action may affect any share of our common stock previously issued and sold or any option previously granted under our 1998 Stock Plan.

  The exercise price of all incentive stock options granted under our 1998 Stock Plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under our 1998 Stock Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under our 1998 Stock Plan may not exceed ten years.

  In the case of stock purchase rights, unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the Administrator.

  Options and stock purchase rights granted under our 1998 Stock Plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by such optionee. Options granted under our 1998 Stock Plan must generally be exercised within three months after the end of optionee's status as our employee, director or consultant, or within one year after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.

  Our 1998 Stock Plan provides that in the event we merge with or into another corporation, or we sell substantially all of our assets, each outstanding option and stock purchase right shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the Administrator shall provide for the optionee to have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Administrator makes an option or stock purchase right exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee that the option or stock purchase right shall be fully exercisable for a period of fifteen days from the date of such notice, and the option or stock purchase right will terminate upon the expiration of such period. Unless terminated sooner, our 1998 Stock Plan will terminate in 2008.

 1998 Employee Stock Purchase Plan

  Our 1998 Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains successive six-month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year. A total of 250,000 shares of our common stock has been reserved for issuance under this plan, plus annual increases (beginning in 2000) equal to the lesser of: (i) 250,000 shares, (ii) 2% of the outstanding shares, or (iii) a lesser amount determined by our Board. Under our 1998 Stock Purchase Plan, as of June 30, 2000, employees had purchased a total of 17,241 shares of our common stock and there were 232,759 shares available for purchase under the plan.

  Our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 21 hours per week. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year may be not be granted an option to purchase stock under this plan. This plan permits participants to purchase our common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions, but exclusive of overtime, bonuses and any other compensation. The maximum number of shares a participant may purchase during a single offering period is 1,250 shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each offering period. The price of stock purchased under this plan is generally 85% of the lower of the fair market value of our common stock at the beginning or end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment by us.

  Rights granted under this plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under this plan. This plan provides that, in the event we merge with or into another corporation or we sell substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

  Our Board of Directors has the authority to amend or terminate this plan, except that no such action may adversely affect any outstanding rights to purchase stock under this plan, provided that our Board of Directors may terminate an offering period on any exercise date if they determine that the termination of this plan is in our best interests and that of our stockholders. This plan became effective in 1998 and will terminate in 2008, unless sooner terminated by the Board of Directors.

 1999 Nonstatutory Stock Plan

  Our 1999 Nonstatutory Stock Plan was adopted by our Board of Directors in November 1999. A total of 1,425,000 shares of our common stock are currently reserved for issuance pursuant to our 1999 Nonstatutory Stock Plan. Unless terminated sooner, our 1999 Nonstatutory Stock Plan will terminate in 2009.

  Under our 1999 Nonstatutory Stock Plan, as of June 30, 2000, options to purchase an aggregate of 1,224,426 shares were outstanding, 13,949 shares of our common stock had been purchased pursuant to exercises of stock options and stock purchase rights, 46,592 shares were issued as restricted stock grants and 140,033 shares were available for future grant.

  Our 1999 Nonstatutory Stock Plan provides for the discretionary grant of nonstatutory stock options to our employees and consultants. No options may be granted to our officers and directors pursuant our 1999 Nonstatutory Stock Plan.

  Our 1999 Nonstatutory Stock Plan may be administered by our Board of Directors or a committee of our Board, or the Administrator, which committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price of the option or stock purchase right, the number of shares subject to each option or stock purchase right, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate our 1999 Nonstatutory Stock Plan, provided that no such action may affect any share of our common stock previously issued and sold or any option previously granted under our 1999 Nonstatutory Stock Plan.

  The exercise price of nonstatutory stock options and stock purchase rights granted under our 1999 Nonstatutory Stock Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. The term of all options granted under our 1999 Nonstatutory Stock Plan may not exceed ten years.

  In the case of stock purchase rights, unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the Administrator.

  Options and stock purchase rights granted under our 1999 Nonstatutory Stock Plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by such optionee. Options granted under our 1999 Nonstatutory Stock Plan must generally be exercised within three months after the end of optionee's status as our employee or consultant, or within one year after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.

  Our 1999 Nonstatutory Stock Plan provides that in the event we merge with or into another corporation, or we sell substantially all of our assets, each outstanding option and stock purchase right shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the Administrator shall provide for the optionee to have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Administrator makes an option or stock purchase right exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee that the option or stock purchase right shall be fully exercisable for a period of fifteen days from the date of such notice, and the option or stock purchase right will terminate upon the expiration of such period.

Nonplan Option

  In March 2000, we granted to Mr. Mark Carpenter, Vice President Marketing, an option to purchase 75,000 shares of our common stock with terms similar to those of our 1999 Nonstatutory Stock Plan.

401(k) Plan

  We maintain a retirement and deferred savings plan for our employees, or 401(k) Plan, that is intended to qualify as a tax-qualified plan under the Internal Revenue Code. This 401(k) Plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation (up to a statutory limit, which is $10,500 in calendar year 2000). Under this 401(k) Plan, we may make discretionary matching contributions. We did not make any contributions to the 401(k) Plan in 1999. A matching contribution made by us vests at 25% per year commencing on the first anniversary of a participant's date of employment by us. All amounts contributed by participants and earnings on such contributions are fully vested at all times.

Limitation of Liability and Indemnification Matters

  Our Certificate of Incorporation provides for the indemnification of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  Our Bylaws provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any of our officers, directors, employees or other agents for any liability arising out of his or her actions in such capacity, regardless of whether our Bylaws permit such indemnification.

  We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right arising out of such person's services as our director, officer, employee, agent or fiduciary, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. The agreements do not provide for indemnification in cases where (i) the claim is brought by the indemnified party; (ii) the indemnified party has not acted in good faith; (iii) the claim arises under Section 16(b) of the Exchange Act; or (iv) the indemnified party has engaged in acts, omissions or transactions for which the indemnified party is prohibited from receiving indemnification under the agreement or applicable law. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

  At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

  On August 27, 1997, we entered into a licensing and cooperative marketing agreement with Microsoft pursuant to which each of us agreed to cooperate in the development and marketing of future implementations of our HomeRun technology. Each party owns a half interest in the other party's technology embodied in any works produced jointly by each of us. Microsoft is one of our principal stockholders. See "Principal Stockholders."

  As part of our acquisition of FreeGate Corporation, completed on February 14, 2000, we assumed a note receivable from Sanford Benett, our Chief Operating Officer, in the amount of $143,453, bearing interest at 7% per annum and due upon the earlier of the sale of our common stock received by Mr. Benett as part of the acquisition or December 2003.

  On April 28, 2000, we entered into a loan agreement and secured promissory note with Mr. Carpenter in the amount of $150,000 to be used toward the purchase of Mr. Carpenter's principal residence. The loan will be forgiven at a rate of 25% per annum and will not bear interest. The loan will be due on April 28, 2003.

  In the past, we have granted options to our executive officers and directors. We intend to grant options to our officers and directors in the future. See "Management--Option Grants During Year Ended December 31, 1999" and "Management--Director Compensation."

  We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to execute such agreements with our future directors and executive officers. See "Management--Limitation of Liability and Indemnification Matters."

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth as of June 30, 2000, and as adjusted to reflect the sale of the shares of common stock offered hereby, certain information with respect to the beneficial ownership of the common stock as to:

  . each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

  . our President and each of our four other most highly compensated executive officers;

  . each of our directors;

  . all of our directors and executive officers as a group; and

  . each selling stockholder.

  In connection with our acquisition of Xstreamis Limited, we agreed to register common stock for those stockholders for resale. Our registration of shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

  Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of common stock held by them.

  Applicable percentage ownership in the table is based on 15,616,536 shares of common stock outstanding as of June 30, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of June 30, 2000 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

  Unless otherwise indicated below, each person or entity named below has an address in care of our principal executive offices.

                                                               Percentage of
                                                 Number of       Ownership
                                                   Shares    -----------------
                                                Beneficially Prior to  After
          Beneficial Owner                         Owned     Offering Offering
          ----------------                      ------------ -------- --------
   5% Beneficial Owners
   Microsoft Corporation(1)....................  1,083,503     6.9%     6.9%
   Vanguard IV, L.P.(2)........................    658,591     4.2%     4.2%

   Officers and Directors
   Clifford H. Higgerson(3)....................    658,591     4.2%     4.2%
   George Middlemas(4).........................    311,626     1.9%     1.9%
   Salvatore D'Auria(5)........................    198,329     1.3%     1.3%
   Neal Douglas(6).............................     31,912       *        *
   Matthew Taylor(7)...........................    106,088       *        *
   Saul Rosenzweig(8)..........................     59,913       *        *
   Thomas Warner(9)............................     27,911       *        *
   Nelson Caldwell(10).........................     19,665       *        *
   Allen Purdy(11).............................      9,383       *        *
   Roger Moore(12).............................      8,332       *        *
   Brion Applegate.............................        --      --       --
   David Spreng................................        --      --       --
   All officers and directors as a group (16
    persons)(13)...............................  1,440,538     9.1%     9.1%

                                                          Beneficial Ownership
                                                                of Shares
                                                             After Offering
                                                          ---------------------
                                 Beneficial    Number of            Percentage
                                  Ownership      Shares              of Total
                                  of Shares    Covered by Number of Outstanding
   Name of Selling Stockholder Before Offering Prospectus  Shares     Shares
   --------------------------- --------------- ---------- --------- -----------
David Birss(14)...............      38,958        7,792    31,166         *
Jim Chapman(15)...............       5,396        1,079     4,317         *
Alice Cheng...................       4,630        4,630         0       --
Clarendon Nominees Limited....       7,425        7,425         0       --
Clarendon Trust Company
 Limited......................       1,583        1,583         0       --
Simon Hughes(16)..............       3,854          771     3,083         *
Makinen Properties Limited....       5,291        5,291         0       --
Mees Pierson (Cayman)
 Limited as Trustee for
 Sofaer Funds/SCI Global Hedge
 Fund.........................      13,890       13,890         0       --
HSBC Financial Services
 (Cayman)
 as Trustee of the Able-Sci
 Venture Fund.................      18,140       18,140         0       --
Ian Moir(17)..................      38,958        7,792    31,166         *
PaineWebber International
 (U.K.) Ltd. .................     293,306      293,306         0       --
Pearl Finance Limited.........       1,323        1,323         0       --
The Sandford Children's
 Trust........................         782          782         0       --
Raleigh Nominees Limited......       5,601        5,601         0       --
                                   -------      -------    ------
  Total Shares Offered........     439,137      369,405    69,732
                                   =======      =======    ======

--------
  * Less than 1%.
 (1) The address of record for Microsoft Corporation is One Microsoft Way, Building 8, Redmond, WA 98502-6399.
 (2) The address of record for Vanguard IV, L.P. is 555 University Avenue, Palo Alto, CA 94301.
 (3) Consists of 658,591 shares held by Vanguard IV, L.P. Mr. Higgerson is a general partner of Vanguard IV, L.P. Mr. Higgerson disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.
 (4) Includes of 301,731 shares held by Apex Investment Funds. Mr. Middlemas is the Managing General Partner of Apex Investment Funds. Mr. Middlemas disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.
 (5) Includes 195,741 shares issuable pursuant to options or rights exercisable within 60 days of June 30, 2000.
 (6) Consists of 12,791 shares held by AT&T Ventures. Mr. Douglas is a general partner of AT&T Ventures. Mr. Douglas disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.
 (7) Includes 18,125 shares issuable pursuant to options exercisable within 60 days of June 30, 2000.
 (8) Consists of 59,913 shares held by Rosetree Partners General Partnership. Mr. Rosenzweig is a general partner of Rosetree Partners General Partnership. Mr. Rosenzweig disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.
 (9) Includes 27,911 shares issuable pursuant to options exercisable within 60 days of June 30, 2000.
(10) Includes 19,665 shares issuable pursuant to options exercisable within 60 days of June 30, 2000.
(11) Includes 9,383 shares issuable pursuant to options exercisable within 60 days of June 30, 2000.
(12) Includes 8,332 shares issuable pursuant to options exercisable within 60 days of June 30, 2000.
(13) Includes an aggregate of 264,977 shares issuable pursuant to options exercisable within 60 days of June 30, 2000. Also includes an aggregate of 301,731 shares held by Apex Investment Funds, of which George Middlemas, our director, is Managing General Partner, 658,591 shares held by Vanguard IV, L.P. of which Cliff Higgerson, our director, is a general partner, and 12,791 shares held by AT&T Ventures, of which Neal Douglas, our director, is a general partner.
(14) Mr. Birss is an employee of Tut Systems, Inc.
(15) Mr. Chapman is an employee of Tut Systems, Inc.
(16) Mr. Hughes is an employee of Tut Systems, Inc.
(17) Mr. Moir is an employee of Tut Systems, Inc.

                          DESCRIPTION OF CAPITAL STOCK

General

  The total number of shares of all classes of stock that we have authority to issue is 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. As of June 30, 2000, there were 15,616,536 shares of our common stock outstanding, which were held of record by approximately 313 holders of record of our common stock, and no shares of undesignated preferred stock outstanding.

Common Stock

  The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares.

Preferred Stock

  Our Board of Directors is authorized, without further stockholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock.

  Although there is no current intention to do so, our Board of Directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of us.

Options

  As of June 30, 2000, we had outstanding options to purchase a total of 2,832,159 shares of our common stock at a weighted average exercise price of $29.90 per share. Recommendations for option grants under our 1992 Stock Plan and our 1998 Stock Plan or otherwise are made by our Compensation Committee, subject to ratification by our full Board of Directors. Our Compensation Committee may issue options with varying vesting schedules, but all options granted pursuant to our stock plans must be exercised within ten years from the date of grant.

Registration Rights of Certain Holders

  The holders of approximately 1,978,000 shares of our common stock or their transferees are entitled to certain registration rights with respect to the registration of such shares under the Securities Act of 1933, as amended. These rights are provided under the terms of the Fourth Amended and Restated Shareholders' Rights Agreement between us and the holders of these registrable securities and expire on January 29, 2001. If we register any of our common stock either for our own account or for the account of other security holders, the holders of these registrable securities are entitled to include their shares of our common stock in the registration. A holder's right to include shares in an underwritten registration statement is subject to the ability of the underwriters to limit the number of shares included in the offering. A holder or holders of these registrable securities may also require us to register all or a portion of these registrable securities on Form S-3 when use of such form becomes available to us, provided, among other limitations, that the proposed aggregate selling price is at least $1,000,000. All registration expenses and all selling expenses relating to these registrable securities, including the reasonable fees and disbursements of one counsel for the selling holders (not to exceed $20,000), must be borne by us, except that we shall only be responsible for the first two registrations in any twelve-month period at the request of the holders of these registrable securities. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for our common stock. If we were to initiate a registration and include these registrable securities pursuant to the exercise of piggyback registration rights, the sale of these registrable securities may have an adverse effect on our ability to raise capital.

Certain Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

  We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding shares owned (i) by persons who are directors and also officers and
(ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  Our Certificate of Incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by a consent in writing. In addition, as provided by our Bylaws, special meetings of our stockholders may be called only by our Board of Directors. Our Certificate of Incorporation also provides that our Board of Directors will be divided into three classes, with each class serving staggered three-year terms. These provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management. See "Risk Factors--Our charter, bylaws, retention and change of control plans and Delaware law contain provisions that could delay or prevent a change in control."

Transfer Agent and Registrar

  The Transfer Agent and Registrar with respect to our Common Stock is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005, and its telephone number is (212) 936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The selling stockholders may sell the shares separately or together, from time to time on the Nasdaq National Market at prices and on terms prevailing at the time of any such sale. Any such sale may be made:

  . in broker's transactions through broker-dealers acting as agents;

  . in transactions directly with market makers; or

  . in privately negotiated transactions where no broker or other third party
    (other than the purchaser) is involved.

  The selling stockholders will pay:

  . Selling commissions or brokerage fees, if any;

  . All applicable transfer taxes; and

  . All fees and costs of their own counsel incurred in connection with the sale.

  During such time as the selling stockholders may be attempting to sell shares registered hereunder, they will:

    (i) furnish copies of this prospectus, as supplemented or amended to each person to whom shares may be offered; and

    (ii) not bid for or purchase any of our securities other than as permitted under the Exchange Act.

  The selling stockholders, and any other persons who participate in the sale of the shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

  With regard to the shares, we have agreed to maintain the effectiveness of this registration statement until the earlier of an aggregate of ninety (90) days or the sale of all securities registered under this registration statement. In addition, we have agreed to use commercially reasonable efforts to keep the registration statement effective for an aggregate of at least forty-five (45) days prior to January 1, 2001. In the event the registration statement is not effective for the specified time period we may be required to repurchase any unsold shares.

  We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts if any, attributable to the sale of the shares. We agreed to indemnify the selling stockholders against certain liabilities including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters in connection with this offering will be passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

  The consolidated financial statements of Tut Systems, Inc. as of December 31, 1998 and December 31, 1999 and for each of the three years in the period ended December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of FreeGate Corporation as of December 31, 1999 and for the year ended December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The balance sheet of FreeGate Corporation as of December 31, 1998 and the related statements of operations, stockholders' equity and cash flows for the year then ended, have been included in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The report of KPMG LLP covering the December 31, 1998, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and negative operating cash flows since inception raise substantial doubt about the company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

  The financial statements of Xstreamis Limited as of December 31, 1999 and for the year ended December 31, 1999 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Xstreamis Limited's ability to continue as a going concern, as described in Note 1(b) to the financial statements) of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of ActiveTelco, Inc. as of December 31, 1999 and for the period from March 25, 1999 (date of inception) through December 31, 1999 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to ActiveTelco, Inc.'s ability to continue as a going concern, as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT TUT SYSTEMS

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including the exhibits and schedules thereto, under the Securities Act of 1933, as amended with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

  You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement will also be available to you on the SEC's Web site. The address of this site is http://www.sec.gov.

                               TUT SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Tut Systems, Inc.
Consolidated Financial Statements
Report of Independent Accountants..........................................  F-2
Consolidated Balance Sheets................................................  F-3
Consolidated Statements of Operations......................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)..................  F-5
Consolidated Statements of Cash Flows......................................  F-6
Notes to Consolidated Financial Statements.................................  F-7

Unaudited Pro Forma Financial Information
Unaudited Pro Forma Combined Financial Information......................... F-23
Unaudited Pro Forma Combined Balance Sheet................................. F-24
Unaudited Pro Forma Combined Statement of Operations....................... F-25
Unaudited Pro Forma Combined Statement of Operations....................... F-26
Notes to Unaudited Pro Forma Combined Financial Information................ F-27

FreeGate Corporation
Report of Independent Accountants.......................................... F-31
Independent Auditors' Report............................................... F-32
Balance Sheets............................................................. F-33
Statements of Operations................................................... F-34
Statements of Stockholders' Equity (Deficit)............................... F-35
Statements of Cash Flows................................................... F-36
Notes to Financial Statements.............................................. F-37

Vintel Communications, Inc.
Balance Sheet.............................................................. F-48
Statement of Operations.................................................... F-49
Statement of Shareholders' Equity.......................................... F-50
Statement of Cash Flows.................................................... F-51
Notes to Financial Statements.............................................. F-52

Xstreamis Limited
(Formerly known as Xstreamis plc)
Report of Independent Accountants.......................................... F-54
Balance Sheets............................................................. F-55
Statements of Operations................................................... F-56
Statements of Stockholders' Equity......................................... F-57
Statements of Cash Flows................................................... F-58
Notes to Financial Statements.............................................. F-59

ActiveTelco, Inc.
Report of Independent Accountants.......................................... F-66
Balance Sheets............................................................. F-67
Statements of Operations................................................... F-68
Statements of Shareholders' Deficit........................................ F-69
Statements of Cash Flows................................................... F-70
Notes to Financial Statements.............................................. F-71

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Tut Systems, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statement of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Tut Systems, Inc. at December 31, 1998 and December 31, 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 20, 2000 except as to Note 14(a) which is as of March 1, 2000

                               TUT SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                  December 31,
                                                ------------------   June 30,
                                                  1998      1999       2000
                                                --------  --------  -----------
                                                                    (unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents.................... $  4,452  $ 13,405   $ 26,934
  Short-term investments.......................      --     18,831    107,717
  Accounts receivable, net of allowance for
   doubtful accounts of $115, $335 and $537
   (unaudited) in 1998, 1999 and 2000,
   respectively................................    2,738    11,742     15,387
  Inventories..................................    3,787     8,401     15,353
  Prepaid expenses and other current assets....      955     3,746      5,248
                                                --------  --------   --------
    Total current assets.......................   11,932    56,125    170,639
Property and equipment, net....................    1,790     3,476      7,604
Deferred offering costs........................      955       --         --
Investments....................................      --        --      16,255
Other assets...................................      580     5,755     51,365
                                                --------  --------   --------
    Total assets............................... $ 15,257  $ 65,356   $245,863
                                                ========  ========   ========
 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
   STOCK AND WARRANT AND STOCKHOLDERS' EQUITY
                   (DEFICIT)
Current liabilities:
  Accounts payable............................. $  2,421  $  5,859   $  6,146
  Accrued liabilities..........................    1,758     3,551      6,921
  Lines of credit..............................      --      1,529        --
  Deferred revenue.............................      580       770        906
                                                --------  --------   --------
    Total current liabilities..................    4,759    11,709     13,973
Lines of credit, net of current portion........    4,262       --         --
Deferred revenue, net of current portion.......    2,080     2,125      2,103
Other liabilities..............................      --        --         329
                                                --------  --------   --------
    Total liabilities..........................   11,101    13,834     16,405
                                                --------  --------   --------
Redeemable convertible preferred stock; $0.001
 par value;
 7,531 shares authorized; 6,355 shares issued
 and outstanding in 1998 and none in 1999 and
 2000 (liquidation value: $43,895 at December
 31, 1998).....................................   43,895       --         --
Redeemable convertible preferred stock
 warrant.......................................    2,100       --         --
                                                --------  --------   --------
                                                  45,995       --         --
                                                --------  --------   --------
Commitments and contingencies (Note 9)
Stockholders' equity (deficit):
  Preferred stock; $0.001 par value; 5,000
   shares authorized;
   none issued or outstanding..................      --        --         --
  Convertible preferred stock; $0.001 par
   value; 1,339 shares authorized; 1,098 shares
   issued and outstanding in 1998 and none in
   1999 and 2000 (liquidation value: $1,567 at
   December 31, 1998)..........................    1,567       --         --
  Common stock; $0.001 par value; 100,000
   shares authorized;
   347, 11,941 and 15,617 shares issued and
   outstanding in 1998, 1999 and 2000
   (unaudited), respectively...................      --         12         15
Additional paid-in capital.....................    2,455   108,969    295,057
Deferred compensation..........................   (1,427)     (972)    (2,621)
Accumulated other comprehensive income.........      --        --         366
Notes receivable from stockholders.............      --        --      (1,456)
Accumulated deficit............................  (44,434)  (56,487)   (61,903)
                                                --------  --------   --------
  Total stockholders' equity (deficit).........  (41,839)   51,522    229,458
                                                --------  --------   --------
    Total liabilities, redeemable convertible
     preferred stock and warrant and
     stockholders' equity (deficit)............ $ 15,257  $ 65,356   $245,863
                                                ========  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               TUT SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                            Six Months Ended
                               Years Ended December 31,         June 30,
                              ----------------------------  ------------------
                                1997      1998      1999      1999      2000
                              --------  --------  --------  --------  --------
                                                               (unaudited)
Revenues:
  Product.................... $  6,221  $  9,790  $ 26,266  $  8,308  $ 36,509
  License and royalty........      --        765     1,541       593       979
                              --------  --------  --------  --------  --------
    Total revenues...........    6,221    10,555    27,807     8,901    37,488
                              --------  --------  --------  --------  --------
Costs of goods sold:
  Product....................    3,228     5,733    15,454     5,160    20,371
  License and royalty........      --         76         5         3       --
                              --------  --------  --------  --------  --------
    Total cost of goods
     sold....................    3,228     5,809    15,459     5,163    20,371
                              --------  --------  --------  --------  --------
Gross margin.................    2,993     4,746    12,348     3,738    17,117
                              --------  --------  --------  --------  --------
Operating expenses:
  Sales and marketing........    5,147     8,462    10,523     4,857     9,604
  Research and development...    3,562     6,200     7,618     3,358     7,231
  General and
   administrative............    2,375     2,807     4,429     2,002     4,716
  In-process research and
   development...............      --        --      2,600       --        800
  Amortization of
   intangibles...............      --        --         52       --      2,560
  Noncash compensation
   expense...................    1,260     1,233       455       228       228
                              --------  --------  --------  --------  --------
    Total operating
     expenses................   12,344    18,702    25,677    10,445    25,139
                              --------  --------  --------  --------  --------
Loss from operations.........   (9,351)  (13,956)  (13,329)   (6,707)   (8,022)
Interest expense.............      (61)     (117)     (608)     (315)     (449)
Interest income and other....      256       327     2,204     1,016     3,056
                              --------  --------  --------  --------  --------
Loss before income taxes.....   (9,156)  (13,746)  (11,733)   (6,006)   (5,415)
Income tax expense...........        1         1         1         1         1
                              --------  --------  --------  --------  --------
Net loss.....................   (9,157)  (13,747)  (11,734)   (6,007)   (5,416)
Dividend accretion on
 preferred stock.............    1,627     2,584       235       235       --
                              --------  --------  --------  --------  --------
Net loss attributable to
 common stockholders......... $(10,784) $(16,331) $(11,969) $ (6,242) $ (5,416)
                              ========  ========  ========  ========  ========
Net loss per share
 attributable to common
 stockholders, basic and
 diluted..................... $ (59.36) $ (60.62) $  (1.12) $  (0.64) $  (0.39)
                              ========  ========  ========  ========  ========
Shares used in computing net
 loss attributable to common
 stockholders, basic and
 diluted.....................      182       269    10,729     9,695    13,869
                              ========  ========  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               TUT SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                           Convertible
                            Preferred                                         Accumulated   Notes
                           Stock Series                                          Other     Receiv-
                               A-G         Common Stock  Additional Deferred    Compre-   able from Accumu-
                          ---------------  -------------  Paid-in   Compen-     hensive    Stock-    lated
                          Shares  Amount   Shares Amount  Capital    sation     Income     holders  Deficit    Total
                          ------  -------  ------ ------ ---------- --------  ----------- --------- --------  --------
Balance, January 1,
 1997...................   1,098  $ 1,567     156 $ --    $     58  $   --       $--       $   --   $(17,319) $(15,694)
Common stock issued for
 cash upon exercise of
 options................     --       --       62   --          34      --        --           --        --         34
Dividend accretion......     --       --      --    --         --       --        --           --     (1,627)   (1,627)
Net loss................     --       --      --    --         --       --        --           --     (9,157)   (9,157)
                          ------  -------  ------ -----   --------  -------      ----      -------  --------  --------
Balance, December 31,
 1997...................   1,098    1,567     218   --          92      --        --           --    (28,103)  (26,444)
Common stock issued for
 cash upon exercise of
 options................     --       --      129   --          63      --        --           --        --         63
Unearned compensation
 related to stock
 options................     --       --      --    --       1,820   (1,820)      --           --        --        --
Amortization related to
 unearned compensation..     --       --      --    --         --       393       --           --        --        393
Common stock warrant
 issued.................     --       --      --    --         480      --        --           --                  480
Dividend accretion......     --       --      --    --         --       --        --           --     (2,584)   (2,584)
Net loss................     --       --      --    --         --       --        --           --    (13,747)  (13,747)
                          ------  -------  ------ -----   --------  -------      ----      -------  --------  --------
Balance, December 31,
 1998...................   1,098    1,567     347   --       2,455   (1,427)      --           --    (44,434)  (41,839)
Common stock issued in
 initial public
 offering, net..........     --       --    2,875     3     46,864      --        --           --        --     46,867
Conversion of Series A-C
 convertible preferred
 stock and Series D-G
 redeemable convertible
 preferred stock to
 common stock in
 conjunction with
 initial public
 offering...............  (1,098)  (1,567)  8,120     8     54,464      --        --           --        --     52,905
Common stock issued for
 cash upon exercise of
 options................     --       --      268     1        507      --        --           --        --        508
Common stock issued in
 conjunction with Public
 Port pooling of
 interest acquisition...     --       --      169   --         160      --        --           --        (84)       76
Common stock issued in
 conjunction with Vintel
 Corporation purchase
 acquisition............     --       --      116   --       4,254      --        --           --        --      4,254
Common stock issued
 under employee stock
 purchase plan..........     --       --        8   --         239      --        --           --        --        239
Exercise of common stock
 warrant................     --       --       37   --         --       --        --           --        --        --
Common stock issued for
 consulting services....     --       --        1   --          26      --        --           --        --         26
Amortization related to
 unearned compensation..     --       --      --    --         --       455       --           --        --        455
Dividend accretion......     --       --      --    --         --       --        --           --       (235)     (235)
Net loss................     --       --      --    --         --       --        --           --    (11,734)  (11,734)
                          ------  -------  ------ -----   --------  -------      ----      -------  --------  --------
Balance, December 31,
 1999...................     --       --   11,941    12    108,969     (972)      --           --    (56,487)   51,522
Common stock issued for
 cash upon exercise of
 options................     --       --      170   --         582      --        --           --        --        582
Notes receivable from
 stockholders...........     --       --      --    --         --       --        --        (1,456)      --     (1,456)
Common stock issued in
 conjunction with
 Xstreamis Limited
 purchase acquisition...     --       --      439   --      19,230      --        --           --        --     19,230
Common stock issued
 under employee stock
 purchase plan..........     --       --        9   --         274      --        --           --        --        274
Common stock issued in
 connection with
 secondary offering, net
 of offering costs......     --       --    2,500     2    141,688      --        --           --        --    141,690
Common stock issued in
 conjunction with
 Freegate purchase
 acquisition............     --       --      511     1     21,887      --        --           --        --     21,888
Unearned compensation
 related to common
 stock..................     --       --       47   --       2,427   (2,427)      --           --        --        --
Amortization related to
 unearned compensation..     --       --      --    --         --       778       --           --        --        778
Comprehensive loss:
 Unrealized gain........     --       --      --    --         --       --        366          --        --
 Net loss...............     --       --      --    --         --       --        --           --     (5,416)
Total comprehensive
 loss...................                                                                                        (5,050)
                          ------  -------  ------ -----   --------  -------      ----      -------  --------  --------
Balance, June 30, 2000
 (unaudited)............     --   $   --   15,617 $  15   $295,057  $(2,621)     $366      $(1,456) $(61,903) $229,458
                          ======  =======  ====== =====   ========  =======      ====      =======  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               TUT SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                             Six Months Ended
                               Years Ended December 31,          June 30,
                               ---------------------------  -------------------
                                1997      1998      1999      1999      2000
                               -------  --------  --------  --------  ---------
                                                               (unaudited)
Cash flows from operating
 activities:
 Net loss....................  $(9,157) $(13,747) $(11,734) $ (6,007) $  (5,416)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and
   amortization..............      398       606       894       366        791
  Noncash interest income....      --        --       (162)      --         --
  Common stock issued for
   services..................      --        --         26       --         --
  Provision for doubtful
   accounts..................       14       104       235       115        202
  Provision for excess and
   obsolete inventory........       72       203       340       353      1,090
  Amortization of discounts
   on investments............     (152)     (204)     (322)      --         --
  Noncash interest income....      --        --        --        (99)    (1,572)
  Noncash compensation
   expense...................    1,260     1,233       455       228        228
  Amortization of goodwill,
   intangible assets and
   other noncash
   compensation..............      --        --         52       --       3,198
  Write-off of in-process
   research and development..      --        --      2,600       --         800
  Gain on sale of other
   assets....................      --        --        --        --        (103)
  Change in operating assets
   and liabilities:
   Accounts receivable.......   (1,036)   (1,672)   (9,239)   (1,339)    (4,532)
   Inventories...............   (1,241)   (2,566)   (4,954)      (32)    (7,841)
   Prepaid expenses and other
    assets...................     (382)   (1,066)   (3,373)   (2,232)      (733)
   Accounts payable and
    accrued liabilities......    1,084     1,792     5,168    (1,604)       601
   Deferred revenue..........      --      2,660       235       266       (325)
                               -------  --------  --------  --------  ---------
    Net cash used in
     operating activities....   (9,140)  (12,657)  (19,779)   (9,985)   (13,612)
                               -------  --------  --------  --------  ---------
Cash flows from investing
 activities:
 Purchase of property and
  equipment..................     (969)   (1,051)   (2,524)     (483)    (4,170)
 Purchase of short-term and
  long-term investments......   (6,543)   (3,906)  (34,855)  (21,763)  (122,400)
 Purchase of other assets....      --        --        --        --      (4,501)
 Proceeds from maturities of
  short-term investments.....    9,346     9,000    14,154       --      18,831
 Proceeds from sale of other
  assets.....................      --        --        --        --         128
 Cash acquired in business
  combination................      --        --        406        76     (1,788)
                               -------  --------  --------  --------  ---------
    Net cash provided by
     (used in) investing
     activities..............    1,834     4,043   (22,819)  (22,170)  (113,900)
                               -------  --------  --------  --------  ---------
Cash flows from financing
 activities:
 Payment on lines of credit..   (1,130)   (1,754)   (2,733)   (2,882)    (1,529)
 Proceeds from lines of
  credit.....................    1,088     5,662       --         34        --
 Proceeds from issuance of
  common and preferred stock,
  net .......................   11,334     3,763    54,284    53,682    142,544
 Other.......................      --        --        --        --          26
                               -------  --------  --------  --------  ---------
    Net cash provided by
     financing activities....   11,292     7,671    51,551    50,834    141,041
                               -------  --------  --------  --------  ---------
Net increase (decrease) in
 cash and cash equivalents...    3,986      (943)    8,953    18,679     13,529
Cash and cash equivalents,
 beginning of period.........    1,409     5,395     4,452     4,452     13,405
                               -------  --------  --------  --------  ---------
Cash and cash equivalents,
 end of period...............  $ 5,395  $  4,452  $ 13,405  $ 23,131  $  26,934
                               =======  ========  ========  ========  =========
Supplemental disclosure of
 cash flow information:
 Interest paid during the
  period.....................  $    61  $     68  $    210  $    119  $     171
 Income taxes paid during the
  period.....................  $     1  $      1  $      1  $    --   $     --
Noncash financing activities:
 Common stock warrants
  issued.....................  $   --   $    480  $    --   $    --   $     --
 Common stock issued in
  connection with Public
  Port, Vintel, FreeGate and
  Xstreamis..................  $   --   $    --   $  4,414  $    160  $  41,118
 Accretion of preferred
  stock......................  $ 1,627  $  2,584  $    235  $    235  $      --
 Conversion of preferred
  stock to common stock......  $   --   $    --   $ 47,802  $ 47,802  $     --
 Unearned compensation
  related to stock and stock
  option grants..............  $ 1,260  $  1,233  $    455  $    --   $   2,427

  The accompanying notes are an integral part of these consolidated financial statements.

                               TUT SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)

NOTE 1--THE COMPANY:

  Tut Systems, Inc. (the "Company"), was founded in 1983 and began operations in August 1991. The Company designs, develops and markets advanced communications products which enable high-speed data access over the copper infrastructure of telephone companies, as well as the copper telephone wires in homes, businesses and other buildings. The Company's products incorporate high-bandwidth access multiplexers, associated modems and routers, Ethernet extension products and integrated network management software.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of consolidation

  These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Interim consolidated financial statements (unaudited)

  The consolidated financial statements as of June 30, 2000 and for the six months ended June 30, 2000 and 1999, together with the related notes are unaudited but have been prepared in accordance with generally accepted accounting principles for interim consolidated financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by generally accepted accounting principles for consolidated annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

 Use of estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fair value of financial instruments

  The fair value of the Company's cash and cash equivalents, short-term investments, accounts receivable, accounts payable and lines of credit approximate their carrying value due to the short maturity or market rate structure of those instruments.

 Cash, cash equivalents, short-term investments and long-term investments

  Cash, cash equivalents, and short-term investments are stated at cost or amortized cost, which approximates fair value, and consist primarily of money market funds, certificates of deposits, corporate securities and debt securities. The Company includes in cash and cash equivalents all highly liquid investments which mature within three months of their purchase date. Investments maturing between three and twelve months from the date of purchase are classified as short-term investments.

  Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates that designation as of each balance sheet date. As of December 31, 1999, debt securities were classified as held-to-maturity as the Company intended to, and had the ability to hold these securities to maturity. Held-to-maturity securities are stated at amortized cost, which approximates fair market value. The estimated fair values of cash equivalents and short-term investments are based on quoted market prices.

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)


  Long-term investments are stated at cost which approximates fair value and consists primarily of certificates of deposits. Investments maturing greater than twelve months from the date of purchase are classified as long-term investments. The Company monitors this investment for impairment and makes appropriate reductions in carrying value when necessary.

 Inventories

  Inventories are stated at the lower of cost, using the average cost method, or market.

 Property and equipment

  Property and equipment are carried at cost. The Company provides for depreciation by charges to expense which are sufficient to write off the cost of the assets over their estimated useful lives on the straight-line basis. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvement. Useful lives by principal classifications are as follows:

     Office equipment................................................ 5 years
     Computers and software.......................................... 3-5 years
     Test equipment.................................................. 5 years
     Leasehold improvements.......................................... 1-5 years

  When assets are sold or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the asset and allowance for depreciation and amortization accounts respectively, and any gain or loss on that sale or disposal is credited or charged to income.

  Maintenance, repairs, and minor renewals are charged to expense as incurred. Expenditures which substantially increase an asset's useful life are capitalized.

 Intangible assets

  Intangible assets consist of goodwill, completed technology and patents, and assembled workforce and are amortized on a straight line basis over five and three years, respectively. See Note 4, Business Combinations.

 Accounting for long-lived assets

  The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

Revenue recognition

 Product revenues

  The Company recognizes revenue from product sales upon shipment if collection of the resulting receivable is probable and product returns are reasonably estimated. Revenue on products shipped on a trial basis is recognized upon customer acceptance. Service revenue relating to customer maintenance fees for ongoing customer support is recognized ratably over the period of the contract. The Company's products generally carry a one year to two year warranty from the date of purchase. Estimated sales returns and warranty costs, based on historical experience by product, are recorded at the time the product revenue is recognized.

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)


 License and royalty revenues

  The Company has entered into non-exclusive technology agreements with various licensees. These agreements provide the licensees the right to use the Company's proprietary technology to manufacture or have products manufactured using the proprietary technology and to receive customer support for specified periods and any changes or improvement to the technology over the term of the agreement.

  Contract fees for the services provided under these licensing agreements are generally comprised of license fees and non-refundable, prepaid royalties which are recognized when the proprietary technology is delivered if there are no significant vendor obligations. If the licensing agreements contain post-contract customer support, the Company recognizes the contract fees ratably over the five year period during which the post-contract customer support is expected to be provided. This period represents the estimated life of the technology. The Company begins to recognize revenue under the contract, once it has delivered the implementation package which contains all information needed to use the Company's proprietary technology in the licensee's process. The remaining obligations are primarily to provide the licensee with any changes or improvements to the technology and technical advice on specifications, testing, debugging and enhancements.

  The Company recognizes royalties upon notification of sale by its licensees. The terms of the royalty agreements generally require licensees to give notification to the Company and to pay royalties within 60 days of the end of the quarter during which the sales take place.

 Advertising expenses

  The Company accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 was $94, $127 and $86, respectively.

 Research and development

  Research and development expenditures are charged to expense as incurred.

 Income taxes

  Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.

 Foreign currency translation

  The functional currency for the Company's foreign subsidiary is the relevant local currency. The translation from foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using the weighted average exchange rate during the period. Adjustments resulting from such translation are reflected in comprehensive loss and as a separate component of stockholders' equity (deficit). Gains or losses resulting from foreign currency transactions are included in the results of operations.

 Net loss per share

  Basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Options, warrants and preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)


  The calculation of net loss per share attributable to common stockholders follows:

                                                            Six Months Ended
                               Years Ended December 31          June 30,
                              ----------------------------  ------------------
                                1997      1998      1999      1999      2000
                              --------  --------  --------  --------  --------
                                                               (unaudited)
Net loss per share
 attributable to common
 stockholders, basic and
 diluted:
  Net loss attributable to
   common stockholders....... $(10,784) $(16,331) $(11,969) $ (6,242) $ (5,416)
  Shares used in computing
   net loss attributable to
   common stockholders, basic
   and diluted...............      182       269    10,729     9,695    13,869
  Net loss per share
   attributable to common
   stockholders, basic and
   diluted................... $ (59.36) $ (60.62) $  (1.12) $  (0.64) $  (0.39)
  Antidilutive securities
   including options,
   warrants, and preferred
   stock not included in net
   loss per share
   attributable to common
   stockholders calculation..    8,537     9,180     1,442     1,094     2,853

 Comprehensive Income (Loss)

  The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in equity.

 Recent accounting pronouncements

  In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and accordingly does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as amended, beginning with the first quarter of fiscal 2001.

  In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of the operations of the Company.

  In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of Opinion No. 25 for (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination.

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)

FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. Management does not expect that the adoption of FIN 44 will have a material effect on the financial statements.

NOTE 3--CONCENTRATIONS OF CREDIT RISK:

  The Company operates in one business segment, designing, developing and marketing advanced communications products which enable high-speed data access in homes, businesses and other buildings. The markets for high-speed data access products are characterized by rapid technological developments, frequent new product introductions, changes in end user requirements and evolving industry standards. The Company's future success will depend on its ability to develop, introduce and market enhancements to its existing products, to introduce new products in a timely manner which meet customer requirements and to respond to competitive pressures and technological advances. Further, the emergence of new industry standards, whether through adoption by official standards committees or widespread use by telephone companies or other service providers, could require the Company to redesign its products.

  The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company had no customers with accounts receivable balances greater than 10% at December 31, 1998. The Company had significant accounts receivable balances due from two customers, individually representing 28% and 18% of total accounts receivable, at December 31, 1999. The Company had significant accounts receivable balances due from two customers, individually representing 25% and 10% of total accounts receivables at June 30, 2000.

  Currently, the Company relies on contract manufacturers and some single source suppliers of materials for certain product components. As a result, should the Company's current manufacturers or suppliers not produce and deliver inventory for the Company to sell on a timely basis, operating results could be adversely impacted.

  The Company from time to time maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt instruments of the U.S. Treasury, governmental agencies and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity. The Company has not experienced any significant losses on its cash equivalents or short-term investments.

NOTE 4--BUSINESS COMBINATIONS:

 Pooling of interests combination

  In June 1999, the Company acquired Public Port, Inc. ("Public Port"), a company that designs and develops subscriber management systems. Under the terms of the agreement, the Company issued 169 shares of its common stock for all of the outstanding stock of Public Port. The transaction was accounted for as a pooling of interests. The historical results of operations and financial position of Public Port have not been significant in relation to the Company. As such, historical results of the Company have not been restated for this acquisition.

 Purchase combination

  In November 1999, the Company acquired all of the outstanding options to purchase common stock and common stock of Vintel Communications, Inc. ("Vintel") for a total purchase price of $4,780, which consisted

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)

of $500 cash, 40 options to purchase shares of the Company's common stock and 116 shares of the Company's common stock and related expenses. Vintel was incorporated in March 1999 and is a networking company that specialized in developing high-performance integrated service routers. The acquisition was accounted for as a purchase and the results of operations of Vintel have been included in the consolidated financial statements from the date of acquisition.

  The allocation of the purchase price was based on the estimated fair value of the assets less liabilities at the date of the acquisition of $354, goodwill and assembled workforce of $1,446 and $380, respectively, and in-process research and development of $2,600. The amount allocated to the purchased in-process technology was determined based on an appraisal completed by an independent third party using established valuation techniques and was expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed. The product percentage of completion was estimated to be 75%. The value of this in-process technology was determined by estimating the costs to develop the purchased in-process technology into a commercially viable product, estimating the resulting net cash flows from the sale of the product resulting from the completion of the in-process technology and discounting the net cash flows back to their present value. Research and development costs to bring in-process product from Vintel to technological feasibility are not expected to have a material impact on the Company's future results of operations or cash flows.

  The following unaudited pro forma financial information reflects the results of operations for the year ended December 31, 1999, as if the acquisition of Vintel had occurred on January 1, 1999. The pro forma results exclude the $2,600 nonrecurring write-off of in-process research and development.

     Revenue......................................................... $27,807
     Net loss attributable to common stockholders.................... $(9,546)
     Net loss per share attributable to common stockholders, basic and diluted.................................................... $ (0.88)

NOTE 5--INVESTMENTS:

 Short term investments:

  The Company had no short-term investments at December 31, 1998. The cost of short-term investments approximated the fair value and the amount of unrealized gains or losses was not significant at December 31, 1999. Short-term investments consist of the following:

                                                       December 31,
                                                       -------------  June 30,
                                                       1998   1999      2000
                                                       ----- ------- -----------
                                                                     (unaudited)
     Commercial paper................................. $ --  $   --   $ 98,476
     Certificate of deposits..........................   --    3,095       --
     Corporate bonds..................................   --   15,736     9,241
                                                       ----- -------  --------
                                                       $ --  $18,831  $107,717
                                                       ===== =======  ========

 Long-term investments consist of the following:

                                                       December 31,
                                                       -------------  June 30,
                                                        1998   1999     2000
                                                       ------ ------ -----------
                                                                     (unaudited)
     Corporate bonds.................................. $  --  $  --    $13,225
     US government agency notes.......................    --     --      3,030
                                                       ------ ------   -------
                                                       $   -- $   --   $16,255
                                                       ====== ======   =======

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)

NOTE 6--BALANCE SHEET COMPONENTS:

                                                  December 31,
                                                 ----------------   June 30,
                                                  1998     1999       2000
                                                 -------  -------  -----------
                                                                   (unaudited)
   Inventories
     Finished goods............................. $ 1,856  $ 6,731    $12,653
     Work in process............................   1,616      --         --
     Raw material...............................     315    1,670      2,700
                                                 -------  -------    -------
                                                 $ 3,787  $ 8,401    $15,353
                                                 =======  =======    =======
   Property and equipment
     Office equipment........................... $   519  $   631    $   642
     Computers and software.....................   1,143    2,661      3,934
     Test equipment.............................     860    1,795      2,431
     Leasehold improvements.....................     454      469      3,454
                                                 -------  -------    -------
                                                   2,976    5,556     10,461
     Less: accumulated depreciation and
      amortization..............................  (1,186)  (2,080)    (2,857)
                                                 -------  -------    -------
                                                 $ 1,790  $ 3,476    $ 7,604
                                                 =======  =======    =======
   Other Assets:
     Goodwill................................... $   --   $ 1,446    $34,298
     Assembled workforce........................     --       380      3,300
     Completed technology and patents...........     --       --      10,580
                                                 -------  -------    -------
                                                     --     1,826     48,178
     Less: accumulated amortization.............   ( -- )     (17)    (2,610)
                                                 -------  -------    -------
     Net intangibles............................     --     1,809     45,568
     Other......................................     580    3,946      5,797
                                                 -------  -------    -------
                                                 $   580  $ 5,755    $51,365
                                                 =======  =======    =======
   Accrued liabilities
     Compensation............................... $   936  $ 1,488    $ 2,917
     Professional fees..........................     --       --         978
     Accrued offering costs.....................     340      --         --
     Customer deposit...........................     --     1,000        --
     Other......................................     482    1,063      3,026
                                                 -------  -------    -------
                                                 $ 1,758  $ 3,551    $ 6,921
                                                 =======  =======    =======

NOTE 7--LINES OF CREDIT:

  The Company entered into a credit facility for up to $7,500 with a lending institution in December 1998. The credit facility is composed of two revolvers: a formula revolver of up to the lesser of $3,000 or 85% of qualifying accounts receivable and a non-formula revolver up to $4,500. The credit facility requires a minimum monthly interest payment of $10. The term of the credit facility is eighteen months and is renewable for additional terms of one year unless 60 days' written notice is given by either party. The loans under this credit facility are collateralized by substantially all assets of the Company. This agreement prohibits the payment of

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)

dividends. The Company granted the lending institution a warrant to purchase 55 shares of the Company's common stock at an exercise price of $14.00 per share on December 21, 1998. The warrant is exercisable for 5 years from the date of issuance and has been valued using the Black-Scholes method.

  On December 18, 1999, the lending institution completed a cashless exercise of its warrant to purchase the Company's common stock, resulting in the issuance of 37 shares of common stock.

  Amounts outstanding under lines of credit are as follows:

                                                       December 31,
                                                       -------------  June 30,
                                                        1998   1999     2000
                                                       ------ ------ -----------
                                                                     (unaudited)
Lending institution credit facility; non-formula
 revolver of $4,500, interest at prime plus 3.5% (12%
 at December 31, 1999)...............................  $4,262 $1,529    $ --
Lending institution credit facility; the lower of
 $3,000 or 85% of qualifying accounts receivable;
 interest at prime plus 2%...........................     --     --       --
                                                       ------ ------    -----
                                                       $4,262 $1,529    $ --
                                                       ====== ======    =====

NOTE 8--INCOME TAXES:

  The income tax provision for each of 1997, 1998 and 1999 of $1 relates to the state franchise tax fee. The components of the net deferred tax assets as of December 31, 1998 and 1999 are as follows:

                                                               December 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
   Deferred tax assets:
     Net operating loss carryforwards....................... $ 11,171  $ 14,937
     Research and development credit........................      977     1,599
     Deferred research and development costs................      402       635
     Deferred revenue.......................................    1,035     1,152
     Accruals and reserves..................................      --      1,195
     Other..................................................      686       378
                                                             --------  --------
                                                               14,271    19,896
     Less: valuation allowance..............................  (14,271)  (19,896)
                                                             --------  --------
   Net deferred tax assets.................................. $    --   $    --
                                                             ========  ========

  Due to the uncertainty surrounding the realization of the tax attributes in tax returns, the Company has placed a full valuation allowance against its otherwise recognizable net deferred tax assets.

  At December 31, 1999, the Company has approximately $39,530 in federal and $8,900 in state net operating losses, or NOL carryforwards to reduce future taxable income. At December 31, 1999, the Company also has research and experimentation tax credit carryforwards of approximately $923 and $676 for federal and state income tax purposes, respectively. The NOL and credit carryforwards expire in 2000 to 2019.

  NOL carryforwards of $7,000 and $2,000 for federal and state income tax purposes, respectively, are subject to annual limitations due to a change in ownership as defined under the Tax Reform Act of 1986.

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)

NOTE 9--COMMITMENTS AND CONTINGENCIES:

 Lease obligations

  The Company leases office, manufacturing and warehouse space under noncancelable operating leases that expire through 2002. On March 3, 1998, the Company extended its existing lease for its headquarters location for three years beginning June 1, 1998 to May 31, 2001. During December 1998, the Company leased additional space under the same terms. The additional lease contains an option to extend for an additional two years at a rate to be determined. In connection with the business combinations in 1999, the Company assumed operating leases which expire in April and December 2001.

  The Company relocated its principal administrative and engineering facilities from Pleasant Hill to Pleasanton, California in July 2000. The lease for the Pleasanton facility expires April 2007, with an option to renew for five years. Under the terms of the lease agreement, the Company was required to issue a letter of credit in the amount of $1,800. The letter of credit is collateralized by restricted funds in the amount of $3,000 which are included in long term investments. This collateral is included in long term investments at June 30, 2000. The letter of credit is reduced annually by $250 provided the Company is not in default under the terms of the lease agreement.

  Minimum future lease payments under operating leases at December 31, 1999 are as follows:

        2000............................................................... $399
        2001...............................................................  219
        2002...............................................................   14
                                                                            ----
                                                                            $632
                                                                            ====

  Minimum future lease payments under operating leases at June 30, 2000 are as follows:

        2000............................................................ $ 1,187
        2001............................................................   1,997
        2002............................................................   1,888
        2003............................................................   1,577
        2004............................................................   1,630
        Thereafter......................................................   4,303
                                                                         -------
                                                                         $12,582
                                                                         =======

  Rent expense for the years ended December 31, 1997, 1998 and 1999 was $267, $314 and $369, respectively.

  In the first quarter of 2000, the Company entered into a commitment to procure a key component for our products from a sole source supplier. This commitment requires the Company to purchase approximately $5,100 of the key component over the remainder of 2000.

 Royalty obligation

  The Company has acquired the rights, title, and interests in two patents from a founder and stockholder of the Company. These two patents give the Company exclusive control of the Balun technology required in the

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)

Company's products. Under the previous agreement, the Company was required to pay on-going royalties based on the net sales price of products sold utilizing the patented technology. In February 1999, the Company paid the founder $2,500 as a lump sum payment for all its future royalty obligations. This payment is included in other assets at December 31, 1999. The Company is amortizing the amount ratably over five years. This period represents the estimated useful life of the patented technology. Amortization expense for the year ended December 31, 1999 was $458.

  For 1998, the royalty fees based on 1% of net sales were approximately $100.

 Contingencies

  The Company is subject to legal proceedings, claims and litigation arising in the ordinary course of business. The Company's management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

NOTE 10--PREFERRED STOCK:

  Convertible preferred stock and redeemable convertible preferred stock at December 31, 1998 was composed of the following, (in thousands):

                                         Shares
                                 ---------------------- Liquidation Redemption
                                 Authorized Outstanding   Amount      Amount
                                 ---------- ----------- ----------- ----------
   Convertible preferred stock
     Series A...................     500         500      $     2    $     2
     Series B...................      89          89          199        199
     Series C...................     750         509        1,366      1,366
   Redeemable convertible
    preferred stock
     Series D...................   1,718       1,493        7,160      7,160
     Series E...................   1,313       1,306        7,591      7,591
     Series F...................   2,500       2,306       13,121     13,121
     Series G...................   2,000       1,250       16,023     16,023
     Undesignated...............     380         --           --         --
                                   -----       -----      -------    -------
                                   9,250       7,453      $45,462    $45,462
                                   =====       =====      =======    =======

  On January 29, 1999, the Company completed its initial public offering of common stock. Simultaneously with the closing of the initial public offering, all issued and outstanding shares of the Company's convertible preferred stock and redeemable convertible preferred shares were automatically converted into shares of common stock.

 Warrants for Series G Mandatorily Redeemable Convertible Preferred Stock

  In connection with the issuance of Series G, in 1998 the Company issued warrants to purchase 667 shares of Series G with an exercise price of $10.00 per share. In January 1999, prior to the public offering, these warrants were exercised, resulting in the issuance of 667 shares of Series G in exchange for cash proceeds totaling $6,700.

  On March 23, 2000, the Company completed its secondary offering of common stock. The Company issued 2,500 shares at $60.00 per share, obtaining net proceeds of $141,700, net of underwriting discounts, commissions and other offering costs.

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)


NOTE 11--STOCKHOLDERS' EQUITY

 Stock split

  In September 1998, in connection with the Company's reincorporation from California to Delaware, the Company effected a four for one reverse split of its common and preferred stock. All share data and stock option plan information have been restated to reflect the reverse split and the reincorporation.

 Preferred stock

  The Company has 5,000 shares of undesignated preferred stock, $0.001 par value, authorized for issuance. The Board of Directors can issue, in one or more series, this preferred stock and fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms and certain other rights and preferences with stockholder action.

 Stock option plans

  In November 1993, the Company adopted the 1992 Stock Plan (the "1992 Plan"), under which the Company may grant both incentive stock options and nonstatutory stock options to employees, consultants and directors. Options issued under the 1992 Plan can have an exercise price of no less than 85% of the fair market value, as defined under the 1992 Plan, of the stock at the date of grant. The 1992 Plan allows for the issuance of a maximum of 750 shares of the Company's common stock. In January 1997, the 1992 Plan was amended to increase the maximum number of shares that may be issued to 1,250. In March 1998, the 1992 Plan was amended to increase the maximum number of shares that may be issued to 1,438. This number of shares of common stock has been reserved for issuance under the 1992 Plan. Generally, stock options are granted with vesting periods of four years and have an expiration date of ten years from the date of grant. However, in the event of a change in control, as defined in our Change in Control plans, employees who are terminated as a direct result of the change in control will be entitled to certain separation benefits including acceleration of unvested options ranging from six months to full vesting and severance pay ranging from one to eighteen months. Benefits may be limited in certain circumstances due to certain tax code provisions.

  The Company's 1998 Stock Plan (the "1998 Plan") was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998 and has rights and privileges similar to the 1992 Plan. The 1998 Plan allows for issuance of 1,000 shares of common stock with annual increases starting in 2000, subject to certain limitations.

  The Company's 1999 Nonstatutory Stock Option Plan (the "1999 Plan") was adopted by the Board of Directors in December 1999. The 1999 Plan allows for the issuance of 1,000 shares of common stock. Additions to the Plan may be approved by the Board of Directors. The 1999 Plan has rights and privileges similar to the 1998 Plan.

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)


  Activity under the 1992, 1998 and 1999 Plans are summarized as follows:

                                                        Outstanding Options
                                             ------------------------------------------
                                                                               Weighted
                          Shares                                               Average
                         Available  Options  Number of     Price     Aggregate Exercise
                         For Grant Exercised  Shares     Per Share     Price    Price
                         --------- --------- --------- ------------- --------- --------
Balance, January 1,
 1997...................     147      152        451   $ 0.28 $ 0.52  $   179   $ 0.40
Options authorized......     500      --         --              --       --       --
Options granted.........    (389)     --         389     0.52   2.00      254     0.65
Options exercised.......     --        56        (56)    0.36   0.48      (21)    0.38
Options terminated......      59      --         (59)    0.36   0.52      (27)    0.46
                          ------      ---      -----                  -------
Balance, December 31,
 1997...................     317      208        725     0.28   2.00      385     0.53
Options authorized......   1,188      --         --              --       --       --
Options granted.........    (414)     --         414     2.00  15.00    2,822     6.82
Options exercised.......     --       129       (129)    0.36   2.40      (63)    0.49
Options terminated......       5      --          (5)           0.52       (3)    0.52
                          ------      ---      -----                  -------
Balance, December 31,
 1998...................   1,096      337      1,005     0.36  15.00    3,141     3.13
Options authorized......   1,000      --         --              --       --       --
Options granted.........    (849)     --         849     1.85  53.63   22,346    26.35
Options exercised.......     --       268       (268)    0.36  15.00     (508)    1.89
Options terminated......      30      --        (144)    0.48  46.63   (1,957)   13.59
Available options
 cancelled from
 1992 Plan..............     (10)     --         --       --     --       --       --
                          ------      ---      -----                  -------
Balance, December 31,
 1999...................   1,267      605      1,442     0.36  51.38   23,022    15.96
Restricted stock issued
 (unaudited)............     (47)     --         --       --     --       --       --
Options authorized
 (unaudited)............     783      --         --       --     --       --       --
Options granted
 (unaudited)............  (1,651)     --       1,651    14.36  59.59   64,902    39.30
Options exercised
 (unaudited)............     --       183       (183)    0.36  46.63     (795)    4.34
Options terminated
 (unaudited)............      78      --         (78)    0.48  47.88   (2,462)   31.78
                          ------      ---      -----                  -------
Balance, June 30, 2000
 (unaudited)............     430      788      2,832   $ 0.36 $59.59  $84,667   $29.90
                          ======      ===      =====                  =======

  The following table summarizes information about stock options outstanding at December 31, 1999:

                        Options Outstanding                            Options Exercisable
   --------------------------------------------------------------------------------------------
                                 Weighted Average
                                    Remaining
      Range of         Number    Contractual Life Weighted Average   Number    Weighted Average
   Exercise Prices   Outstanding     (years)       Exercise Price  Exercisable  Exercise Price
   ---------------   ----------- ---------------- ---------------- ----------- ----------------
   $ 0.36 - $ 0.52       336           6.00            $ 0.45          230          $ 0.41
   $ 1.85 - $ 2.40       214           8.50            $ 2.24          108          $ 2.18
   $ 3.60 - $ 3.60        18           8.10            $ 3.60            7          $ 3.60
   $ 8.00 - $12.00        76           8.40            $10.44           24          $10.15
   $15.00 - $15.00       106           9.00            $15.00           10          $15.00
   $22.94 - $27.06       507           9.60            $23.59          --           $  --
   $38.88 - $45.00       170           9.50            $43.77          --           $  --
   $46.63 - $51.38        15           9.50            $48.75          --           $  --

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)

  In addition to the 1992, 1998 and 1999 Plans, the Company granted an option to purchase 6 shares at $2.24 which options were exercised in 1997. In March 2000, the Company granted an option to purchase 75 shares at $51.25 with rights and privileges similar to the 1998 Plan.

  In connection with the grant of options for the purchase of 356 shares of common stock to employees during the period from December 1997 through June 1998, the Company recorded aggregate deferred compensation of $1,820 representing the difference between the deemed fair value of the common stock and the option exercise price at date of grant. This deferred compensation will be amortized over the vesting period relating to these options. Accordingly, the Company amortized $393 and $455 for the years ended December 31, 1998 and 1999, respectively.

  The Company uses the Black-Scholes method to value options granted to consultants. The total estimated fair value of these grants during the periods presented was not significant and was expensed over the applicable vesting periods.

  At December 31, 1997, 1998 and 1999, vested options to purchase 288, 385 and 379 shares of common stock, respectively were unexercised. The weighted average exercise price of these options was $0.36, $0.65 and $1.96 per share for 1997, 1998 and 1999, respectively.

 Employee Stock Purchase Plan

  The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998. Under the 1998 Purchase Plan, an eligible employee may purchase shares of common stock from the Company through payroll deductions of up to 15% of his or her compensation, at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the first or last trading day on or after May 1 and November 1 and end on the last trading day of the period six (6) months later. At December 31, 1998, the Company has reserved 250 shares of common stock for issuance under the 1998 Purchase Plan. The 1998 Purchase Plan is subject to annual increases, subject to certain limitations.

 Pro forma stock-based compensation

  The following information concerning the Company's stock option plan and employee stock purchase plan is provided in accordance with SFAS 123. The Company accounts for the Plan in accordance with APB No. 25 and related Interpretations. Had compensation expense for the stock option plans and the employee stock purchase plan been determined based on the fair value at the grant date for awards granted in 1997, 1998 and 1999, consistent with the provisions of SFAS 123, the pro forma net loss would have been reported as follows:

                                                    1997      1998      1999
                                                  --------  --------  --------
Net loss attributable to common stockholders--as
 reported.......................................  $(10,784) $(16,331) $(11,969)
Net loss attributable to common stockholders--
 pro forma......................................   (10,798)  (16,496)  (13,602)
Net loss per share attributable to common
 stockholders--as reported......................    (59.36)   (60.62)    (1.12)
Net loss per share attributable to common
 stockholders--pro forma........................    (59.44)   (61.24)    (1.27)

  Prior to the Company's initial public offering, the fair value for each option grant was determined using the minimum value method. Subsequent to the offering, the fair value was determined using the Black-Scholes method. Weighted average assumptions used in determining the fair value for grants in 1997, 1998 and 1999 include risk-free interest rates of 6.7%, 5.4% and 5.6%, respectively, and an expected life of 4 years each.

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)

Volatility and dividend yields are not factors in the Company's minimum value calculation. Using the Black-Scholes method, volatility was 90% and no dividend yield was assumed as the Company has not paid dividends and has no intention to do so.

  The weighted average fair value of options granted in 1997, 1998 and 1999 was $0.12, $2.13 and $17.74 per share, respectively.

  The Company has also estimated the fair value for the purchase rights issued in 1999 under the 1998 Purchase Plan, using the Black-Scholes method with the following weighted average assumptions: risk free interest rate of 4.7%, an expected life of 0.5 years, volatility of 90% and no dividend yield.

NOTE 12--401(k) PLAN:

  In April 1995, the Company adopted the Tut Systems' Inc. 401(k) Plan (the "401(k) Plan") covering all eligible employees. Contributions are limited to 15% of each employee's annual compensation. Contributions to the 401(k) Plan by the Company are discretionary. The Company did not make any contributions for the years ended December 31, 1997, 1998 and 1999.

NOTE 13--SEGMENT INFORMATION:

  The Company currently targets its sales efforts to both public and private network providers and users across four related market segments. The Company currently operates in a single business segment as there is only one measurement of profitability for its operations. Revenues are attributed to the following countries based on the location of customers:

                                            Years Ended December    Six Months
                                                    31,           Ended June 30,
                                           ---------------------- --------------
                                            1997   1998    1999    1999   2000
                                           ------ ------- ------- ------ -------
                                                                   (unaudited)
   United States.......................... $5,236 $ 8,601 $18,825 $7,252 $17,327
   International:
     Korea................................    --      --      --     --   12,293
     Hong Kong............................    --      --      --     --    4,486
     Canada...............................    --      --    2,779    --      --
     All other countries..................    985   1,954   6,203  1,649   3,382
                                           ------ ------- ------- ------ -------
                                           $6,221 $10,555 $27,807 $8,901 $37,488
                                           ====== ======= ======= ====== =======

  The Company was able to determine revenue by country in 1999 and 2000. In prior periods, the Company was only able to determine revenue breakdown between the United States and all other countries.

  It is impracticable for the Company to compute product revenues by product type for the years ended December 31, 1997, 1998 and 1999, and for the six months ended June 30, 2000.

  Two customers accounted for 14% and 12%, respectively, of the Company's revenue for the year ended December 31, 1997. One customer accounted for 10% of the Company's revenue for the year ended December 31, 1998. Two customers accounted for 12% and 10%, respectively, of the Company's revenue for the year ended December 31, 1999. Two customers accounted for 13% and 10%, respectively, of the Company's revenue for the six months ended June 30, 1999. Two customers accounted for 33% and 14%, respectively, of the Company's revenue for the six months ended June 30, 2000.

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)


NOTE 14--SUBSEQUENT EVENTS:

 Completed Acquisitions

  (a) On February 14, 2000, the Company acquired FreeGate, Inc. ("FreeGate") for a total of $25,500. The purchase price consisted of 511 shares of common stock and approximately 20 options to acquire common stock and acquisition related expenses, consisting primarily of investment advisory, legal and other professional fees. This acquisition was accounted for as a purchase business combination.

  The allocation of the purchase price was based on the estimated fair value of the goodwill and the intangibles of $24,700 and in-process research and development of $800. The amount allocated to in-process research and development represents the purchased in-process technology for projects that, as of the date of the acquisition, had not yet reached technological feasibility and had no alternative future use. Based on preliminary assessments, the value of these projects was determined by using the income approach, which discounts expected future cash flows to present value. The discount rate used in the present value calculation were typically derived from a weighted average cost of capital analysis adjusted upwards to reflect additional risks inherent in the development life cycle. These risk factors are reflected in the discount rate used of 30%. The Company expects that the pricing model for products and intellectual property licenses related to our acquisition of FreeGate will be considered standard within the high-technology communications industry. The Company does not expect, however, to achieve expense reductions as a result of integrating the acquired in-process technology. Therefore, the valuation assumptions do not include any anticipated cost savings. The Company expects that products incorporating the acquired technology from this acquisition will be completed and begin to generate cash flows over a six to nine month period after integration. Development of these technologies, however, remains a significant risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competitive threats from numerous companies. Efforts to develop the acquired technology into commercially viable products consists principally of planning, designing, and testing activities necessary to determine that the product can meet market expectations, including functionality and technical requirements.

  (b) On April 28, 2000, the Company acquired certain assets of OneWorld Systems, Inc. for $2,400 in cash. The allocation of the purchase price was based on the fair market value of the assets at the date of acquisition of $0.3 million of property and equipment and $2,100 of goodwill and assembled workforce.

  (c) On May 26, 2000, the Company acquired United Kingdom based holding company, Xstreamis, plc, ("Xstreamis") for a total of $19,800. The purchase price consisted of 439 shares of common stock and 11 options to acquire common stock, $100 in cash and $600 in acquisition related expenses, consisting primarily of legal and other professional fees. This acquisition was accounted for as a purchase business combination. The name of the acquired company was changed to Xstreamis Limited.

  The Company is obligated to register the shares of common stock exchanged in the transaction and to maintain the effectiveness of the related registration statement until the earlier of an aggregate of ninety (90) days or the sale of all securities so registered. In addition, the Company is obligated to use commercially reasonable efforts to keep the registration statement effective for an aggregate of at least forty-five (45) days prior to January 1, 2001. In the event the registration statement is not effective for the specified time period the Company may be required to repurchase any unsold shares.

  The allocation of the purchase price was based on the estimated fair value of the goodwill and the assembled workforce of $12,600 and completed technology of $7,200. The amounts allocated to the assembled

                               TUT SYSTEMS, INC.

 (Information as of June 30, 2000 and/or for the six months ended June 30, 2000 and 1999 is unaudited)
                    (in thousands, except per share amounts)

workforce and to the purchased technology were determined based on an appraisal completed by an independent third party using established valuation techniques.

  The following unaudited pro forma consolidated information gives effect to the acquisitions of FreeGate and Xstreamis as if they had occurred on January 1, 1999 and January 1, 2000 by consolidating the results of operations of FreeGate and Xstreamis with the results of operations of the Company for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively. The pro forma results exclude the $800 nonrecurring write-off of in-process research and development related to the FreeGate acquisition.

                                                  Year Ended  Six Months Ended
                                                 December 31,     June 30,
                                                     1999           2000
                                                 ------------ ----------------
                                                                (unaudited)
Revenue.........................................   $ 29,953       $37,579
Net loss attributable to common stockholders....   $(32,061)      $(8,413)
Net loss per share attributable to common
 stockholders, basic and diluted................   $  (2.75)      $ (0.57)

 Proposed Acquisition

  In August 2000, we entered into a non-binding letter of intent to acquire ActiveTelco, Inc., for 340 shares and options to purchase shares of our common stock valued at $34,600. This transaction is expected to be treated as a purchase for accounting purposes. ActiveTelco is in the development stage of designing an internet telephony platform. The platform enables customers to integrate and deliver web-based telephone applications. In consideration for promises made in connection with ActiveTelco signing the letter of intent, the Company has agreed to make a loan to ActiveTelco in the amount of $500. The loan will bear interest at 7% per annum and matures one year from issuance. In the event that Tut withdraws from the Proposed Acquisition, the loan will be forgiven. In the event that ActiveTelco withdraws from the Proposed Acquisition, the loan shall become due and payable immediately.

                               TUT SYSTEMS, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                    (in thousands, except per share amounts)

  The following unaudited pro forma combined financial information for Tut Systems, Inc. (the "Company") consist of the Unaudited Pro Forma Combined Balance Sheet as at June 30, 2000 and the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1999 and for the six months ended June 30, 2000. This unaudited pro forma financial information gives effect to Tut's acquisitions of Vintel Communications, Inc. ("Vintel"), FreeGate Corporation ("FreeGate") and Xstreamis Limited ("Xstreamis") and to Tut's probable acquisition of ActiveTelco, Inc. ("ActiveTelco") all to be accounted for as purchases.

  The Vintel acquisition was consummated on November 12, 1999. The stockholders of Vintel received 116 shares of Tut common stock and $500 in cash. Additionally, Tut converted stock options to purchase 750 shares of Vintel common stock into stock options to purchase 40 shares of Tut common stock.

  The FreeGate acquisition was consummated on February 14, 2000. The stockholders of FreeGate received 511 shares of Tut common stock. Additionally, Tut converted stock options to purchase 1,113 shares of FreeGate common stock into stock options to purchase 20 shares of Tut common stock.

  The Xstreamis acquisition was consummated on May 26, 2000. The stockholders of Xstreamis received 439 shares of Tut common stock and $100 in cash on a pro-rata basis among the stockholders in exchange for 16,843 shares of Xstreamis. Additionally, Tut exchanged fully vested stock options to purchase 11 shares of Tut common stock for fully vested stock options to purchase 417 of Xstreamis shares.

  In August 2000, the Company entered into a non-binding letter of intent to acquire ActiveTelco. It is expected that the stockholders of ActiveTelco will receive an aggregate of 340 shares of Tut common stock and options to acquire shares of Tut common stock in exchange for all outstanding shares of ActiveTelco.

  The unaudited pro forma combined balance sheet gives effect to the probable ActiveTelco acquisition as if it had occurred on June 30, 2000 by consolidating the balance sheet of ActiveTelco with the balance sheet of Tut at June 30, 2000.

  The unaudited pro forma combined statement of operations for the six months ended June 30, 2000 gives effect to the acquisitions as if they had occurred on January 1, 2000, by consolidating the results of FreeGate, Xstreamis and ActiveTelco with the results of Tut.

  The unaudited pro forma combined statement of operations for the year ended December 31, 1999 gives effect to the acquisitions as if they had occurred on January 1, 1999, by consolidating the results of operations of Vintel, FreeGate, Xstreamis and ActiveTelco with the results of operations of Tut.

  The unaudited pro forma combined statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

  The historical financial statements of the Company, Vintel, FreeGate, Xstreamis and ActiveTelco are included elsewhere in this Prospectus and the unaudited pro forma combined financial information presented herein should be read in conjunction with those financial statements and related notes.

                               TUT SYSTEMS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (in thousands)

                                                June 30, 2000
                                  ---------------------------------------------
                                                                      Pro Forma
                                    Tut     ActiveTelco Adjustments   Combined
                                  --------  ----------- -----------   ---------
             ASSETS
Current assets:
  Cash and cash equivalents...... $ 26,934    $   168     $   --      $ 27,102
  Short-term investments.........  107,717        --          --       107,717
  Accounts receivable, net.......   15,387        --          --        15,387
  Inventories....................   15,353        --          --        15,353
  Prepaid expenses and other.....    5,248         14         --         5,262
                                  --------    -------     -------     --------
    Total current assets.........  170,639        182         --       170,821
Property and equipment, net......    7,604         30         --         7,634
Intangible assets, net...........   45,568        --       25,733 (H)   71,301
Investments......................   16,255        --          --        16,255
Other assets.....................    5,797        --          --         5,797
                                  --------    -------     -------     --------
    Total assets................. $245,863    $   212     $25,733     $271,808
                                  ========    =======     =======     ========
  LIABILITIES AND STOCKHOLDERS'
         EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............... $  6,146    $    32     $   --      $  6,178
  Accrued liabilities............    6,921        488         400 (H)    7,809
  Deferred revenue...............      906        --          --           906
                                  --------    -------     -------     --------
    Total current liabilities....   13,973        520         400       14,893
Other............................      329        525         --           854
Deferred revenue, net of current
 portion.........................    2,103        --          --         2,103
                                  --------    -------     -------     --------
    Total liabilities............   16,405      1,045         400       17,850
                                  --------    -------     -------     --------
Subscribed capital...............      --         102        (102)(H)      --
                                  --------    -------     -------     --------
Stockholders' equity (deficit):
  Common stock...................       15        --          --            15
  Additional paid-in capital.....  295,057     20,400      14,200 (H)  329,657
  Deferred compensation..........   (2,621)    (7,600)      7,600 (H)   (2,621)
  Accumulated comprehensive
   income........................      366        --          --           366
  Notes receivable from
   stockholders..................   (1,456)       --          --        (1,456)
  Accumulated deficit............  (61,903)   (13,735)      3,635 (H)  (72,003)
                                  --------    -------     -------     --------
    Total stockholders' equity
     (deficit)...................  229,458       (935)     25,435      253,958
                                  --------    -------     -------     --------
    Total liabilities and
     stockholders' equity
     (deficit)................... $245,863    $   212     $25,733     $271,808
                                  ========    =======     =======     ========

    The accompanying notes are an integral part of this unaudited pro forma combined financial information.

                               TUT SYSTEMS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                          Six Months Ended January 1, 2000 to January 1, 2000 to         Six Months Ended
                           June 30, 2000   February 13, 2000     May 25, 2000              June 30, 2000
                          ---------------- ------------------ ------------------ -----------------------------------
                                Tut             FreeGate          Xstreamis      ActiveTelco Adjustments   Pro Forma
                          ---------------- ------------------ ------------------ ----------- -----------   ---------
Revenues:
 Product and services...      $36,509            $  91              $ --           $   --      $  --       $ 36,600
 License and royalty....          979              --                 --               --         --            979
                              -------            -----              -----          -------     ------      --------
 Total revenues.........       37,488               91                --               --         --         37,579
                              -------            -----              -----          -------     ------      --------
 Cost of goods sold.....       20,371               43                --               --         --         20,414
                              -------            -----              -----          -------     ------      --------
Gross margin............       17,117               48                --               --         --         17,165
                              -------            -----              -----          -------     ------      --------
Operating Expenses:
 Sales and marketing....        9,604              215                116              --         --          9,935
 Research and
  development...........        7,231              389                400            5,594     (5,200)(I)     8,414
 General and
  administrative........        4,716              176                355              299        --          5,546
 In-process research and
  development...........          800              --                 --               --        (800)(A)       --
 Amortization of
  intangibles...........        2,560              --                 --               --         619 (B)     7,416
                                                                                                1,619 (C)
                                                                                                2,618 (G)
 Noncash compensation
  expense...............          228              --                 --               --         --            228
                              -------            -----              -----          -------     ------      --------
 Total operating
  expenses..............       25,139              780                871            5,893     (1,144)       31,539
                              -------            -----              -----          -------     ------      --------
Loss from operations....       (8,022)            (732)              (871)          (5,893)     1,144       (14,374)
Interest expense........         (449)             (64)               --               --         --           (513)
Interest income and
 other..................        3,056              --                  45              --         --          3,101
                              -------            -----              -----          -------     ------      --------
 Loss before income
  taxes.................       (5,415)            (796)              (826)          (5,893)     1,144       (11,786)
Income tax expense......            1              --                 --               --         --              1
                              -------            -----              -----          -------     ------      --------
 Net loss...............       (5,416)            (796)              (826)          (5,893)     1,144       (11,787)
Dividend accretion on
 preferred stock........          --               --                 --               --         --            --
                              -------            -----              -----          -------     ------      --------
Net loss attributable to
 common stockholders....      $(5,416)           $(796)             $(826)         $(5,893)    $1,144      $(11,787)
                              =======            =====              =====          =======     ======      ========
Net loss per share
 attributable to common
 stockholders, basic and
 diluted................      $ (0.39)                                                                     $  (0.80)
                              =======                                                                      ========
Shares used in computing
 net loss attributable
 to common stockholders,
 basic and diluted......       13,869                                                             822        14,691
                              =======                                                          ======      ========

    The accompanying notes are an integral part of this unaudited pro forma combined financial information.

                               TUT SYSTEMS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                                                                                    March 25,
                                       March 31, 1999                             1999 (date of
                           Year Ended  (Inception) to                             inception) to
                          December 31,  November 12,  Year Ended December 31,     December 31,   Year Ended December
                              1999          1999                1999                  1999            31, 1999
                          ------------ -------------- --------------------------  ------------- -----------------------
                              Tut          Vintel      FreeGate      Xstreamis     ActiveTelco  Adjustments   Pro Forma
                          ------------ -------------- -----------   ------------  ------------- -----------   ---------
Revenues:
 Product and services...    $ 26,266       $ 200      $     2,134    $        12     $   --       $  (200)(D) $ 28,412
 License and royalty....       1,541         --               --             --          --           --         1,541
                            --------       -----      -----------    -----------     -------      -------     --------
 Total revenues.........      27,807         200            2,134             12         --          (200)(D)   29,953
                            --------       -----      -----------    -----------     -------      -------     --------
 Cost of goods sold.....      15,459         110            1,159              4         --          (110)(D)   16,622
                            --------       -----      -----------    -----------     -------      -------     --------
Gross margin............      12,348          90              975              8         --           (90)      13,331
                            --------       -----      -----------    -----------     -------      -------     --------
Operating Expenses:
 Sales and marketing....      10,523         --             3,636            469         --                     14,628
 Research and
  development...........       7,618         132            3,899          1,031       7,660          (90)(D)   12,750
                                                                                                   (7,500)(I)
 General and
  administrative........       4,429         135            1,406          1,294         182          --         7,446
 In-process research and
  development...........       2,600         --               --             --          --        (2,600)(E)      --
 Amortization of
  intangibles...........          52         --               --             --          --           260 (F)   13,529
                                                                                                    5,137 (B)
                                                                                                    4,020 (C)
                                                                                                    4,060 (G)
 Noncash compensation
  expense...............         455         --               221            --          --           --           676
                            --------       -----      -----------    -----------     -------      -------     --------
 Total operating
  expenses..............      25,677         267            9,162          2,794       7,842        3,287       49,029
                            --------       -----      -----------    -----------     -------      -------     --------
Loss from operations....     (13,329)       (177)          (8,187)        (2,786)     (7,842)      (3,377)     (35,698)
Interest expense........        (608)        --               (62)                       --           --          (670)
Interest income and
 other..................       2,204         --                76             28         --           --         2,308
                            --------       -----      -----------    -----------     -------      -------     --------
Loss before income
 taxes..................     (11,733)       (177)          (8,173)        (2,758)     (7,842)      (3,377)     (34,060)
Income tax expense......           1                            3            --          --           --             4
                            --------       -----      -----------    -----------     -------      -------     --------
 Net loss...............     (11,734)       (177)          (8,176)        (2,758)     (7,842)      (3,377)     (34,064)
Dividend accretion on
 preferred stock........         235         --               --             --          --           --           235
                            --------       -----      -----------    -----------     -------      -------     --------
Net loss attributable to
 common stockholders....    $(11,969)      $(177)     $    (8,176)   $    (2,758)    $(7,842)     $(3,377)    $(34,299)
                            ========       =====      ===========    ===========     =======      =======     ========
Net loss per share
 attributable to common
 stockholders, basic and
 diluted................    $  (1.12)                                                                         $  (2.86)
                            ========                                                                          ========
Shares used in computing
 net loss attributable
 to common stockholders,
 basic and diluted......      10,729                                                                1,277       12,006
                            ========                                                              =======     ========

    The accompanying notes are an integral part of this unaudited pro forma combined financial information.

                               TUT SYSTEMS, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                    (in thousands, except per share amounts)

NOTE 1--BASIS OF PRESENTATION:

  The unaudited pro forma combined financial information gives effect to Tut's acquisitions of Vintel, FreeGate and Xstreamis consummated on November 12, 1999, February 14, 2000, and May 26, 2000, respectively and in addition it gives effect to the probable acquisition of ActiveTelco as though it was consummated on June 30, 2000. The acquisitions have been accounted for as purchases, and the probable acquisition is expected to be accounted for as a purchase.

  The stockholders of Vintel received 116 shares of Tut common stock and $500 in cash. The optionholders of Vintel received options to purchase 40 shares of Tut common stock. The stockholders of FreeGate received 511 shares of Tut common stock. The optionholders of FreeGate received options to purchase 20 shares of Tut common stock. The stockholders of Xstreamis received 439 shares of Tut common stock and $100 in cash. The optionholders of Xstreamis received options to purchase 11 shares of Tut common stock. It is expected that the shareholders of ActiveTelco will receive an aggregate of 340 shares of Tut common stock in exchange for all outstanding shares of ActiveTelco.

  The unaudited pro forma combined financial information has been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities based on estimates of their fair values.

  The Unaudited Pro Forma Combined Balance Sheet at June 30, 2000 gives effect to the probable acquisition of ActiveTelco as if it had occurred on June 30, 2000 by consolidating the balance sheet of ActiveTelco with the balance sheet of Tut at June 30, 2000.

  The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1999 and for the six months ended June 30, 2000 gives effect to the acquisitions as if they had taken place on January 1, 1999 and on January 1, 2000, respectively.

  The unaudited pro forma combined financial information is not necessarily indicative of what the actual financial results would have been had the transactions taken place as of the beginning of the periods presented and do not purport to be indicative of the results of future operations.

NOTE 2--PURCHASE PRICE ALLOCATION:

 (a) Vintel:

  The unaudited pro forma combined information reflects a total purchase price for the Vintel acquisition of $4,780 including the estimated value of the Tut shares and the estimated value of vested options issued upon consummation of the Vintel acquisition and estimated transaction costs.

  The allocation of the purchase price using balances as of November 12, 1999 is summarized below:

     Net tangible assets................................................ $  354
     In-process research and development................................  2,600
     Assembled workforce................................................    380
     Goodwill...........................................................  1,446
                                                                         ------
                                                                         $4,780
                                                                         ======

  The amount allocated to the purchased in-process technology was determined based on an appraisal completed by an independent third party using established valuation techniques and was expensed upon

                               TUT SYSTEMS, INC.

                    (in thousands, except per share amounts)

acquisition, because technological feasibility had not been established and no future alternative uses existed. The product percentage of completion was estimated to be 75%. The value of this in-process technology was determined by estimating the cost to develop the purchased in-process technology into a commercially viable product, estimating the resulting net cash flows from the sale of the product resulting from the completion of the in-process technology and discounting the net cash flows back to their present value.

  The amount allocated to in-process research and development was charged to the statement of operations in the period the acquisition was consummated.

 (b) FreeGate:

  The unaudited pro forma combined information reflects a total purchase price for the FreeGate acquisition of $25,486 from 511 shares of common stock, 20 options to acquire common stock, net liabilities assumed and acquisition related expenses, consisting primarily of investment advisory, legal and other professional fees. The Company valued the options using the Black-Scholes option pricing model, applying an average expected life of 4 years, a weighted average risk free rate of 6%, an expected dividend yield of zero percent, a volatility of 80% and a deemed fair value of common stock of $41.81.

  The Company's allocation of the aggregate purchase price to the identifiable intangible assets and goodwill acquired in connection with the FreeGate acquisition using balances as of February 14, 2000 is summarized below:

     Completed technology.............................................. $ 2,900
     In-process research and development...............................     800
     Assembled workforce...............................................   1,500
     Patents...........................................................     500
     Goodwill..........................................................  19,786
                                                                        -------
       Total purchase price............................................ $25,486
                                                                        =======

  The amount allocated to in-process research and development represents the purchased in-process technology for projects that, as of the date of the acquisition, had not yet reached technological feasibility and had no alternative future use. Based on preliminary assessments, the value of these projects was determined by using the income approach, which discounts expected future cash flows to present value. The discount rate used in the present value calculations were typically derived from a weighted average cost of capital analysis adjusted upwards to reflect additional risks inherent in the development life cycle. These risk factors are reflected in the discount rate used of 30%. We expect that the pricing model for products and intellectual property licenses related to our acquisition of FreeGate will be considered standard within the high-technology communications industry. We do not expect, however, to achieve expense reductions as a result of integrating the acquired in-process technology. Therefore, the valuation assumptions do not include any anticipated cost savings. We expect that products incorporating the acquired technology from this acquisition will be completed and begin to generate cash flows over a six to nine month period after integration. Development of these technologies, however, remains a significant risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competitive threats from numerous companies. Efforts to develop the acquired technology into commercially viable products consists principally of planning, designing and testing activities necessary to determine that the product can meet market expectations, including functionality and technical requirements. Failure to bring these products to market in a timely manner could result in a loss of market share, or a lost opportunity to capitalize on emerging markets, and could harm our business and operating results.

                               TUT SYSTEMS, INC.

                    (in thousands, except per share amounts)


  The amounts allocated to in-process research and development was charged to the statement of operations in the period the acquisition was consummated.

 (c) Xstreamis:

  The unaudited pro forma combined information reflects a total purchase price for the Xstreamis acquisition of $19,828 from 439 shares of common stock, 11 options to acquire common stock, $100 in cash, net liabilities assumed and acquisition related expenses, consisting primarily of investment advisory, legal and other professional fees. The Company valued the options using the Black Scholes option pricing model, applying an average expected life of 4 years, a weighted average risk free rate of 6%, an expected dividend yield of zero percent, a volatility of 80% and a deemed fair value of common stock of $41.75.

  The Company's allocation of the aggregate purchase price to the identifiable intangible assets and goodwill acquired in connection with the Xstreamis acquisition using balances as of May 26, 2000 is summarized below:

     Completed technology............................................... $ 7,180
     Assembled workforce................................................     410
     Goodwill...........................................................  12,238
                                                                         -------
       Total purchase price............................................. $19,828
                                                                         =======

 (d) ActiveTelco:

  The unaudited pro forma combined information reflects a total estimated purchase price for the ActiveTelco acquisition of $35,000 from an aggregate of 340 shares of common stock and common stock equivalents, net liabilities assumed and acquisition related expenses, consisting primarily of investment advisory, legal and other professional fees.

  The Company's preliminary allocation of the aggregate purchase price to the identifiable intangible assets and goodwill acquired in connection with the ActiveTelco acquisition using balances as of June 30, 2000 is summarized below:

     Net liabilities assumed.......................................... $  (833)
     In-process research and development..............................  10,100
     Assembled workforce..............................................     670
     Goodwill.........................................................  25,063
                                                                       -------
       Total purchase price........................................... $35,000
                                                                       =======

  The amount allocated to in-process research and development represents the purchased in-process technology for projects that, as of the date of the acquisition, had not yet reached technological feasibility and had no alternative future use. Based on preliminary assessments, the value of these projects was determined by using the income approach, which discounts expected future cash flows to present value. The discount rate used in the present value calculations were typically derived from a weighted average cost of capital analysis adjusted upwards to reflect additional risks inherent in the development life cycle. These risk factors are reflected in the discount rate used of 30%. We expect that the pricing model for products and intellectual property licenses related to our acquisition of ActiveTelco will be considered standard within the high-technology communications industry. We do not expect, however, to achieve expense reductions as a result of integrating the acquired in-process technology. Therefore, the valuation assumptions do not include any anticipated cost savings. We expect that products incorporating the acquired technology from this acquisition will be completed and begin to generate cash flows over a six to nine month period after integration.

                               TUT SYSTEMS, INC.

                    (in thousands, except per share amounts)

Development of these technologies, however, remains a significant risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competitive threats from numerous companies. Efforts to develop the acquired technology into commercially viable products consists principally of planning, designing and testing activities necessary to determine that the product can meet market expectations, including functionality and technical requirements. Failure to bring these products to market in a timely manner could result in a loss of market share, or a lost opportunity to capitalize on emerging markets, and could harm our business and operating results.

  The amounts allocated to in-process research and development will be charged to the statement of operations in the period the acquisition will be consummated.

NOTE 3--UNAUDITED PRO FORMA COMBINED NET LOSS PER SHARE:

  The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1999 and for the six months ended June 30, 2000 are based upon the Tut historical weighted average common shares outstanding together with the shares issued in the transactions as if such shares were issued January 1, 1999 and January 1, 2000, respectively. Common stock issuable upon the conversion of convertible preferred stock and exercise of Tut stock options and warrants has been excluded as the effect would be antidilutive.

NOTE 4--PURCHASE ADJUSTMENTS:

  The following adjustments were applied to the pro forma combined financial information:

  (A) To eliminate the amount allocated to in-process research and development related to the FreeGate acquisition as it is non-recurring.

  (B) To reflect amortization of goodwill and other intangibles related to the FreeGate acquisition over their estimated useful lives of five years for goodwill, patents and completed technology and three years for assembled workforce.

  (C) To reflect amortization of goodwill and other intangibles related to the Xstreamis acquisition over their estimated useful lives of five years for goodwill and completed technology and three years for assembled workforce.

  (D)  To eliminate intercompany transactions between Tut and Vintel.

  (E) To eliminate the amount allocated to in-process research and development related to the Vintel acquisition as it is non-recurring.

  (F) To reflect amortization of goodwill and assembled workforce related to the Vintel acquisition over their estimated useful lives of five and three years, respectively, as if the acquisition occurred on January 1, 1999.

  (G) To reflect amortization of goodwill and other intangibles related to the ActiveTelco acquisition over their estimated useful lives of five years for goodwill and three years for assembled workforce.

  (H) To reflect the issuance of shares in the ActiveTelco acquisition and to record estimated transaction costs and other assets and liabilities at their fair values.

  (I) To eliminate the stock-based compensation expense of ActiveTelco as the options to which this expense relates all vest on acquisition.

  The amount allocated to in-process research and development for the ActiveTelco acquisition has not been included in the Unaudited Pro Forma Combined Statement of Operations as it is nonrecurring. This amount will be expensed in the period the acquisition is consummated.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of FreeGate Corporation

  In our opinion, the accompanying balance sheet as of December 31, 1999 and the related statements of operations, of cash flows, and of stockholders' equity (deficit) present fairly, in all material respects, the financial position of FreeGate Corporation at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 14, 2000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of FreeGate Corporation

  We have audited the accompanying balance sheet of FreeGate Corporation (the "Company") as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FreeGate Corporation as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses and negative operating cash flows since inception that cause substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. Continuation of the Company as a going concern is dependent upon management's ability to obtain additional financing and the successful development and marketing of its products. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Mountain View, California
April 23, 1999, except as to Note 7,
which is as of November 1, 1999

                              FREEGATE CORPORATION

                                 BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                              December 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $  6,120  $    130
  Accounts receivable, net of allowance for doubtful
   accounts of $201 and $132, respectively.................      557       403
  Inventory................................................      497       210
  Prepaid expenses and other current assets................       80       224
                                                            --------  --------
    Total current assets...................................    7,254       967
Property and equipment, net................................      661       394
Other assets...............................................       50        52
                                                            --------  --------
    Total assets........................................... $  7,965  $  1,413
                                                            ========  ========
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................... $    306  $    465
  Accrued liabilities......................................      690       734
  Notes payable............................................      --        895
  Capital lease obligations................................      281       323
  Deferred revenue.........................................      112       418
                                                            --------  --------
    Total current liabilities..............................    1,389     2,835
Capital lease obligations, net of current portion..........      547       279
Deferred revenue, net of current portion...................      220       134
                                                            --------  --------
    Total liabilities......................................    2,156     3,248
                                                            ========  ========
Commitments and contingencies (Note 5)
Stockholders' equity (deficit):
  Convertible preferred stock, $0.0001 par value:
  Series A: 2,500 shares authorized; 2,500 shares issued
   and outstanding as of December 31, 1998 and 1999;
   liquidation preference of $300..........................      --        --
  Series B: 5,200 shares authorized; 5,067 shares issued
   and outstanding as of December 31, 1998 and 1999;
   liquidation preference of $3,800........................      --        --
  Series C: 5,000 shares authorized; 4,706 shares issued
   and outstanding as of December 31, 1998 and 1999;
   liquidation preference of $8,000........................      --        --
  Series D: 5,000 shares authorized; 4,442 shares issued
   and outstanding as of December 31, 1998 and 1999,
   respectively; liquidation preference of $13,325.........      --        --
  Restricted common stock, $0.0001 par value; 35,000 shares
   authorized;
   9,272 and 10,048 shares issued and outstanding as of
   December 31, 1998 and 1999, respectively................      --        --
  Additional paid-in capital...............................   25,779    26,443
  Notes receivable from stockholders.......................     (143)     (275)
  Accumulated deficit......................................  (19,827)  (28,003)
                                                            --------  --------
  Total stockholders' equity (deficit).....................    5,809    (1,835)
                                                            --------  --------
    Total liabilities and stockholders' equity (deficit)... $  7,965  $  1,413
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                              FREEGATE CORPORATION

                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                     Years Ended December 31,
                                                     --------------------------
                                                         1998         1999
                                                     ------------  ------------
Revenue............................................  $      2,824  $     2,134
Cost of revenue....................................         1,819        1,159
                                                     ------------  -----------
Gross margin.......................................         1,005          975
                                                     ------------  -----------
Operating expenses:
  Sales and marketing..............................         5,771        3,636
  Research and development.........................         4,178        3,899
  General and administrative.......................         1,807        1,406
  Noncash expense..................................            17          221
                                                     ------------  -----------
    Total operating expenses.......................        11,773        9,162
                                                     ------------  -----------
Loss from operations...............................       (10,768)      (8,187)
Interest expense...................................          (100)         (62)
Interest income....................................           207           76
                                                     ------------  -----------
Loss before income taxes...........................       (10,661)      (8,173)
Income taxes.......................................             1            3
                                                     ------------  -----------
Net loss...........................................  $    (10,662) $    (8,176)
                                                     ============  ===========
  Net loss per share, basic and diluted............  $      (1.73) $     (1.03)
                                                     ============  ===========
Shares used in computing basic and diluted net loss
 per share.........................................         6,149        7,964
                                                     ============  ===========


   The accompanying notes are an integral part of these financial statements.

                              FREEGATE CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     YEARS ENDED DECEMBER 31, 1998 AND 1999
                                 (in thousands)

                                Convertible Preferred Stock
                  -------------------------------------------------------
                                                                                                      Net                Total
                                                                           Restricted               Received             Stock
                    Series A      Series B      Series C      Series D    common stock   Additional   from   Accumu-   holders'
                  ------------- ------------- ------------- ------------- --------------  Paid-in    Stock-   lated     Equity
                  Shares Amount Shares Amount Shares Amount Shares Amount Shares  Amount  Capital   holders  Deficit   (Deficit)
                  ------ ------ ------ ------ ------ ------ ------ ------ ------  ------ ---------- -------- --------  ---------
Balances,
 December 31,
 1997...........  2,500  $ --   5,067  $ --   4,706  $ --     --   $ --    8,963  $ --    $12,338    $ --    $ (9,165)  $ 3,173
Issuance of
 Series D
 preferred
 stock, net of
 issuance costs
 of $90.........    --     --     --     --     --     --   4,442    --      --     --     13,235      --         --     13,235
Repurchase of
 common stock...    --     --     --     --     --     --     --     --     (790)   --        (72)     --         --        (72)
Issuance of
 common stock--
 options
 exercised......    --     --     --     --     --     --     --     --      964    --        221      --         --        221
Issuance of
 common stock in
 exchange for
 legal
 services.......    --     --     --     --     --     --     --     --      135    --         40      --         --         40
Warrants issued
 in connection
 with capital
 lease..........    --     --     --     --     --     --     --     --      --     --         17      --         --         17
Issuance of
 notes
 receivable from
 stockholders...    --     --     --     --     --     --     --     --      --     --        --      (143)       --       (143)
Net loss........    --     --     --     --     --     --     --     --      --     --        --       --     (10,662)  (10,662)
                  -----  -----  -----  -----  -----  -----  -----  -----  ------  -----   -------    -----   --------   -------
Balances,
 December 31,
 1998...........  2,500    --   5,067    --   4,706    --   4,442    --    9,272    --     25,779     (143)   (19,827)    5,809
Repurchase of
 common stock...    --     --     --     --     --     --     --     --     (400)   --        (49)     --         --        (49)
Issuance of
 common stock--
 options
 exercised......    --     --     --     --     --     --     --     --      886    --        354      --         --        354
Issuance of
 common stock in
 exchange for
 services.......    --     --     --     --     --     --     --     --      290    --         69      --         --         69
Warrants issued
 under capital
 lease..........    --     --     --     --     --     --     --     --      --     --         17      --         --         17
Warrants issued
 under financing
 activity.......    --     --     --     --     --     --     --     --      --     --        273      --         --        273
Issuance of
 notes
 receivable from
 stockholders...    --     --     --     --     --     --     --     --      --     --        --      (132)       --       (132)
Net loss........    --     --     --     --     --     --     --     --      --     --        --       --      (8,176)   (8,176)
                  -----  -----  -----  -----  -----  -----  -----  -----  ------  -----   -------    -----   --------   -------
Balances,
 December 31,
 1999...........  2,500  $ --   5,067  $ --   4,706  $ --   4,442  $ --   10,048  $ --    $26,443    $(275)  $(28,003)  $(1,835)
                  =====  =====  =====  =====  =====  =====  =====  =====  ======  =====   =======    =====   ========   =======


   The accompanying notes are an integral part of these financial statements.

                              FREEGATE CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                               Years Ended
                                                               December 31,
                                                             -----------------
                                                               1998     1999
                                                             --------  -------
Cash flows from operating activities:
 Net loss................................................... $(10,662) $(8,176)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      352      418
  Noncash warrant expense...................................       17      221
  Common stock issued for services..........................       40       69
  Changes in operating assets and liabilities:
   Accounts receivable......................................     (390)     154
   Inventory................................................     (359)     287
   Prepaid expenses and other assets........................      --      (146)
   Accounts payable.........................................       58      159
   Accrued liabilities......................................      211       44
   Deferred revenue.........................................      314      220
                                                             --------  -------
    Net cash used in operating activities...................  (10,419)  (6,750)
                                                             --------  -------
  Cash flows from investing activities:
   Purchase of property and equipment.......................     (369)    (151)
   Notes receivable from stockholders.......................      200      (10)
                                                             --------  -------
    Net cash used in investing activities...................     (169)    (161)
                                                             --------  -------
  Cash flows from financing activities:
   Proceeds from sale of equipment under sale/leaseback
    arrangement.............................................      378       55
   Proceeds from sale of preferred stock....................   13,235      --
   Proceeds from exercise of stock options..................       78      222
   Principal payments of capital leases.....................     (152)    (226)
   Repurchase of common stock...............................      (72)     (49)
   Proceeds from notes payable..............................      --       919
                                                             --------  -------
    Net cash provided by financing activities...............   13,467      921
                                                             --------  -------
 Net increase (decrease) in cash and cash equivalents.......    2,879   (5,990)
 Cash and cash equivalents at beginning of year.............    3,241    6,120
                                                             --------  -------
 Cash and cash equivalents at end of year................... $  6,120  $   130
                                                             ========  =======
 Supplemental disclosure of cash flow information:
  Cash paid during year for interest........................ $     92  $    79
                                                             ========  =======
  Noncash financing activity:
   Warrants issued in connection with notes payable......... $    --   $   273
                                                             ========  =======
   Warrants issued in connection with capital lease......... $     17  $    17
                                                             ========  =======
   Common stock issued for services......................... $     40  $    69
                                                             ========  =======
   Stock options issued in exchange for notes receivable.... $    143  $   132
                                                             ========  =======

   The accompanying notes are an integral part of these financial statements.

                              FREEGATE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of business

  FreeGate Corporation (the "Company") was incorporated in the state of Delaware on December 26, 1995. FreeGate Corporation provides "all-in-one" Internet and Intranet connectivity solutions for small to medium sized businesses and branch offices. These solutions combine E-mail, web access and publishing, electronic file transfer, remote access, virtual private networking, firewall security, and LAN/router capabilities in an affordable, reliable turnkey system for a nontechnical audience.

  Beyond this integrated Internet and Intranet functionality, the Company provides a remote provisioning and management system that opens up business opportunities for value-added Internet applications and services, with increased security and reliability.

 (b) Basis of presentation

  The Company has incurred net losses and negative operating cash flows since inception that raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements have been prepared assuming the Company continues in existence as a going concern. Continuation of the Company as a going concern is dependent upon the successful conclusion of the merger agreement signed in November 1999 (see Note 7).

 (c) Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported results of operations during the reporting period. Actual results could differ from those estimates.

 (d) Revenue recognition

  On October 1, 1997, the Company adopted Statement of Position (SOP) 97-2, Software Revenue Recognition. The adoption of SOP 97-2 did not have a material effect on the Company's operating results. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence that is specific to the vendor. If a vendor does not have evidence of the fair value of all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered.

  Product revenue is generally recognized upon delivery or if sales are made to a distributor, with right of return, upon sell through, provided the Company deems the receivable to be collectible. Revenue allocated to maintenance is recognized ratably over the maintenance term.

 (e) Concentrations of credit risk

  Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, and notes receivable. The Company maintains all of its cash with one financial institution in the United States. Cash equivalents are comprised of money market funds. The Company's policy limits the amount of credit exposure in any one-debt issue. Management believes the financial risks associated with these financial instruments are minimal. The notes receivable are due from

                              FREEGATE CORPORATION
stockholders of the Company and management believes that the risk of credit loss is low. With respect to accounts receivable, the Company performs credit evaluations of its customers and maintains reserves for potential credit losses.

  Significant customer information is as follows:

                                                  Percentage of      Accounts
                                                  Total Revenue     Receivable
                                                  ---------------   -------------
                                                   1998     1999    1998    1999
                                                  ------   ------   -----   -----
     Customer A..................................     46%      19%    --      --
     Customer B..................................     10%     --       21%    --
     Customer C..................................    --        16%    --       41%

 (f) Capitalized software

  Costs related to the research and development for new software products and enhancements to existing software products are expensed as incurred until technological feasibility of the product has been established, at which time such costs are capitalized subject to expected recoverability. As of December 31, 1999, the Company had not capitalized any development costs related to software products.

 (g) Inventory

  Inventory as of December 31, 1999, consisted of finished goods and raw materials valued at the lower of cost, using the first in first out method, or market.

 (h) Property and equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the equipment, generally three years. Assets under capital leases are amortized over the shorter of the lease terms or the estimated useful lives of the assets.

 (i) Income taxes

  The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets to an amount that is more likely than not to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (j) Stock-based compensation

  The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income or loss

                              FREEGATE CORPORATION
disclosures for employee options granted as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

 (k) Accumulated other comprehensive income

  In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards of reporting and display of comprehensive income and its components of net income and "Other Comprehensive Income" in a full set of general-purpose financial statements. Other comprehensive income refers to revenues, expenses, gains, and losses that are not included in net income but rather are recorded directly in stockholders' equity. SFAS No. 130 was adopted by the Company in 1998 but the Company has no elements of other comprehensive income.

 (l) Impairment of long-lived assets

  In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, management evaluates the Company's long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. As of December 31, 1999, the Company does not consider any assets to be impaired.

 (m) Net loss per share

  Basic net loss per share is computed using the weighted-average number of vested outstanding shares of common stock. Diluted net loss per share is computed using the weighted-average number of shares of vested common stock outstanding and when dilutive, unvested common stock outstanding, potential common shares from options and warrants to purchase common and preferred stock using the treasury stock method and from convertible securities using the as-if-converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive.

  Diluted net loss per share does not include the effect of the following (in thousands):

                                                                   1998   1999
                                                                  ------ ------
   Shares issuable under common stock options...................   1,563  1,839
   Shares of unvested common stock subject to repurchase........   2,017  2,579
   Shares issuable pursuant to warrants to purchase common and
    convertible preferred stock.................................      89    426
   Shares of convertible preferred stock on an "as-if-converted"
    basis.......................................................  16,715 16,715

  The weighted-average exercise price of stock options outstanding was $0.24 and $0.53 as of December 31, 1998 and 1999, respectively. The weighted-average purchase price of unvested stock was $0.11 and $0.41 as of December 31, 1998 and 1999, respectively. The weighted-average exercise price of warrants was $1.14 and $2.61 as of December 31, 1998 and 1999, respectively.

 (n) Recent accounting pronouncements

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. FreeGate is required to adopt SFAS No. 133 in fiscal 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

                              FREEGATE CORPORATION

  In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of the operations of the Company.

2. BALANCE SHEET COMPONENTS

 (a) Cash and cash equivalents

  The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. Cash equivalents as of December 31, 1998 and 1999, consisted of money market funds totaling $5,961,043 and nil, respectively.

 (b) Inventory

  Inventory consisted of the following as of December 31, 1998 and 1999 (in thousands):

                                                                       December
                                                                          31,
                                                                       ---------
                                                                       1998 1999
                                                                       ---- ----
     Finished goods................................................... $400 $164
     Raw materials....................................................   97   46
                                                                       ---- ----
                                                                       $497 $210
                                                                       ==== ====

 (c) Property and Equipment

  Property and equipment consisted of the following as of December 31, 1998 and 1999 (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
     Property and equipment, net:
       Computer equipment and purchased software................ $1,007  $1,158
       Office equipment.........................................    229     229
                                                                 ------  ------
                                                                  1,236   1,387
       Less: Accumulated depreciation and amortization..........   (575)   (993)
                                                                 ------  ------
                                                                 $  661  $  394
                                                                 ======  ======

  Computer equipment and purchased software as of December 31, 1998 and 1999, included equipment under capital leases of approximately $1,037,000 and $1,191,000 respectively, and related accumulated amortization of approximately $283,000 and $847,000, respectively.

                              FREEGATE CORPORATION

 (d) Accrued liabilities

  Accrued liabilities consisted of the following as of December 31, 1998 and 1999 (in thousands):

                                                                      December
                                                                         31,
                                                                      ---------
                                                                      1998 1999
                                                                      ---- ----
     Accrued compensation............................................ $146 $119
     Accrued warranty................................................   64  149
     Legal and professional fees.....................................  135  199
     Other...........................................................  345  267
                                                                      ---- ----
                                                                      $690 $734
                                                                      ==== ====

3. STOCKHOLDERS' EQUITY (DEFICIT)

 (a) Convertible preferred stock

  The rights, preferences, and privileges of the holders of Series A, B, C, and D convertible preferred stock are as follows:

  . The holders of Series D convertible preferred stock shall be entitled to receive dividends, at a rate of $0.18 per share, per annum in preference to holders of Series A, B, and C convertible preferred stock payable when and if declared by the Company's Board of Directors. The holders of Series A, B, and C convertible preferred stock are entitled to receive dividends at the rate of $0.0075, $0.045, and $0.102, per share, respectively, per annum, payable when and if declared by the Company's Board of Directors in preference and priority to any payments of dividends to holders of the Company's common stock. The dividend rights are not cumulative.

  . The holders of Series D convertible preferred stock have a liquidation preference of $3.00 per share in preference to the holders of Series A, B, and C convertible preferred stock. Subject to Series D rights, the holders of Series A, B, and C convertible preferred stock have a liquidation preference of $0.12, $0.75, and $1.70 per share, respectively. After payment of the liquidation preference, all remaining assets of the Company shall be distributed among holders of convertible preferred stock and common stock pro rata on an "as-if-converted" basis. Distributions to holders of convertible preferred stock are limited to an aggregate of $0.24, $1.50, $3.40, and $6.00 per share to holders of Series A, B, C, and D convertible preferred stock, respectively. After payment of the maximum liquidation distribution to holders of convertible preferred stock, any remaining assets of the Company will be distributed pro rata to holders of common stock.

  . Each share of convertible preferred stock is convertible into one share of common stock. Conversion will occur automatically upon an initial public offering with a price of not less than $4.50 per share and proceeds in excess of $30,000,000.

  . Holders of Series A, B, C, and D convertible preferred stock vote equally with shares of common stock on an "as-if-converted" basis.

  . Holders of Series A, B, C, and D convertible preferred stock possess certain registration rights and the right to participate in future financings.

  No dividends have been declared or paid on convertible preferred stock or common stock since inception of the Company.

                              FREEGATE CORPORATION

 (b) Common stock

  During 1996, the Company issued 6,000,000 shares of common stock to the Company's founders in exchange for certain rights and services. The fair value assigned to the rights and services was equivalent to the fair value of the common stock on the issuance date as determined by the Board of Directors. Upon issuance, the Company had the right to repurchase 50% of these shares at $0.005 per share. Subject to continued employment of the founders, the repurchase right expired in December 1996 for 25% of the shares and, for the remaining shares, expired ratably over 36 months through December 1999. Under certain circumstances, the shares may immediately vest upon a change in control of the Company.

  Stock issued to the founders, as well as stock issued upon exercise of stock options under the 1996 Stock Option Plan, is subject to vesting. The Company reserves the right of first refusal to purchase all vested shares of common stock. All unvested shares of common stock may be repurchased by the Company at the original issuance price upon an employee's termination of employment. The repurchase right expires when the Company's stock becomes publicly traded or upon a change in control of the Company. As of December 31, 1998 and 1999, 2,017,832 and 2,579,419 shares of outstanding common stock, respectively, are unvested and, therefore, subject to repurchase by the Company.

  By decision of the Board of Directors in November 1999, however, these options will vest immediately on the closing date of the merger of the Company.

 (c) 1996 Stock Option Plan

  The Company's 1996 Stock Option Plan (the "Plan") authorizes the granting of incentive and nonstatutory common stock options to employees and nonemployees at exercise prices no less than 85% of the fair market value of the common stock on the grant date, as determined by the Board of Directors. The options may be exercised immediately upon issuance and generally have a term of 10 years. The common stock issued upon the exercise of stock options vests 25% after one year of service and thereafter ratably over 36 months of service. Upon termination of service, an employee's unvested shares may be repurchased by the Company at the option exercise price. Approximately 5,000,000 shares of common stock have been reserved for issuance under the Plan.

 (d) Accounting for stock-based compensation

  Under APB Opinion No. 25, the Company has recorded no compensation costs related to its stock option plan for the year ended December 31, 1999, because the exercise price of each employee option equals or exceeds the market value of the underlying common stock as of the grant date for each employee stock option. Had compensation cost for the Company's plans been determined consistent with the fair value approach enumerated in SFAS No. 123, the Company's pro forma net loss would have been as follows (in thousands, except per share amounts):

                                                                1998     1999
                                                               -------  ------
     Net loss attributable to common stockholders--as
      reported...............................................  $10,662  $8,176
     Net loss attributable to common stockholders--pro
      forma..................................................   10,677   8,408
     Net loss per share attributable to common stockholders--
      as reported............................................    (1.73)  (1.03)
     Net loss per share attributable to common stockholders--
      pro forma..............................................    (1.74)  (1.06)

                              FREEGATE CORPORATION

  The fair value of employee options granted was estimated on the date of grant using the minimum-value method. The fair value of nonemployee options granted was estimated on the date of grant using the Black-Scholes option-pricing model. There were no nonemployee options granted in 1998. The following weighted-average assumptions were used in these calculations: risk-free interest rate of approximately 5.3% and 6.1% for the years ended 1998 and 1999, respectively; expected life of five years and ten years for the years ended December 31, 1998 and 1999, respectively; no dividends and expected volatility of 0% and 65% for employee and nonemployee options, respectively.

  The weighted average fair values of options granted in 1998 and 1999 was $0.07 and $0.24, respectively.

  A summary of activity under the Company's option plan for the period from January 1, 1998 to December 31, 1999, is presented below (in thousands, except per share amounts):

                                                         Options Outstanding
                                                       ------------------------
                                     Options Available         Weighted Average
                                         for Grant     Shares   Exercise Price
                                     ----------------- ------  ----------------
   Balances as of January 1, 1998..          805        1,232       $0.15
     Granted.......................       (1,286)       1,286        0.30
     Exercised.....................          --          (444)       0.18
     Canceled......................          511         (511)       0.23
     Unvested stock repurchased....          790          --         0.09
                                          ------       ------
   Balances as of December 31,
    1998...........................          820        1,563        0.24
     Granted.......................       (2,554)       2,554        0.46
     Exercised.....................          --          (941)       0.19
     Canceled......................        1,337       (1,337)       0.29
     Unvested stock repurchased....          400          --         0.13
                                          ------       ------
   Balances as of December 31,
    1999...........................            3        1,839       $0.53
                                          ======       ======

  In addition to the 1996 stock option plan, the Company granted options of 475,000 and 235,000 for the years ended December 31, 1998 and 1999, respectively.

  A breakdown of the Company's outstanding options as of December 31, 1999 is presented below (in thousands, except per share data):

                              Outstanding                        Exercisable
              ------------------------------------------- --------------------------
                        Weighted Average
   Range of                Remaining
   Exercise   Number of Contractual Life Weighted Average Number of Weighted Average
    Price      Shares       (Years)       Exercise Price   Shares    Exercise Price
   --------   --------- ---------------- ---------------- --------- ----------------
   $0.075          69         6.68            $0.075           69        $0.075
   $0.170          71         7.55            $0.170           71        $0.170
   $0.300         586         9.31            $0.300          586        $0.300
   $0.700       1,113         9.92            $0.700        1,113        $0.700
                -----                                       -----
   $0.075-
    $0.700      1,839         9.51            $0.529        1,839        $0.529
                =====                                       =====

                              FREEGATE CORPORATION

 (e) Warrants

  Warrants outstanding are as follows (in thousands, except per share amounts):

                                                      Warrants Outstanding
                                                 ------------------------------
                                                        Weighted Average
                                                 Shares  Exercise Price  Amount
                                                 ------ ---------------- ------
   Balance at December 31, 1997.................   75        $1.03       $   77
   Warrants granted.............................   14         1.70           25
                                                  ---                    ------
   Balance at December 31, 1998.................   89         1.14          102
   Warrants granted.............................  337         3.00        1,012
                                                  ---                    ------
   Balance at December 31, 1999.................  426        $2.61       $1,114
                                                  ===                    ======

  The Company issued warrants in 1996 and 1997 for the purchase of 52,668 shares of Series B convertible preferred stock and 22,058 shares of Series C convertible preferred stock, respectively. The Series B convertible preferred stock warrants will expire on the later of June 17, 2003, or three years from the effective date of an initial public offering. The Series C preferred stock warrants will expire on the later of September 1, 2004, or three years from the effective date of an initial public offering. In addition, the warrants expire immediately upon either of the following:

  . An initial public offering whereby the per share sale price to the public is $3.40 or higher, or if requested by the underwriter.

  . A merger or sale of substantially all of the Company's assets.

  In connection with a credit facility, the Company issued warrants in 1998 for the purchase of 14,706 shares of Series C convertible stock at an exercise price of $1.70 per share. The fair value of the preferred stock warrants at the date of grant was $1.17 and will expire on the later of February 1, 2005 or three years from the effective date of an initial offering. In addition, the warrants expire immediately upon either of the following:

  . An initial public offering whereby the per share sale price to the public is $4.50 or higher, or if requested by the underwriter.

  . A merger or sale of substantially all of the Company's assets.

  In connection with a capital lease, the Company issued warrants in 1999 for the purchase of 8,333 shares of Series D convertible preferred stock at an exercise price of $3.00 per share. The fair value of the Series D convertible preferred stock warrants at the date of grant was $2.07. The Company determined the fair value of Series D warrants using the Black-Scholes model with the following assumptions: risk free interest rate of 6.1%; expected life of seven years; volatility of 65%; and no dividend yield. The Series D preferred stock warrants will expire on the later of January 1, 2006 or three years from the effective date of an initial public offering. In addition, the warrants expire immediately upon either of the following:

  . An initial public offering whereby the per share sale price to the public is $3.40 or higher, or if requested by the underwriter.

  . A merger or sale of substantially all of the Company's assets.

  In connection with short term note payable agreements entered into during 1999, the Company issued 329,079 Series D preferred stock warrants at a price of $3.00 per share. The fair value of preferred stock warrants at the date of the grant was $0.67. The Company determined the fair value of the Series D warrants

                              FREEGATE CORPORATION
using the Black-Scholes model with the following assumptions: risk free interest rate of 6.1%; expected life of seven years; volatility of 65% and no dividend yield. The warrants are immediately exercisable and expire on the earliest of (i) September 23, 2000; (ii) the effective date of the Company, completing an initial public offering; (iii) on a sale or transfer by the Company of all or substantially all of its assets; or (iv) the acquisition of the Company by another entity.

4. INCOME TAXES

  Income tax expense for the years ended December 31, 1998 and 1999, consisted of state income tax. The difference between the statutory income tax rate of 34% and the Company's effective tax rate is primarily due to the valuation allowance provided for deferred tax assets. The Company has provided a valuation allowance due to the uncertainty of generating future taxable income that would allow for the realization of such deferred tax assets.

  The types of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1998 and 1999 are as follows (in thousands):

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------  -------
   Deferred tax assets:
     Accruals and reserves..................................... $  356  $   422
     Deferred start-up costs...................................    667      643
     Deferred revenue..........................................    141       54
     Research credit carryforwards.............................    722      957
     Net operating loss carryforwards..........................  7,406    9,549
     Fixed assets..............................................      9        9
                                                                ------  -------
       Total gross deferred tax assets.........................  9,301   11,634
     Less: Valuation allowance................................. (9,301) (11,634)
                                                                ------  -------
       Total deferred tax assets............................... $  --   $   --
                                                                ======  =======

  The change in valuation allowance for the years ended December 31, 1998 and 1999, was $5,038,000 and $2,333,000 respectively.

  The Company has net operating loss carryforwards for federal and state tax purposes of approximately $24,000,000 and $20,500,000, respectively. The federal carryforwards expire from 2010 to 2019. The state net operating loss carryforwards expire in 2003. The Company also has tax credit carryforwards of approximately $591,000 and $366,000 for federal and state tax purposes, respectively, which expire from 2001 to 2003.

  The Internal Revenue Code of 1986, and applicable state tax laws, impose substantial restrictions on the ability of the Company to utilize net operating loss and tax credit carryforwards in the event of an ownership change, as defined. During 1997, the Company underwent an ownership change, and, as a result, the federal and state tax losses and tax credit carryovers incurred through that date are subject to an annual limitation.

                              FREEGATE CORPORATION

5. COMMITMENTS AND CONTINGENCIES

 Lease Obligations

  The Company leases certain equipment and its facilities under various noncancelable operating leases. In addition, the Company has entered into capital lease arrangements for certain office and computer equipment.

  Future minimum lease payments under operating and capital leases as of December 31, 1999, are as follows (in thousands):

                                                               Capital Operating
   Years Ending December 31,                                   Leases   Leases
   -------------------------                                   ------- ---------
   2000.......................................................  $ 359   $  469
   2001.......................................................    230      482
   2002.......................................................     71      352
                                                                -----   ------
   Total minimum lease payments...............................    660   $1,303
                                                                        ======
   Less: Amount representing interest.........................    (58)
                                                                -----
   Present value of minimum lease payments....................    602
   Less: Current portion......................................   (323)
                                                                -----
     Long-term lease obligations..............................  $ 279
                                                                =====

  Rent expense was $452,184 and $467,439 for the years ended December 31, 1998 and 1999, respectively.

 Notes payable

  The Company entered into short-term note payable agreements with various lenders on September 23, 1999 for $987,000. The notes bear interest of 10% and are payable in full on March 23, 2000. The principal amount outstanding on these notes at December 31, 1999 is $895,000.

                              FREEGATE CORPORATION

6. SEGMENT INFORMATION

  The Company has adopted the provisions of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for reporting information about operating segments. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operating decisions and assessing financial performance. The Company's chief operating decision-maker is considered to be the Company's Chief Executive Officer (CEO). The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying statements of operations. Therefore, the Company operates in a single operating segment.

  The CEO does not receive discrete financial information about individual components of the Company's operations. The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenue by geographic region for purposes of making operating decisions and assessing financial performance.

  Information regarding product revenue and geographic areas for the years ended December 31, 1998 and 1999 are as follows (in thousands):

                                                                    1998   1999
                                                                   ------ ------
   Product and service:
     Product...................................................... $2,747 $1,880
     Maintenance..................................................     77    254
                                                                   ------ ------
                                                                   $2,824 $2,134
                                                                   ====== ======
   Geographic:
     United States................................................ $1,219 $1,605
     Japan........................................................  1,303    425
     Canada.......................................................    266     40
     Other........................................................     36     64
                                                                   ------ ------
                                                                   $2,824 $2,134
                                                                   ====== ======

7. SUBSEQUENT EVENTS

  On November 1, 1999, the Company entered into a definitive merger agreement with Tut Systems, Inc. in which the stockholders of the Company received common stock of the acquiring company in exchange for all of the outstanding shares of preferred stock, common stock, shares issuable under common stock options, and shares issuable under warrants for common stock and preferred stock. In accordance with the definitive agreement, the Company's stockholders are to receive 510,931 shares of the acquirer's common stock and approximately 19,600 options to acquire Tut Systems, Inc. common stock. The acquirer has also agreed to pay for all investment banking fees and related closing costs of approximately $1,200,000. The acquisition closed on February 14, 2000.

                          VINTEL COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                                  (unaudited)
                                 (in thousands)

                                                                    November 12,
                                                                        1999
                                                                    ------------
                              ASSETS
Current assets:
  Cash and cash equivalents........................................    $ 330
  Prepaid expenses and other.......................................        1
                                                                       -----
    Total current assets...........................................      331
Property and equipment, net........................................       48
Other assets.......................................................        4
                                                                       -----
    Total assets...................................................    $ 383
                                                                       =====
               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................    $  38
                                                                       -----
Shareholders' equity:
  Common stock.....................................................      522
  Deficit accumulated during development stage.....................     (177)
                                                                       -----
    Total shareholders' equity.....................................      345
                                                                       -----
      Total liabilities and shareholders' equity...................    $ 383
                                                                       =====


    The accompanying notes are an integral part of these unaudited financial statements.

                          VINTEL COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
                                  (unaudited)
                    (in thousands, except per share amount)

                                                                     March 31,
                                                                        1999
                                                                    (Inception)
                                                                      through
                                                                    November 12,
                                                                        1999
                                                                    ------------
Product and services revenue.......................................    $  200
Cost of goods sold.................................................       110
                                                                       ------
Gross margin.......................................................        90
                                                                       ------
Operating expenses:
  Research and development.........................................       132
  General and administrative.......................................       135
                                                                       ------
    Total operating expenses.......................................       267
                                                                       ------
Net loss...........................................................    $ (177)
                                                                       ======
Net loss per share, basic and diluted..............................    $(0.11)
                                                                       ======
Shares used in computing net loss, basic and diluted...............     1,595
                                                                       ======


    The accompanying notes are an integral part of these unaudited financial statements.

                          VINTEL COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' EQUITY
                                  (unaudited)
                                 (in thousands)

                                                       Deficit
                                                     Accumulated
                                       Common Stock    During        Total
                                       ------------- Development Shareholders'
                                       Shares Amount    Stage       Equity
                                       ------ ------ ----------- -------------
Balances as of March 31, 1999
 (Inception)..........................   --    $--      $ --         $ --
Common stock issued to founder........ 2,000     20       --            20
Common stock issued for consulting
 services.............................    55      1       --             1
Common stock issued for cash..........   463    501       --           501
Net loss..............................   --     --       (177)        (177)
                                       -----   ----     -----        -----
Balances as of November 12, 1999...... 2,518   $522     $(177)       $ 345
                                       =====   ====     =====        =====



    The accompanying notes are an integral part of these unaudited financial statements.

                          VINTEL COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                                  (unaudited)
                                 (in thousands)

                                                                    March 31,
                                                                       1999
                                                                   (Inception)
                                                                     through
                                                                   November 12,
                                                                       1999
                                                                   ------------
Cash flows from operating activities:
 Net loss.........................................................    $(177)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation....................................................        8
  Noncash compensation expense....................................       21
  Change in assets and liabilities:
   Prepaid expenses and other assets..............................       (5)
   Accounts payable...............................................       38
                                                                      -----
    Net cash used in operating activities.........................     (115)
                                                                      -----
Cash flows from investing activities:
  Purchase of property and equipment..............................      (56)
                                                                      -----
    Net cash used in investing activities.........................      (56)
                                                                      -----
Cash flows from financing activities:
  Proceeds from issuances of common stock.........................      501
                                                                      -----
    Net cash provided by financing activities.....................      501
                                                                      -----
Net increase in cash and cash equivalents.........................      330
Cash and cash equivalents, beginning of period....................      --
                                                                      -----
Cash and cash equivalents, end of period..........................    $ 330
                                                                      =====


    The accompanying notes are an integral part of these unaudited financial statements.

                          VINTEL COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                    (in thousands, except per share amounts)

NOTE 1--THE COMPANY:

  Vintel Communications, Inc. (the "Company"), was incorporated in March 1999 in the state of California. The Company specializes in developing high-performance circuit and packet switching software for use in DSL access multiplexers.

  On October 15, 1999, the Company entered into a definitive agreement to exchange all outstanding shares for shares of Tut Systems, Inc.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

  The Company includes in cash and cash equivalents all highly liquid investments which mature within three months of their purchase date.

Property and equipment

  Property and equipment are carried at cost. The Company provides for depreciation by charges to expense which are sufficient to write off the cost of the assets over their estimated useful lives on the straight-line basis. Useful lives by principal classifications are as follows:

   Furniture and fixtures............................................. 5 years
   Computers and software............................................. 3 years

  When assets are sold or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the asset and allowance for depreciation and amortization accounts, and any gain or loss on that sale or disposal, is credited or charged to income.

  Maintenance, repairs, and minor renewals are charged to expense as incurred. Expenditures which substantially increase an asset's useful life are capitalized.

Research and development

  Research and development expenditures are charged to expense as incurred.

Income taxes

  Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases

                          VINTEL COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(continued)
                    (in thousands, except per share amounts) and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.

Net loss per share

  Basic and diluted net loss per share are computed using the weighted average number of common shares outstanding.

NOTE 3--PROPERTY AND EQUIPMENT:

  Property and equipment as of November 12, 1999 consists of the following:

   Furniture and fixtures.................................................. $26
   Computer and software...................................................  30
                                                                            ---
                                                                             56
   Less: Accumulated depreciation..........................................  (8)
                                                                            ---
                                                                            $48
                                                                            ===

NOTE 4--STOCK OPTION PLAN:

  The Company reserved 750 shares of common stock for issuance under the 1999 Stock Option Plan (the "Plan") to employees, outside directors and consultants. Under the terms of the Plan options may be granted at prices no less than 85% of the fair market value at the date of grant, as determined by the Board of Directors. The options generally vest over four years and expire ten years after the date of grant. The Plan provides that vesting accelerates on all outstanding options upon a change of control, as defined.

  As of November 12, 1999, 750 options at an exercise price of $0.10 were outstanding.

NOTE 5--OPERATING LEASE

  In May 1999, the Company entered into a two year noncancelable office lease for approximately $4 per month plus common area charges.

NOTE 6--INCOME TAXES:

  Due to the uncertainty surrounding the realization of the tax attributes in tax returns, the Company has placed a full valuation allowance against its otherwise recognizable net deferred tax asset.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Xstreamis Limited

  In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Xstreamis Limited at December 31, 1999, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(b) to the financial statements, the Company has incurred a cumulative net loss since inception that causes substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1(b). Continuation of the Company as a going concern is dependent upon the successful conclusion of its acquisition by Tut Systems, Inc. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers

Reading, United Kingdom
June 16, 2000

                               XSTREAMIS LIMITED
                       (FORMERLY KNOWN AS XSTREAMIS PLC)

                                 BALANCE SHEETS
                       (in thousands, except share data)

                                                       December 31,  March 31,
                                                           1999        2000
                                                       ------------ -----------
                                                                    (unaudited)
                        ASSETS
Current assets:
  Cash and cash equivalents...........................   $ 2,193      $ 2,032
  Prepaid expenses and other current assets...........        80           78
                                                         -------      -------
    Total current assets..............................     2,273        2,110
Property and equipment, net...........................       195          158
                                                         -------      -------
    Total assets......................................   $ 2,468      $ 2,268
                                                         =======      =======
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................   $    94      $   183
  Accrued liabilities.................................     1,436        1,608
                                                         -------      -------
    Total liabilities.................................     1,530        1,791
                                                         -------      -------
Contingencies (Note 5)
Stockholders' equity:
  Common stock, $0.040 par value 30,000,000 shares
   authorized 16,593,253 and 16,843,253 shares issued
   and outstanding as of December 31, 1999 and March
   31, 2000 (unaudited), respectively.................       670          679
  Additional paid-in capital..........................     7,958        8,146
  Accumulated deficit.................................    (7,711)      (8,363)
  Accumulated other comprehensive income..............        21           15
                                                         -------      -------
    Total stockholders' equity........................       938          477
                                                         -------      -------
      Total liabilities and stockholders' equity......   $ 2,468      $ 2,268
                                                         =======      =======


   The accompanying notes are an integral part of these financial statements.

                               XSTREAMIS LIMITED
                       (FORMERLY KNOWN AS XSTREAMIS PLC)

                            STATEMENTS OF OPERATIONS
                       (in thousands, except share data)

                                                         Three Months Ended
                                            Year Ended        March 31,
                                           December 31, ----------------------
                                               1999        1999        2000
                                           ------------ ----------  ----------
                                                             (unaudited)
Revenues..................................  $       12  $      --   $      --
Cost of revenue...........................           4         --          --
                                            ----------  ----------  ----------
Gross margin..............................           8         --          --
                                            ----------  ----------  ----------
Operating expenses:
  Sales and marketing.....................         469         133         247
  Research and development................       1,031         232          74
  General and administrative..............       1,294         133         361
                                            ----------  ----------  ----------
    Total operating expenses..............       2,794         498         682
                                            ----------  ----------  ----------
Loss from operations......................      (2,786)       (498)       (682)
Interest income...........................          28           7          30
                                            ----------  ----------  ----------
Net loss..................................  $   (2,758) $     (491) $     (652)
                                            ==========  ==========  ==========
Net loss per share:
  Basic and diluted.......................  $    (0.19) $    (0.04) $    (0.04)
                                            ==========  ==========  ==========
    Weighted average shares...............  14,447,419  13,593,253  16,718,253
                                            ==========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                               XSTREAMIS LIMITED
                       (FORMERLY KNOWN AS XSTREAMIS PLC)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                                    Accumulated
                            Common Stock    Additional                 Other        Total
                          -----------------  Paid-In   Accumulated Comprehensive Stockholders
                            Shares   Amount  Capital     Deficit   Income/(Loss)    Equity
                          ---------- ------ ---------- ----------- ------------- ------------
Balance at January 1,
 1999...................  13,593,253  $549    $5,664     $(4,953)      $ --        $ 1,260
Issuance of common
 stock..................   3,000,000   121     2,294         --          --          2,415
Comprehensive loss:
  Cumulative translation
   adjustment...........         --    --        --          --           21
  Net loss for the
   period...............         --    --        --       (2,758)
Total comprehensive
 loss...................                                                            (2,737)
                          ----------  ----    ------     -------       -----       -------
Balance at December 31,
 1999...................  16,593,253   670     7,958      (7,711)         21           938
Issuance of common stock
 (unaudited)............     250,000     9       188         --          --            197
Comprehensive loss:
  Cumulative translation
   adjustment
   (unaudited)..........         --    --        --          --           (6)
  Net loss for the
   period (unaudited)...         --    --        --         (652)
Total comprehensive loss
 (unaudited)............                                                 --           (658)
                          ----------  ----    ------     -------       -----       -------
Balance at March 31,
 2000 (unaudited).......  16,843,253  $679    $8,146     $(8,363)      $  15       $   477
                          ==========  ====    ======     =======       =====       =======


   The accompanying notes are an integral part of these financial statements.

                               XSTREAMIS LIMITED
                       (FORMERLY KNOWN AS XSTREAMIS PLC)

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                           Three Months Ended
                                               Year Ended      March 31,
                                              December 31, -------------------
                                                  1999       1999      2000
                                              ------------ --------- ---------
                                                              (unaudited)
Cash flows used in operating activities:
 Net loss....................................   $(2,758)   $   (491) $    (652)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation...............................       143          34         38
  Write-off of investment....................       504         --         --
  Changes in operating assets and
   liabilities:
   Prepaid expenses and other current
    assets...................................       249         105          1
   Accounts payable..........................      (157)        (83)        91
   Accrued liabilities.......................     1,416          34        186
                                                -------    --------  ---------
    Net cash used in operating activities....      (603)       (401)      (336)
                                                -------    --------  ---------
Cash flows used in investing activities:
  Purchase of property and equipment.........       (99)        (15)        (2)
                                                -------    --------  ---------
    Net cash used in investing activities....       (99)        (15)        (2)
                                                -------    --------  ---------
Cash flows provided by financing activities:
  Proceeds from issuance of common stock.....     2,427         --         199
                                                -------    --------  ---------
    Net cash provided by financing
     activities..............................     2,427         --         199
                                                -------    --------  ---------
Effect of exchange rate changes on cash......       (22)        (13)       (22)
                                                -------    --------  ---------
Net increase (decrease) in cash and cash
 equivalents.................................     1,703        (429)      (161)
Cash and cash equivalents, beginning of
 period......................................       490         490      2,193
                                                -------    --------  ---------
Cash and cash equivalents at end of period...   $ 2,193    $     61  $   2,032
                                                =======    ========  =========


   The accompanying notes are an integral part of these financial statements.

                               XSTREAMIS LIMITED
                       (FORMERLY KNOWN AS XSTREAMIS PLC)

                         NOTES TO FINANCIAL STATEMENTS
                       (in thousands, except share data)

NOTE 1--DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES:

 (a) The Company

  Xstreamis Limited ("Xstreamis" or the "Company") was incorporated as Valueway Limited on January 18, 1995 as a private limited company. The Company changed its name to Xstreamis Plc, a public limited company on January 26, 1999, previously being known as EPL (Holdings ) Limited. On May 26, 1999 the Company changed its name to Xstreamis Limited, and re-registered as a private limited company.

  The Company develops switching and routing systems that utilize ATM and Label Switching Routing to provide IP based, multi-service delivery platforms. Xstreamis' technology incorporates new mechanisms for reducing the cost of owning and operating a broadband network.

 (b) Basis of presentation

  The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

  The company has incurred a cumulative net deficit since inception of $7,711 that raises substantial doubt about its ability to continue as going concern. The accompanying financial statements have been prepared assuming the Company continues in existence as a going concern. Continuation of the Company as a going concern is dependent upon the successful conclusion of its acquisition by Tut Systems, Inc.

  The financial statements as of March 31, 2000 and for the three months ended March 31, 2000 and 1999, together with the related notes are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

 (c) Management's use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (d) Concentration of credit risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. Cash and cash equivalents are deposited with high credit quality financial institutions.

 (e) Fair value of financial instruments

  The Company's financial instruments, including cash and cash equivalents and accounts payable are carried at cost.

                               XSTREAMIS LIMITED
                       (FORMERLY KNOWN AS XSTREAMIS PLC)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
                       (in thousands, except share data)


 (f) Cash and cash equivalents

  Cash and cash equivalents include cash in demand accounts and highly liquid marketable securities with an original maturity of three months or less.

 (g) Property and equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the equipment, generally three years. Assets under capital leases are amortized over the shorter of the lease terms or the estimated useful lives of the assets.

 (h) Revenue recognition

  The Company generates revenue from hardware sales. Revenue is recognized when a product has been shipped to the customer, provided remaining obligations are insignificant and collection of the receivable is probable.

 (i) Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income or loss disclosures for employee options granted as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma. disclosure provisions of SFAS No. 123 and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price.

 (j) Income taxes

  The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of the events that have been included in the consolidated financial statements or tax returns in accordance with SFAS 109, "Accounting for income Taxes" ("SFAS 109"). Deferred tax liabilities and assets are determined on the basis of the difference between the income tax basis of assets and liabilities and their respective financial reporting amounts at tax rates in effect for the periods in which the differences are expected to reverse. The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                               XSTREAMIS LIMITED
                       (FORMERLY KNOWN AS XSTREAMIS PLC)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
                       (in thousands, except share data)

 (k) Comprehensive income (loss)

  The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective January 1, 1999. SFAS No. 130 requires the presentation of comprehensive income and its components. Comprehensive income is the change in equity from transactions and other events and circumstances other than those resulting from investments by owners and distribution to owners.

 (l) Impairment of long-lived assets

  In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, management evaluates the Company's long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. During the year to December 31, 1999, an amount of $504 was charged to the profit and loss account in respect of impairment of investments.

 (m) Net loss per share

  The Company computes net loss per Ordinary share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per share is computed using the weighted-average number of vested outstanding shares of common stock. Diluted net loss per share is computed using the weighted-average number of shares of vested common stock outstanding and when dilutive, unvested common stock outstanding, potential common shares from options and warrants to purchase common and preferred stock using the treasury stock method and from convertible securities using the as-if-converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive.

 (n) Advertising costs

  The Company recognizes advertising costs in accordance with Statement of Position ("SOP") 93-7 "Reporting on Advertising Costs." As such, the Company expenses the cost of producing advertisements at the time the production occurs, and expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. Advertising expense for the year ended December 31, 1999 was $41.

 (o) Foreign currency translation

  For the purposes of preparing these financial statements, the Company selected U.S. dollars as its reporting currency. Assets and liabilities denominated in foreign currencies at fiscal year end are translated at the prevailing exchange rate on that date. The results of operations are translated at the average rate of exchange for such period. Cumulative translation gains and losses are shown as accumulated comprehensive income or loss in stockholders' equity.

 (p) Segment information

  The Company has adopted the provisions of the SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities and geographical location. During the year ended December 31, 1999 and for the three months ended March 31, 2000, the Company operated a single business segment, primarily in the United Kingdom.

                               XSTREAMIS LIMITED
                       (FORMERLY KNOWN AS XSTREAMIS PLC)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
                       (in thousands, except share data)

 (q) Recently issued accounting standards

  In June 1998, the Financial Accounting Standard Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS No. 133 during its year ended December 31, 2001. To date, the Company has not engaged in derivative or hedging activities.

  In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of operations of the Company.

  In March 2000, the Financial Accounting Standards Board issued interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). This Interpretation clarifies the definition of employees for purposes of applying Accounting Practice Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or reward, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. Management believes that FIN 44 will not have a material effect on the financial position or results of operations of the Company.

NOTE 2--PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following:

                                                        December 31,  March 31,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   Computer equipment and purchased software...........    $ 416        $ 406
   Office equipment....................................       70           69
                                                           -----        -----
                                                             486          475
   Less: Accumulated depreciation......................     (291)        (317)
                                                           -----        -----
                                                           $ 195        $ 158
                                                           =====        =====

NOTE 3--ACCRUED LIABILITIES:

                                                        December 31,  March 31,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   Accrued expenses for professional services..........    $  184      $  173
   Other liabilities...................................     1,252       1,435
                                                           ------      ------
                                                           $1,436      $1,608
                                                           ======      ======

                               XSTREAMIS LIMITED
                       (FORMERLY KNOWN AS XSTREAMIS PLC)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
                       (in thousands, except share data)

NOTE 4--STOCKHOLDERS' EQUITY:

 Common Stock

  The Company's amended and restated Articles of Incorporation authorizes 30,000,000 of common stock for issuance.

  Each share of common stock is entitled to one vote. The common stockholders are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of all classes of stock outstanding.

 Xstreamis Plc Share Option Scheme

  The Company's Share Option (the "Scheme") authorizes the granting of incentive common stock options to employees at exercise prices no less than the fair market value of the common stock on the day the Eligible Employee's employment with the company commenced, as determined by the Board of Directors. The options may be exercised on or after the first anniversary of the date employment with the company commenced and have a term of 10 years. Options may only be exercised up to 25% of the shares under options after one year, up to 50% between two and three years, 75% between three and four years and 100% after four years. Upon termination of service, an employee's unvested shares will immediately lapse. Shares issuable or issued under the scheme shall not exceed 5% of the issued common stock of the company from time to time.

 Accounting for stock-based compensation

  Under APB Opinion No. 25, the Company has recorded no compensation cost related to its stock option plan for the year ended December 31, 1999, and for the three months ended March 31, 2000 (unaudited) because the exercise price of each employee option equals or exceeds the market value of the underlying common stock as of the grant date. Had compensation cost for the Company's plans been determined consistent with the fair value approach enumerated in SFAS No. 123, the Company's pro forma net loss would have been as follows:

                                                                   Three Months
                                                       Year Ended     Ended
                                                      December 31,  March 31,
                                                          1999         2000
                                                      ------------ ------------
                                                                   (unaudited)
   Net loss attributable to common stockholders--as
    reported........................................    $(2,758)      $ (652)
   Net loss attributable to common stockholders--pro
    forma...........................................    $(2,833)      $ (663)
   Net loss per share attributable to common
    stockholders--as reported.......................    $ (0.19)      $(0.04)
   Net loss per share attributable to common
    stockholders--pro forma.........................    $ (0.20)      $(0.04)

  The fair value of employee options granted was estimated on the date of grant using the minimum-value method. The Company did not grant non-employee options during the year ended December 31, 1999 nor during the three months ended March 31, 2000 (unaudited). Weighted-average assumptions used in determining the fair value for grants in 1999 and for the three months ended March 31, 2000 (unaudited) include a risk-free interest rate of 2.18% and an expected life of four years each. Volatility and dividend yields are not factors in the Company's minimum value calculation. The Company has not paid dividends and has no intention to do so.

                               XSTREAMIS LIMITED
                       (FORMERLY KNOWN AS XSTREAMIS PLC)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
                       (in thousands, except share data)

  The weighted average fair values of options granted in 1999 was $0.13.

  A summary of activity under the Company's option plans from January 1, 1999 to December 31, 1999 is presented below. No options were exercised during this period and no options were granted during the three months ended March 31, 2000 (unaudited). No further options are available for grant.

                                                                Weighted Average
                                                        Shares   Exercise Price
                                                        ------- ----------------
   Balances as of January 1, 1999...................... 293,619      $0.482
   Granted............................................. 123,000      $1.612
   Balances as of December 31, 1999.................... 416,619      $0.815

  A breakdown of the Company's outstanding options as of December 31, 1999 is presented below:

                                             Weighed Average
                                                Remaining
      Range of           Number of             Contractual             Weighted Average
   Exercise Price         Shares              Life (Years)              Exercise Price
   --------------        ---------           ---------------           ----------------
      $0.403              150,000                 3.00                      $0.403
      $0.564              143,619                 8.50                      $0.564
      $1.612              123,000                 9.19                      $1.612
                          -------
   $0.403-$1.612          416,619                 6.71                      $0.815
                          =======

NOTE 5--CONTINGENCIES:

  The Company is subject to legal proceedings, claims and litigation arising in the ordinary course of business. The Company's management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's financial position, results of operations or cash flows.

NOTE 6--INCOME TAXES:

  The loss before income taxes comprises wholly UK losses.

  A reconciliation of taxes on net loss at the statutory rate of 30% for the year ended December 31, 1999 to actual tax expense is as follows:

                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
   Tax at statutory rate...........................................    $(827)
   Permanent differences...........................................      237
   Temporary differences on property and equipment.................       20
   Change in valuation allowance...................................      570
                                                                       -----
                                                                       $ --
                                                                       =====

  SFAS No. 109 requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforward and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefits is more likely than not. Otherwise, a valuation allowance is applied.

                               XSTREAMIS LIMITED
                       (FORMERLY KNOWN AS XSTREAMIS PLC)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
                       (in thousands, except share data)


  The major tax effected components of the Company's net deferred tax assets are as follows:

                                                                       As at
                                                                    December 31,
                                                                        1999
                                                                    ------------
   Deferred tax assets:
     Net operating loss carryforwards..............................    $1,033
                                                                       ------
       Total deferred tax assets...................................     1,033
   Deferred tax liabilities:
     Temporary differences on property and equipment...............       (39)
                                                                       ------
       Total deferred tax liabilities..............................       (39)
   Less: Valuation allowance.......................................      (994)
                                                                       ------
   Net deferred tax assets.........................................    $  --
                                                                       ======

  At December 31, 1999, the Company had net operating loss carryforwards which may be used to offset future taxable income. There is no time limit to the UK carryforwards. Should certain changes in the nature and conduct of the Company's ownership or trade occur, there could be a limitation on the utilization of its net operating losses due to the circumstances indicated in
Note 7.

NOTE 7--SUBSEQUENT EVENTS (UNAUDITED)

  On May 26, 2000, the Company was acquired by Tut Systems, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of ActiveTelco, Inc. (a development stage company)

  In our opinion, the accompanying balance sheet and the related statement of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of ActiveTelco, Inc. (a development stage company) at December 31, 1999, and the results of its operations and its cash flows for the period from March 25, 1999 (date of inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

San Jose, California
September 8, 2000

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                                 (in thousands)

                                                       December 31,  June 30,
                                                           1999        2000
                                                       ------------ -----------
                                                                    (unaudited)
                        ASSETS
Current assets:
  Cash and cash equivalents...........................   $     14    $    168
  Prepaid expenses and other current assets...........          1          14
                                                         --------    --------
    Total current assets..............................         15         182
                                                         --------    --------
Property and equipment, net...........................          6          30
Other assets..........................................          6         --
                                                         --------    --------
  Total assets........................................   $     27    $    212
                                                         ========    ========
        LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable....................................   $     22    $     32
  Accrued liabilities.................................        145         488
                                                         --------    --------
    Total current liabilities.........................        167         520
Convertible subordinated debt.........................        --          525
                                                         --------    --------
    Total liabilities.................................        167       1,045
                                                         --------    --------
Subscribed capital....................................        102         102
                                                         --------    --------
Commitments (Note 6)
Shareholders' deficit:
  Common stock; no par value; 100,000 shares
   authorized; no shares issued and outstanding.......        --          --
  Additional paid-in capital..........................     18,900      20,400
  Deferred compensation...............................    (11,300)     (7,600)
  Deficit accumulated during the development stage....     (7,842)    (13,735)
                                                         --------    --------
    Total shareholders' deficit.......................       (242)       (935)
                                                         --------    --------
      Total liabilities and shareholders' deficit.....   $     27    $    212
                                                         ========    ========


   The accompanying notes are an integral part of these financial statements.

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                         For the Period from For the Period from               For the Period from
                           March 25, 1999      March 25, 1999       For the      March 25, 1999
                         (date of inception) (date of inception)  Six Months   (date of inception)
                               through             through           Ended           through
                          December 31, 1999     June 30, 1999    June 30, 2000    June 30, 2000
                         ------------------- ------------------- ------------- -------------------
                                                 (unaudited)      (unaudited)      (unaudited)
Operating expenses:
  Research and
   development..........       $ 7,660              $  9            $ 5,594         $ 13,254
  General and
   administrative.......           182                19                299              481
                               -------              ----            -------         --------
    Total operating
     expenses...........         7,842                28              5,893           13,735
                               -------              ----            -------         --------
Net loss................       $(7,842)             $(28)           $(5,893)        $(13,735)
                               =======              ====            =======         ========



   The accompanying notes are an integral part of these financial statements.

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF SHAREHOLDERS' DEFICIT
                                 (in thousands)

                                                                  Deficit
                                                                Accumulated
                          Common Stock  Additional              During the      Total
                          -------------  paid-in     Deferred   Development Shareholders'
                          Shares Amount  Capital   Compensation    Stage       Deficit
                          ------ ------ ---------- ------------ ----------- -------------
Balance at March 25,
 1999 (date of
 inception).............   --     $--    $   --      $    --     $     --      $   --
Unearned compensation
 related to common stock
 issued to the
 founders...............   --      --     18,700      (18,700)        --           --
Unearned compensation
 related to stock
 options issued.........   --      --        200         (200)        --           --
Amortization related to
 unearned compensation..   --      --        --         7,600         --         7,600
Net loss................   --      --        --           --       (7,842)      (7,842)
                           ---    ----   -------     --------    --------      -------
Balance at December 31,
 1999...................   --      --     18,900      (11,300)     (7,842)        (242)
Unearned compensation
 related to stock
 options issued
 (unaudited)............   --      --      1,500       (1,500)        --           --
Amortization related to
 unearned compensation
 (unaudited)............   --      --        --         5,200         --         5,200
Net loss (unaudited)....   --      --        --           --       (5,893)      (5,893)
                           ---    ----   -------     --------    --------      -------
Balance at June 30, 2000
 (unaudited)............   --     $--    $20,400     $ (7,600)   $(13,735)     $  (935)
                           ===    ====   =======     ========    ========      =======


   The accompanying notes are an integral part of these financial statements.

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                              For the Period from              For the Period from
                          For the Period from   March 25, 1999                   March 25, 1999
                            March 25, 1999    (date of inception) For the Six  (date of inception)
                          (date of inception)       through       Months Ended       through
                           through December        June 30,         June 30,        June 30,
                               31, 1999              1999             2000            2000
                          ------------------- ------------------- ------------ -------------------
                                                  (unaudited)     (unaudited)      (unaudited)
Cash flows from
 operating activities:
 Net loss...............        $(7,842)             $(28)          $(5,893)        $(13,735)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation..........              1               --                  2                3
  Amortization of
   unearned compensation
   of founders..........          7,500               --              5,000           12,500
  Amortization of
   unearned compensation
   of stock options.....            100               --                200              300
  Changes in assets and
   liabilities:
   Prepaid expenses and
    other current
    assets..............             (1)              --                (13)             (14)
   Other assets.........             (6)              --                  6              --
   Accounts payable.....             22               --                 10               32
   Accrued liabilities..            145                15               343              488
                                -------              ----           -------         --------
    Net cash used in
     operating
     activities.........            (81)              (13)             (345)            (426)
                                -------              ----           -------         --------
Cash flows used in
 investing activities:
  Acquisition of
   property and
   equipment............             (7)               (1)              (26)             (33)
                                -------              ----           -------         --------
Cash flows from
 financing activities:
  Proceeds from
   subscribed capital...            102                51               --               102
  Proceeds from issuance
   of convertible
   subordinated debt....            --                --                525              525
                                -------              ----           -------         --------
    Net cash provided by
     financing
     activities.........            102                51               525              627
                                -------              ----           -------         --------
Net increase in cash and
 cash equivalents.......             14                37               154              168
Cash and cash
 equivalents at
 beginning of period....            --                --                 14              --
                                -------              ----           -------         --------
Cash and cash
 equivalents at end of
 period.................        $    14              $ 37           $   168         $    168
                                =======              ====           =======         ========
Noncash financing
 activities:
  Unearned compensation
   related to common
   stock issued to
   founders.............        $18,700              $--            $   --          $ 18,700
                                =======              ====           =======         ========
  Unearned compensation
   related to stock
   options issued.......        $   200              $--            $ 1,500         $  1,700
                                =======              ====           =======         ========

   The accompanying notes are an integral part of these financial statements.

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
 (Information as of June 30, 2000 and/or for the period ended June 30, 2000 and
                               1999 is unaudited)
                    (in thousands, except per share amounts)

NOTE 1--THE COMPANY:

  ActiveTelco, Inc. (the "Company") was incorporated in the state of California on March 25, 1999 under the name of Internet Messaging and Telephony Technologies Corporation and changed its name on April 24, 2000 to ActiveTelco, Inc. The Company is in the development stages of designing an internet telephony platform. The platform enables customers to integrate and deliver web-based telephony applications.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of presentation

  The Company has incurred net losses and negative operating cash flows since inception that raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements have been prepared assuming the Company continues in existence as a going concern. Continuation of the Company as a going concern is dependent upon the Company obtaining sufficient working capital or the successful conclusion of the merger agreement signed on August 10, 2000 (see Note 8).

 Use of estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Interim results (unaudited)

  The accompanying balance sheet as of June 30, 2000, the statements of operations and cash flows for the period from March 25, 1999 (date of inception) through June 30, 1999 and for the period from March 25, 1999 (date of inception) through June 30, 2000 and for the six months ended June 30, 2000, the statement of shareholders' deficit for the six months ended June 30, 2000 and the related note disclosures herein are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results for these periods. Results of the interim periods presented are not necessarily indicative of the results to be expected for the full year.

 Cash and cash equivalents

  Cash and cash equivalents include all highly liquid investments, with no restrictions, that have an original maturity of three months or less when purchased.

 Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of five years. Upon disposal, the cost of the asset and related accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations.

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
 (Information as of June 30, 2000 and/or for the period ended June 30, 2000 and
                               1999 is unaudited)
                    (in thousands, except per share amounts)

  In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," management evaluates the Company's long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. As of December 31, 1999 and June 30, 2000, the Company does not consider any assets to be impaired.

 Research and development costs

  Costs incurred related to the research and development are expensed as incurred.

 Income taxes

  The Company accounts for its income taxes in accordance with the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts to be realized.

 Stock options

  The Company accounts for stock compensation arrangements with employees in accordance with provisions of Accounting Principles Board Opinion ("APB No. 25"), "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Under APB No. 25, stock compensation is based on the difference, if any, on the date of grant, between the estimated fair value of the Company's common stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provision of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with, Selling Goods or Services."

 Fair value of financial instruments

  The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued liabilities approximate fair value due to their short maturities. The fair value of the convertible subordinated debt is estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk and remaining maturities.

 Recent accounting pronouncements

  In June 1998, the Financial Accounting Standard Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS No. 133 during its year ended December 31, 2001. To date, the Company has not engaged in derivative or hedging activities.

  In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock compensation--an interpretation of APB Opinion No. 25" ("FIN 44").

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
 (Information as of June 30, 2000 and/or for the period ended June 30, 2000 and
                               1999 is unaudited)
                    (in thousands, except per share amounts)

This Interpretation clarifies the definition of employees for purposes of applying Accounting Practice Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. Management believes that FIN 44 will not have a material effect on the financial position or results of operations of the Company.

NOTE 3--BALANCE SHEET COMPONENTS:

  Property and equipment consists of the following:

                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   Computer equipment and software.....................     $ 4          $21
   Furniture and fixtures..............................       3           12
                                                            ---          ---
                                                              7           33
   Less: Accumulated depreciation......................      (1)          (3)
                                                            ---          ---
   Property and equipment, net.........................     $ 6          $30
                                                            ===          ===

  Depreciation expense totaled $1 and $2 (unaudited) for the period from March 25, 1999 (date of inception) to December 31, 1999 and for the six months ended June 30, 2000, respectively.

  Accrued liabilities consists of the following:

                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   Compensation--related liabilities...................     $116        $269
   Consulting fees.....................................       23         197
   Other...............................................        6          22
                                                            ----        ----
                                                            $145        $488
                                                            ====        ====

NOTE 4--SUBSCRIBED CAPITAL:

  In April 1999, the Company entered into three investment agreements which provided for the issuance of stock to the investors in consideration for $102 in cash. As of December 31, 1999 and June 30, 2000, no such issuance of stock has occurred (see Note 8).

NOTE 5--SHAREHOLDERS' DEFICIT:

  Upon formation of the Company in March 1999, the Company authorized 1,000 shares of $0.001 par value common stock. Upon the reincorporation in April 2000, the original shares were replaced with 100,000 shares of zero par value common stock and 20,000 shares of preferred stock, of which 2,100 shares were designated as series A redeemable convertible preferred stock.

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
 (Information as of June 30, 2000 and/or for the period ended June 30, 2000 and
                               1999 is unaudited)
                    (in thousands, except per share amounts)


NOTE 6--COMMITMENTS:

  The Company rents office facilities under a noncancelable operating lease expiring in November 2000 and March 2001. Rent expense charged to operations was $2 and $8 (unaudited) for the period from March 25, 1999 (date of inception) through December 31, 1999 and for the six months ended June 30, 2000, respectively.
  Future minimum lease payments required under the operating lease as of December 31, 1999 and as of June 30, 2000 are as follows (in thousands):

                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   2000................................................     $15          $17
   2001................................................     --             5
                                                            ---          ---
                                                            $15          $22
                                                            ===          ===

NOTE 7--INCOME TAXES:

  The difference between the statutory income tax rate of 34% and the Company's effective tax rate is primarily due to the valuation allowance provided for deferred tax assets. The Company has provided a valuation allowance due to the uncertainty of generating future taxable income that would allow for the realization of such deferred tax assets.

  The types of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1999 and June 30, 2000 (unaudited) are as follows:

                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   Deferred tax assets:
     Research credit carryfowards......................    $  14        $  55
     Net operating loss carryforwards..................       95          369
     Deferred compensation on stock options............       40          120
                                                           -----        -----
                                                             149          544
     Less: Valuation allowance.........................     (149)        (544)
                                                           -----        -----
     Total deferred tax assets.........................    $ --         $ --
                                                           =====        =====

  The change in valuation allowance for the year ended December 31, 1999 and the six months ended June 30, 2000 (unaudited) was $149 and $395, respectively.

  As at June 30, 2000, the Company has net operating loss carryforwards for federal and state tax purposes of approximately $926 and $926, respectively. The federal carryforwards expire from 2019 to 2020. The state net operating loss carryforwards expire in 2007. The Company also has tax credit carryforwards of approximately $36 and $28 for federal and state tax purposes, respectively, which expire in 2019 to 2020.

  As at December 31, 1999, the Company has net operating loss carryforwards for federal and state tax purposes of approximately $239 and $239, respectively. The federal carryforwards expire in 2020. The state net operating loss carryforwards expire in 2007. The Company also has tax credit carryforwards of approximately $9 and $7 for federal and state tax purposes, respectively, which expire in 2019.

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
 (Information as of June 30, 2000 and/or for the period ended June 30, 2000 and
                               1999 is unaudited)
                    (in thousands, except per share amounts)


  The Internal Revenue Code of 1986, and applicable state tax laws, impose substantial restrictions on the ability of the Company to utilize net operating loss and tax credit carryforwards in the event of an ownership change.

NOTE 8--SUBSEQUENT EVENTS:

 Merger agreement

  On August 10, 2000, the Company signed a non-binding letter of intent with Tut Systems, Inc. ("Tut") that provides for the acquisition of the Company by Tut for 340 shares of Tut common stock and common stock equivalents with an estimated fair market value of $34,600 (the "Proposed Acquisition"). The Proposed Acquisition is expected to be finalized in October 2000. In consideration for promises made in connection with the Company signing the letter of intent Tut has agreed to make a loan to the Company in the amount of $500. The loan will bear interest at 7% per annum and matures one year from the date the Company receives the funds. In the event that Tut withdraws from the Proposed Acquisition, the loan will be forgiven. In the event that the Company withdraws from the acquisition, the loan shall become due and payable immediately.

 Convertible subordinated debt

  During the six months ended June 30, 2000, the Company entered into convertible subordinated debt agreements totaling $525 with various individuals. In August 2000, the Company entered into additional convertible subordinated debt agreements totaling $125. The debt is subordinated to all credit granted to the Company by any bank or other financial institution. The terms of the debt agreements are as follows:

  . Interest accrues on the debt at a rate of 6% per annum from October 1, 2000 and is payable in cash upon conversion of the debt.

  . The principal amount of the debt will automatically convert into a series of preferred stock, to be designated by the board of directors, at 110% of face value in an equity financing in which the Company receives at least $4,000. The unpaid principal amount of the convertible debt should be included in the determination of whether equity financing of at least $4,000 was received by the Company.

  . If equity financing has not occurred by November 30, 2000, the lender will have the right to convert all of the principal into shares of preferred stock at a conversion price per share established by dividing $5,000 by the total number of fully diluted shares of common stock then outstanding.

  . If equity financing has not occurred by March 31, 2001, the lender will have the right to convert all of the principal into shares of common stock at a conversion price per share established by dividing $2,500 by the total number of fully diluted shares of common stock then outstanding.

  . From May 1, 2001 and thereafter, any outstanding principal and accrued interest shall be due and payable 30 days after demand by the lender. Additionally, the Company shall have the right at any time to prepay all or part the debt without penalty.

  . In the event that prior to May 1, 2001, the Company is acquired in a merger or substantially all of the assets of the Company are sold, the principal amount shall be treated as though automatically converted immediately prior to the closing of the acquisition or sale into shares of common stock of the Company, at a rate of approximately $1.05 per share.

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
 (Information as of June 30, 2000 and/or for the period ended June 30, 2000 and
                               1999 is unaudited)
                    (in thousands, except per share amounts)

  . Upon the occurrence of an acquisition subsequent to May 1, 2001, the debt shall lose all conversion features and shall be treated strictly as a debt instrument due and payable 30 days after demand by the lender, subject to the right of the Company at any time to prepay all or part of the debt without penalty.

  In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", management evaluated the Company's convertible subordinated debt to determine whether a beneficial conversion feature existed at the date of issuance. As of June 30, 2000, management concluded that no such beneficial conversion feature existed due to the conversion being based on the occurrence of certain future events. The successful completion of the Proposed Acquisition of the Company by Tut will trigger the automatic conversion of the convertible subordinated debt into common stock of the Company. A beneficial conversion feature resulting in a charge to interest expense will be recorded on the date of completion of the Proposed Acquisition.

 Stock option plan

  Effective July 1, 2000, the board of directors approved the 2000 Dual Stock Option Plan (the "Plan") under which the Company may grant or sell shares of common stock or grant incentive and nonstatutory stock options to employees, consultants and directors. The purchase price of shares related to incentive stock options can be no less than 100% of the fair market value of the stock at the date of grant. The purchase price of shares related to nonstatutory stock options and the grant or sale of common stock can be no less than 85% of the fair market value of the stock at the date of grant or sale. The 2000 Plan generally provides for a vesting period of two to three years from the commencement date, as defined in the plan. The Company has reserved 2,700 shares for issuance under the 2000 Plan.

  On July 1, 2000, the Company granted 494 stock options to employees at an exercise price of $0.005 per share. Approximately 38 of the options vested immediately and the remaining options generally vest over a period of three years from the commencement date, as defined in the Plan, and have an expiration date of ten years from the date of grant. Upon the successful completion of the Proposed Acquisition, all stock options will become immediately exercisable.

  In connection with the grant of options, 426 vested prior to the date of grant and were committed to in the individual's employment agreement. In connection with these options, the Company has determined that the deemed fair market value of the underlying common stock on the commitment date was in excess of the option exercise price at the date of grant. Accordingly, the Company recorded deferred stock compensation of $200 and $1,500 for the period from March 25, 1999 (date of inception) through December 31, 1999 and during the six months ended June 30, 2000, respectively. This amount is being amortized over the vesting periods of the related options, generally three years. The Company recognized compensation expense of $100 and $200 for the period from March 25, 1999 (date of inception) through December 31, 1999 and for the six months ended June 30, 2000.

  Stock-based compensation expense related to equity investments granted to consultants is recognized when earned. At each reporting date, the Company re-values any unvested equity investments using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of the Company's common stock fluctuates. On July 1, 2000, the Company granted 300 stock options to two consultants at an exercise price of $0.005 per share. Of these 300 options, 200 and 100 options vest at a rate of 6 options and 4 options per month, respectively, beginning on December 1, 1999 and May 8,

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
 (Information as of June 30, 2000 and/or for the period ended June 30, 2000 and
                               1999 is unaudited)
                    (in thousands, except per share amounts)

2000, respectively, and have an expiration date of five years from the date of grant. Upon the successful completion of the Proposed Acquisition, 178 stock options granted to consultants will become immediately exercisable. In connection with the grant of stock options to the consultants, the Company recorded stock based compensation of $23 and $173 for the period from March 25, 1999 (date of inception) through December 31, 1999 and June 30, 2000, respectively. This was estimated based on the fully vested shares as of December 31, 1999 and June 30, 2000.

 Series A redeemable convertible preferred stock

  Effective July 1, 2000, the board of directors approved the issuance of 2,100 shares of redeemable convertible series A preferred stock to three investors in consideration for $102 paid to the Company during 1999 (see Note 4). The rights, preferences and privileges of the holders of the preferred stock are as follows:

  . The holders of the series A redeemable convertible preferred stock are entitled to receive dividends at a rate of 6% per annum in preference and priority to holders of the Company's common stock. The dividend rights are not cumulative.

  . In the event of liquidation or dissolution, no distributions shall be made on shares of common stock without first distributing to holders of shares of series A redeemable convertible preferred stock the amount of the initial sales price for each share plus all declared but unpaid dividends. The remaining proceeds, if any, shall be allocated among the holders of the common stock in proportion to the number of shares held by them. If the assets are insufficient to permit the payment of the full preferential amount they shall be distributed ratably among the holders of the series A redeemable convertible preferred stock.

  . The series A redeemable convertible preferred stock shall be redeemable in cash at any time at the option of the board of directors in whole or in part at a redemption price per share equal to the initial sales price plus all declared but unpaid dividends. The method of selecting the shares to be redeemed shall be at the discretion of the board of directors.

  . The holders of the series A redeemable convertible preferred stock shall have the right and option, at any time, to convert all or part of the holder's shares into shares of common stock at the rate of one share of common stock for each share of series A redeemable convertible preferred stock. All outstanding shares shall automatically convert into common stock upon the consummation of an underwritten public offering of common stock, upon the vote, consent or agreement of holders of a majority of shares of series A redeemable convertible preferred stock, or at such time that less than 30% of originally issued shares of series A redeemable convertible preferred stock remain outstanding.

  . The holders of the series A redeemable convertible preferred stock vote equally with shares of common stock on an "as-if-converted" basis.

  In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," management evaluated the Company's Series A redeemable convertible preferred stock to determine whether a beneficial conversion feature existed at the date of issuance. At the date of issuance, the deemed fair value of the common stock was $3.90 per share, resulting in beneficial conversion feature. EITF 98-5 limits the beneficial conversion feature to the proceeds and accordingly $102 is the estimated charge. This beneficial conversion feature will be recorded during the three months ended September 30, 2000.

                               ACTIVETELCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(continued)
 (Information as of June 30, 2000 and/or for the period ended June 30, 2000 and
                               1999 is unaudited)
                    (in thousands, except per share amounts)


 Common stock

  Effective July 1, 2000, the board of directors approved the issuance of 5,200 shares of common stock to the founders. As of June 30, 2000, the Company has the right to repurchase 1,733 shares of the common stock issued to the founders. The remainder of the shares were for previously provided services and contributed intellectual property. The repurchase right will lapse monthly through June 30, 2001. Upon completion of the Proposed Acquisition of the Company by Tut, all repurchase rights will be terminated.

  The value of the services and intellectual property contributed was based on the deemed fair value of the unrestricted shares and was estimated to be $18,700. The services completed and the intellectual property contributed by July 1, 2000 resulted in compensation expense of $7,500 and $5,000 which was recorded during the period from March 25, 1999 (date of inception) through December 31, 1999 and during the six months ended June 30, 2000. At June 30, 2000, the Company deferred compensation of $6,200 in respect of the future services to be provided by the founders and this will be amortized over the repurchase period.

  In connection with the issuance of these shares and other actions by the founders there will be an obligation for the Company to withhold certain taxes of between $100 to $1,900. The Company must remit such taxes to the Federal and state tax authorities, however, the taxes are the ultimate responsibility of the founders and the Company expects to be reimbursed from the founders for these amounts.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of our common stock being registered. All amounts are estimates except the registration fee.

                                                                       Amount To
                                                                        Be Paid
                                                                       ---------
   Registration Fee................................................... $  8,528
   NASD and Blue Sky Fees and Expenses................................   25,000
   Legal Fees and Expenses............................................   50,000
   Accounting Fees and Expenses.......................................   75,000
   Miscellaneous......................................................   26,472
                                                                       --------
     Total............................................................ $185,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  Our Certificate of Incorporation provides for the indemnification of directors to the maximum extent permissible under Delaware law.

  Our Bylaws provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our Bylaws permit such indemnification.

  We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right arising out of such person's services as our director, officer, employee, agent or fiduciary, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. The agreements do not provide for indemnification in cases where (i) the claim is brought by the indemnified party, (ii) the indemnified party has not acted in good faith; (iii) the claim arises under Section 16(b) of the Exchange Act; or (iv) the indemnified party has engaged in acts, omissions or transactions for which the indemnified party is prohibited from receiving indemnification under the agreement or applicable law. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 15. Recent Sales of Unregistered Securities

  (a) In the three years prior to the date of this Registration Statement, we have issued and sold the following unregistered securities. The transactions set forth below occurring prior to September 29, 1998 do not reflect a four for one reverse split of our common stock effected on such date.

    (1) On August 18, 1997, we sold 9,937 shares of our common stock upon the exercise of options at a price of $0.12 per share.

    (2) On August 27, 1997, we issued a warrant to purchase up to 2,667,343 shares of our Series G preferred stock, which automatically converted to our common stock upon the closing of our initial public offering, exercisable at a price of $2.50 per share to Microsoft Corporation in connection with the licensing and marketing arrangement entered into between the two companies.

    (3) On September 2, 1997, we sold 9,302 shares of our common stock upon the exercise of options at a price of $0.12 per share.

    (4) On September 15, 1997, we sold 127,607 shares of our common stock upon the exercise of options at a price of $0.09 per share.

    (5) On October 21, 1997, we sold 15,625 shares of our common stock upon the exercise of options at a price of $0.12 per share.

    (6) On November 17, 1997, we sold 2,500 shares of our common stock upon the exercise of options at a price of $0.13 per share.

    (7) On December 1, 1997, we sold 822 shares of our common stock upon the exercise of options at a price of $0.12 per share.

    (8) On December 16, 1997, we sold 3,752,098 shares of our Series G preferred stock, which automatically converted to our common stock upon the closing of our initial public offering, to 20 investors at an as-converted price of $3.00 per share, payable in cash.

    (9) On December 31, 1997, we sold 14,500 shares of our Series G preferred stock, which automatically converted to our common stock upon the closing of our initial public offering, to 3 investors at an as-converted price of $3.00 per share, payable in cash.

    (10) On January 23, 1998, we sold 2,708 shares of our common stock upon the exercise of options at a price of $0.13 per share.

    (11) On January 30, 1998, we sold 7,333 shares of our Series G preferred stock, which automatically converted to our common stock upon the closing of our initial public offering, to 2 investors at an as-converted price of $3.00 per share, payable in cash.

    (12) On March 10, 1998, we sold 1,600 shares of our common stock upon the exercise of options at a price of $0.12 per share.

    (13) On March 16, 1998, we sold 891,079 shares of our Series G preferred stock, which automatically converted to our common stock upon the closing of our initial public offering, to 6 investors at an as-converted price of $3.00 per share, payable in cash.

    (14) On April 10, 1998, we sold 5,417 shares of our common stock upon the exercise of options at a price of $0.13 per share.

    (15) On April 16, 1998, we sold 333,333 shares of our Series G preferred stock, which automatically converted to our common stock upon the closing of this offering, to one investor at an as-converted price of $3.00 per share, payable in cash.

    (16) On April 19, 1998, we sold 1,042 shares of our common stock upon the exercise of options at a price of $0.60 per share.

    (17) On May 22, 1998, we sold 1,657 shares of our Series G preferred stock, which automatically converted to our common stock upon the closing of our initial public offering, to one investor at an as-converted price of $3.00 per share, payable in cash.

    (18) On June 22, 1998, we sold 5,833 shares of our common stock upon the exercise of options at a price of $0.13 per share.

    (19) On June 30, 1998, we sold 1,000 shares of our common stock upon the exercise of options at a price of $0.09 per share.

    (20) On July 8, 1998, we sold 12,500 shares of our common stock upon the exercise of options at a price of $0.12 per share.

    (21) On July 10, 1998, we sold 28,749 shares of our common stock upon the exercise of options at prices of $0.09, $0.12 and $0.13 per share.

    (22) On July 14, 1998, we sold 2,080 shares of our common stock upon the exercise of options at a price of $0.12 per share.

    (23) On July 16, 1998, we sold 194,000 shares of our common stock upon the exercise of options at prices of $0.09 and $0.12 per share.

    (24) On July 29, 1998, we sold 104,896 shares of our common stock upon the exercise of options at prices of $0.13 and $0.60 per share.

    (25) On August 17, 1998, we sold 5,972 shares of our common stock upon the exercise of options at prices of $0.12 and $0.13 per share.

    (26) On August 18, 1998, we sold 15,044 shares of our common stock upon the exercise of options at prices of $0.09 and $0.13 per share.

    (27) On August 19, 1998, we sold 43,752 shares of our common stock upon the exercise of options at a price of $0.13 per share.

    (28) On August 26, 1998, we sold 917 shares of our common stock upon the exercise of options at a price of $0.09 per share.

    (29) On August 28, 1998, we sold 2,531 shares of our common stock upon the exercise of options at a prices of $0.12 and $0.13 per share.

    (30) On September 17, 1998, we sold 3,395 shares of our common stock upon the exercise of options at a prices of $0.12 and $0.13 per share.

    (31) On September 18, 1998, we sold 11,000 shares of our common stock upon the exercise of options at a price of $0.09 per share.

    (32) On September 22, 1998, we sold 7,500 shares of our common stock upon the exercise of options at a price of $0.09 per share.

    (33) On November 24, 1998, we sold 1,250 shares of our common stock upon the exercise of options at a price of $2.00 per share.

    (34) On November 30, 1998, we sold 1,187 shares of our common stock upon the exercise of options at a price of $0.48 per share.

    (35) On December 4, 1998, we sold 416 shares of our common stock upon the exercise of options at a price of $0.52 per share.

    (36) On December 18, 1998, we issued a warrant to purchase 55,000 shares of our common stock exercisable at a price of $14.00 per share to TBCC Funding Trust II, a Delaware Business Trust, in connection with the loan and security arrangement entered into between TransAmerica Business Credit Corporation and the Registrant. The warrant expires on December 18, 2003.

    (37) On December 22, 1998, we sold 2,049 shares of our common stock upon the exercise of options at a price of $0.36 per share.

    (38) On December 29, 1998, we sold 1,329 shares of our common stock upon the exercise of options at prices of $0.48 and $0.52 per share.

    (39) On December 30, 1998, we sold 4,250 shares of our common stock upon the exercise of options at prices of $0.36, $0.48 and $0.52 per share.

    (40) On January 4, 1999, we sold 9,750 shares of our common stock upon the exercise of options at prices of $0.48, $0.52 and $2.00 per share.

    (41) On January 5, 1999, we sold 6,901 shares of our common stock upon the exercise of options at prices of $0.48 and $0.52 per share.

    (42) On January 6, 1999, we sold 445 shares of our common stock upon the exercise of options at prices of $0.48, $0.52 and $2.00 per share.

    (43) On January 8, 1999, we sold 125 shares of our common stock upon the exercise of options at a price of $2.00 per share.

    (44) On January 18, 1999, we sold 10,000 shares of our common stock upon the exercise of options at a price of $0.48 per share.

    (45) On January 19, 1999, we sold 1,052 shares of our common stock upon the exercise of options at prices of $0.48 and $0.52 per share.

    (46) On January 20, 1999, we sold 1,939 shares of our common stock upon the exercise of options at prices of $0.48 and $0.52 per share.

    (47) On January 21, 1999, we sold 401 shares of our common stock upon the exercise of options at a price of $0.52 per share.

    (48) On January 22, 1999, we sold 20,468 shares of our common stock upon the exercise of options at prices of $0.48, $0.52 and $2.40 per share.

    (49) On January 23, 1999, we sold 5,077 shares of our common stock upon the exercise of options at prices of $0.52 and $2.40 per share.

    (50) On January 25, 1999, we sold 13,113 shares of our common stock upon the exercise of options at prices of $0.48, $0.52, $2.00 and $2.40 per share.

    (51) On January 26, 1999, we sold 23,000 shares of our common stock upon the exercise of options at prices of $0.36, $0.52, $2.00, $3.60 per share.

    (52) On January 28, 1999, we sold 6,253 shares of our common stock upon the exercise of options at prices of $.036, $0.48, $0.52 and $2.40 per share.

    (53) On January 28, 1999, we sold 666,836 shares of our common stock upon exercise of the warrant issued to Microsoft on August 27, 1997 at a price of $2.50 per share.

    (54) On February 1, 1999, we sold 885 shares of our common stock upon the exercise of options at a price of $0.52 per share.

    (55) On February 8, 1999, we sold 5,452 shares of our common stock upon the exercise of options at prices of $0.48 and $0.52 per share.

    (56) On February 12, 1999, we sold 1,953 shares of our common stock upon the exercise of options at a price of $0.52 per share.

    (57) On February 22, 1999, we sold 2,292 shares of our common stock upon the exercise of options at a price of $0.52 per share.

    (58) On March 1, 1999, we sold 125 shares of our common stock upon the exercise of options at a price of $0.52 per share.

    (59) On March 8, 1999, we sold 595 shares of our common stock upon the exercise of options at a price of $0.52 per share.

    (60) On March 10, 1999, we sold 654 shares of our common stock upon the exercise of options at a price of $0.52 per share.

    (61) On March 19, 1999, we sold 1,385 shares of our common stock upon the exercise of options at a price of $0.52 per share.

    (62) On April 20, 1999, we sold 937 shares of our common stock upon the exercise of options at a price of $0.48 per share.

    (63) On May 18, 1999, we sold 1,500 shares of our common stock upon the exercise of options at a price of $8.00 per share.

    (64) On June 8, 1999, we issued 168,679 of our common shares in connection with the acquisition of PublicPort, Inc.

    (65) On June 23, 1999, we sold 301 shares of our common stock upon the exercise of options at prices of $0.36, $2.00 and $8.00 per share.

    (66) On June 30, 1999, we sold 5,000 shares of our common stock upon the exercise of options at a price of $12.00 per share.

    (67) On July 8, 1999, we sold 5,493 shares of our common stock upon the exercise of options at prices of $0.52, $2.40 and $3.60 per share.

    (68) On July 13, 1999, we sold 312 shares of our common stock upon the exercise of options at a price of $0.52 per share.

    (69) On July 21, 1999, we sold 1,666 shares of our common stock upon the exercise of options at a price of $0.52 per share.

    (70) On November 12, 1999, we issued 116,370 of our common shares in connection with the acquisition of Vintel Communications, Inc.

    (71) On December 27, 1999, we sold 36,645 shares of our common stock at a price per share of $14.00 in a cashless exchange for 18,355 shares of our common stock pursuant to the exercise of a warrant issued December 18, 1998.

    (72) On May 26, 2000, we issued 439,137 of our common shares in connection with the acquisition of Xstreamis Ltd.

  (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth above.

  (c) The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D or Regulation S promulgated thereunder (with respect to items 2, 8, 9, 11, 13, 15, 17, 36, 53, 64, 69, 71), or Rule 701
promulgated under Section 3(b) of the Securities Act (with respect to all other items listed above) as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits



   2.1 Agreement and Plan of Reorganization dated as of October 15, 1999, by and among Tut Systems, Inc., Vintel Acquisition Corp., and Vintel
          Communications, Inc.(4)

   2.2 Agreement and Plan of Reorganization dated as of June 8, 1999, by and among Tut Systems, Inc., Public Port Acquisition Corporation, and
          Public Port, Inc.(3)

   2.3 Agreement and Plan of Reorganization dated as of November 16, 1999, by and among Tut Systems, Inc., Fortress Acquisition Corporation and
          FreeGate Corporation.(5)

   2.4   Asset Purchase Agreement by and between Tut Systems, Inc. and OneWorld
          Systems, Inc. dated as of February 3, 2000.(6)

   2.5   Amendment No. 1 to Asset Purchase Agreement by and between Tut
          Systems, Inc. and OneWorld Systems, Inc. dated as of February 17,
          2000.(6)

   2.6 Agreement for the sale and purchase of the entire share capital of Xstreamis plc, by and among Tut Systems, Inc., the shareholders of Xstreamis plc and Philip Corbishley.(8)

   3.1   Second Amended and Restated Certificate of Incorporation of
          Registrant.(1)

   3.2   Bylaws of Registrant, as currently in effect.(1)

   4.1   Specimen Common Stock Certificate.(1)

   5.1   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

  10.1 1992 Stock Plan, as amended, and form of Stock Option Agreement thereunder.(1)

  10.2   1998 Stock Plan and forms of Stock Option Agreement and Stock Purchase
          Agreement thereunder.(1)

  10.3   1998 Employee Stock Purchase Plan, as amended.(2)

  10.4   1998 Stock Plan Inland Revenue Approved Rules for UK Employees.(6)

  10.5   American Capital Marketing, Inc. 401(k) Plan.(1)

  10.6   Fourth Amended and Restated Shareholders' Rights Agreement, dated
          December 16, 1997, between Registrant and certain stockholders.(1)

  10.7   Lease by and between Pleasant Hill Industrial Park Associates, a
          California Limited Partnership, and Registrant dated April 4, 1995, as amended.(1)

  10.8 Office Building Lease between Petula Associates, Ltd., an Iowa corporation, and Principal Mutual Life Insurance Co., an Iowa corporation, doing business as RC Creekside Phase VI and Registrant dated April 25, 1997.(1)

  10.9   Licensing and Cooperative Marketing Agreement between Microsoft
          Corporation and Registrant dated August 27, 1997, as modified and restated on July 30, 1998.(1)

  10.10 Form of Indemnification Agreement entered into between Registrant and each director and officer.(1)

  10.11  Employment Agreement by and between Tut Systems, Inc., FreeGate
          Corporation and Sandy Benett dated as of November 17, 1999.(6)

  10.12  Non-competition Agreement by and between Tut Systems, Inc. FreeGate
          Corporation and Sandy Benett dated as of November 17, 1999.(6)

  10.13  Agreement and General Release between Registrant and And Yet, Inc.
          dated July 31, 1998.(1)

  10.14 Software License Agreement between RouterWare, Inc. and Registrant dated December 16, 1997.(1)



  10.15  Home Phoneline Promoters Agreement by and between IBM Corporation,
          Hewlett-Packard Company, Compaq Computer Corporation, Advanced Micro
          Devices, Inc., Intel Corporation, Epigram, Inc., AT&T Wireless
          Services Inc., 3Com Corporation, Rockwell Semiconductor Systems, Inc.
          and Lucent Technologies Inc. dated June 1, 1998.(1)

  10.16 Master Agreement between Registrant and Compaq Computer Corporation dated April 21, 1998 including supplements thereto.(1)

  10.17 Loan Agreement, General Security Agreement, and Collateral Assignment and Patent Mortgage and Security Agreement with Imperial Bank, each dated August 16, 1997.(1)

  10.18  Loan and Security Agreement, Streamlined Facility Agreement, Revolving
          Credit Note, Patent and Trademark Security Agreement, Security
          Agreement in Copyrighted Works and Stock Subscription Warrant between
          Registrant and TransAmerica Business Credit Corporation, each dated
          December 18, 1998.(1)

  10.19 Extension Agreement among Registrant, And Yet, Inc. and Marty Graham dated December 21, 1998.(1)

  10.20 Registration Rights Agreement, dated as of May 26, 2000, by and between Registrant and Xstreamis Plc stockholders listed therein.

  10.21  Commercial Office Lease between Las Positas LLC and Registrant, dated
          March 8, 2000.(7)

  10.22  Retention and Change of Control Plan.(9)

  10.23  Employee Retention and Change of Control Plan and Summary Plan
          Description.(9)

  10.24  Non-Qualified Stock Option Agreement issued to Mark Carpenter on March
          3, 2000.(9)

  11.1 Calculation of earnings per share (contained in Note 2 of Notes to Financial Statements).

  21.1   List of Subsidiaries of Registrant.

  23.1   Consent of Independent Accountants.

  23.2   Consent of Independent Auditors.

  23.3   Consent of Independent Accountants.

  23.4   Consent of Independent Accountants.

  23.5   Consent of Independent Accountants.

  23.6   Consent of Counsel (included in Exhibit 5.1).

  24.1   Power of Attorney (See page II-10).

  27     Financial Data Schedule.

--------
(1) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-60419) as declared effective by the Securities and Exchange Commission on January 28, 1999.
(2) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
(3) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
(4) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
(5) Incorporated by reference to our Current Report on Form 8-K dated February 14, 2000.
(6) Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1999.
(7) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-31446) as declared effective by the Securities and Exchange Commission on March 23, 2000.
(8) Incorporated by reference to our Current Report on Form 8-K dated June 9, 2000.
(9) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

  (b) Financial Statement Schedules

   Report of Independent Accountants on Financial Statement Schedule........ S-1
   Schedule II--Valuation and Qualifying Accounts........................... S-2

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The registrant hereby undertakes that:

    1. For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the day of September 18, 2000.


                                          Tut Systems, Inc.

                                                    /s/ Nelson Caldwell
                                          By___________________________________
                                              Nelson Caldwell Vice President,
                                             Finance, Chief Financial Officer
                                                       and Secretary

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Tut Systems, Inc. hereby constitutes and appoints Nelson Caldwell as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name and place in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, to sign any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Salvatore D'Auria          President, Chief Executive September 18, 2000
______________________________________  Officer and Chairman of
          Salvatore D'Auria             the Board (Chief
                                        Executive Officer)

         /s/ Nelson Caldwell           Vice President, Finance,   September 18, 2000
______________________________________  Chief Financial Officer
           Nelson Caldwell              and Secretary (Chief
                                        Financial and Accounting
                                        Officer)

          /s/ Matthew Taylor           Chief Technical Officer    September 18, 2000
______________________________________  and Director
            Matthew Taylor

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Saul Rosenzweig           Director                   September 18, 2000
______________________________________
           Saul Rosenzweig

         /s/ Brion Applegate           Director                   September 18, 2000
______________________________________
           Brion Applegate

           /s/ Neal Douglas            Director                   September 18, 2000
______________________________________
             Neal Douglas

      /s/ Clifford H. Higgerson        Director                   September 18, 2000
______________________________________
        Clifford H. Higgerson

           /s/ David Spreng            Director                   September 18, 2000
______________________________________
             David Spreng

       /s/ George M. Middlemas         Director                   September 18, 2000
______________________________________
         George M. Middlemas

          /s/ Roger H. Moor            Director                   September 18, 2000
______________________________________
            Roger H. Moore

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Stockholders and Board of Directors of Tut Systems, Inc.

  Our audits of the consolidated financial statements referred to in our report dated January 20, 2000, except as to Note 14 which is as of March 1, 2000, appearing in this Registration Statement on Form S-1 of Tut Systems, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement. In our opinion, the financial statement schedule represents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 20, 2000

                                                                     SCHEDULE II

                               TUT SYSTEMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                                Addition
                                   Balance at (reductions)             Balance
                                   Beginning  to Costs and             at End
                                   of Period    Expenses   Write-offs of Period
                                   ---------- ------------ ---------- ---------
Allowance for doubtful accounts:
  Year ended December 31, 1997...   $    20      $   14       $ (5)    $    29
  Year ended December 31, 1998...        29         104        (18)        115
  Year ended December 31, 1999...       115         235        (15)        335
Valuation allowance for deferred
 tax assets:
  Year ended December 31, 1997...     5,642       3,339        --        8,981
  Year ended December 31, 1998...     8,981       5,290        --       14,271
  Year ended December 31, 1999...    14,271       5,625        --       19,896
Allowance for excess and obsolete
 inventory:
  Year ended December 31, 1997...       --           72        (65)          7
  Year ended December 31, 1998...         7         203        (95)        115
  Year ended December 31, 1999...       115         340        (37)        418

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
   2.1   Agreement and Plan of Reorganization dated as of October 15, 1999, by and among Tut Systems, Inc., Vintel Acquisition Corp., and Vintel
          Communications, Inc.(4)

   2.2 Agreement and Plan of Reorganization dated as of June 8, 1999, by and among Tut Systems, Inc., Public Port Acquisition Corporation, and
          Public Port, Inc.(3)

   2.3 Agreement and Plan of Reorganization dated as of November 16, 1999, by and among Tut Systems, Inc., Fortress Acquisition Corporation and
          FreeGate Corporation.(5)

   2.4   Asset Purchase Agreement by and between Tut Systems, Inc. and OneWorld
          Systems, Inc. dated as of February 3, 2000.(6)

   2.5   Amendment No. 1 to Asset Purchase Agreement by and between Tut
          Systems, Inc. and OneWorld Systems, Inc. dated as of February 17,
          2000.(6)

   2.6 Agreement for the sale and purchase of the entire share capital of Xstreamis plc, by and among Tut Systems, Inc., the shareholders of Xstreamis plc and Philip Corbishley.(8)

   3.1   Second Amended and Restated Certificate of Incorporation of
          Registrant.(1)

   3.2   Bylaws of Registrant, as currently in effect.(1)

   4.1   Specimen Common Stock Certificate.(1)

   5.1   Opinion of Akin, Gump, Strauss, Hauer & Feld L.L.P.

  10.1 1992 Stock Plan, as amended, and form of Stock Option Agreement thereunder.(1)

  10.2   1998 Stock Plan and forms of Stock Option Agreement and Stock Purchase
          Agreement thereunder.(1)

  10.3   1998 Employee Stock Purchase Plan, as amended.(2)

  10.4   1998 Stock Plan Inland Revenue Approved Rules for UK Employees.(6)

  10.5   American Capital Marketing, Inc. 401(k) Plan.(1)

  10.6   Fourth Amended and Restated Shareholders' Rights Agreement, dated
          December 16, 1997, between Registrant and certain stockholders.(1)

  10.7   Lease by and between Pleasant Hill Industrial Park Associates, a
          California Limited Partnership, and Registrant dated April 4, 1995, as amended.(1)

  10.8 Office Building Lease between Petula Associates, Ltd., an corporation, and Principal Mutual Life Insurance Co., an Iowa corporation, doing business as RC Creekside Phase VI and Registrant dated April 25,
          1997.(1)

  10.9   Licensing and Cooperative Marketing Agreement between Microsoft
          Corporation and Registrant dated August 27, 1997, as modified and restated on July 30, 1998.(1)

  10.10 Form of Indemnification Agreement entered into between Registrant and each director and officer.(1)

  10.11  Employment Agreement by and between Tut Systems, Inc., FreeGate
          Corporation and Sandy Benett dated as of November 17, 1999.(6)

  10.12  Non-competition Agreement by and between Tut Systems, Inc. FreeGate
          Corporation and Sandy Benett dated as of November 17, 1999.(6)

  10.13  Agreement and General Release between Registrant and And Yet, Inc.
          dated July 31, 1998.(1)

  10.14 Software License Agreement between RouterWare, Inc. and Registrant dated December 16, 1997.(1)

 Exhibit
 Number                                Description
 -------                               -----------
  10.15  Home Phoneline Promoters Agreement by and between IBM Corporation,
          Hewlett-Packard Company, Compaq Computer Corporation, Advanced Micro
          Devices, Inc., Intel Corporation, Epigram, Inc., AT&T Wireless
          Services Inc., 3Com Corporation, Rockwell Semiconductor Systems, Inc.
          and Lucent Technologies Inc. dated June 1, 1998.(1)

  10.16 Master Agreement between Registrant and Compaq Computer Corporation dated April 21, 1998 including supplements thereto.(1)

  10.17 Loan Agreement, General Security Agreement, and Collateral Assignment and Patent Mortgage and Security Agreement with Imperial Bank, each dated August 16, 1997.(1)

  10.18  Loan and Security Agreement, Streamlined Facility Agreement, Revolving
          Credit Note, Patent and Trademark Security Agreement, Security
          Agreement in Copyrighted Works and Stock Subscription Warrant between
          Registrant and TransAmerica Business Credit Corporation, each dated
          December 18, 1998.(1)

  10.19 Extension Agreement among Registrant, And Yet, Inc. and Marty Graham dated December 21, 1998.(1)

  10.20 Registration Rights Agreement, dated as of May 26, 2000, by and between Registrant and Xstreamis plc stockholders listed therein.

  10.21  Commercial Office Lease between Las Positas LLC and Registrant, dated
          March 8, 2000.(7)

  10.22  Retention and Change of Control Plan.(9)

  10.23  Employee Retention and Change of Control Plan and Summary Plan
          Description.(9)

  10.24  Non-Qualified Stock Option Agreement issued to Mark Carpenter on March
          3, 2000.(9)

  11.1 Calculation of earnings per share (contained in Note 2 of Notes to Financial Statements).

  21.1   List of Subsidiaries of Registrant.

  23.1   Consent of Independent Accountants.

  23.2   Consent of Independent Auditors.

  23.3   Consent of Independent Accountants.

  23.4   Consent of Independent Accountants.

  23.5   Consent of Independent Accountants.

  23.6   Consent of Counsel (included in Exhibit 5.1).

  24.1   Power of Attorney (See page II-10).

  27     Financial Data Schedule.

--------
(1) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-60419) as declared effective by the Securities and Exchange Commission on January 28, 1999.
(2) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
(3) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
(4) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
(5) Incorporated by reference to our Current Report on Form 8-K dated February 14, 2000.
(6) Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1999.
(7) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-31446) as declared effective by the Securities and Exchange Commission on March 23, 2000.
(8) Incorporated by reference to our Current Report on Form 8-K dated June 9, 2000.
(9) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.